SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

Wendy’s International, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Notice of 2004 Annual Meeting of Shareholders,

Proxy Statement, Financial Statements and Other Information

Contents

Notice of Annual Meeting of Shareholders
1	Proxy Statement
1	Voting Securities and Principal Holders Thereof
3	Election of Directors
6	Other Director Information, Committees of Directors and Corporate Governance Information
10	Audit Committee Report
11	Compensation of Management
11	Summary Compensation Table
12	Options Granted in Last Fiscal Year
13	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
13	Report of the Compensation Committee on Executive Compensation
17	Comparison of Five-Year Total Return for Wendy’s International, Inc., the Peer Group Index and the S&P 500 Index
18	Executive Agreements
19	Certain Transactions Involving Management or 5% Shareholders
20	Ratification of Independent Public Accountants
20	Approval of the Wendy’s International, Inc. 2003 Stock Incentive Plan
28	Equity Compensation Plan Information
29	Other Matters
A-1	Annex A — Audit Committee Charter
B-1	Annex B — Audit Committee Pre-Approval Policy
C-1	Annex C — Wendy’s International, Inc. 2003 Stock Incentive Plan

Financial Statements and Other Information
AA-1	Management’s Discussion and Analysis
AA-24	Consolidated Statements of Income
AA-25	Consolidated Balance Sheets
AA-26	Consolidated Statements of Cash Flows
AA-27	Consolidated Statements of Shareholders’ Equity
AA-28	Consolidated Statements of Comprehensive Income
AA-29	Notes to the Consolidated Financial Statements
AA-48	Management’s Statement of Responsibility for Financial Statements, Report of Independent Auditors
AA-49	Officers and Directors
AA-50	Market for Common Stock and Related Stockholder Matters
AA-50	Selected Financial Data
AA-51	Safe Harbor Statement
Map to Wendy’s Annual Meeting

WENDY’S INTERNATIONAL, INC.

P.O. Box 256

Dublin, Ohio 43017-0256

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wendy’s International, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Wendy’s International, Inc. (the “Company”) will be held at the Veterans Memorial, 300 West Broad Street, Columbus, Ohio 43215, on Thursday, April 22, 2004, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To elect four Directors, each for a term of three years.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current year.

3.	To approve the Company’s 2003 Stock Incentive Plan.

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 1, 2004 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

YOUR VOTE IS IMPORTANT

Again this year we are offering registered shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. Voting your shares by the enclosed Proxy, or electronically through the internet or by telephone, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically through the internet or by telephone.

/s/ LEON M. McCORKLE, JR.

LEON M. McCORKLE, JR.

Secretary

Dublin, Ohio

March 2, 2004

WENDY’S INTERNATIONAL, INC.

P.O. Box 256

Dublin, Ohio 43017-0256

(614) 764-3100

PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Thursday, April 22, 2004, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company. A shareholder may also choose to vote electronically by accessing the internet site or by using the toll-free telephone number stated on the form of Proxy. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing, by accessing the internet site, by using the toll-free telephone number stated on the form of Proxy, or in open meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated Proxy, by a later-dated electronic vote through the internet site, by using the toll-free telephone number stated on the form of Proxy, or by voting at the open meeting. All properly executed Proxies received by the Board of Directors, and properly authenticated electronic votes recorded through the internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as Directors of the nominees listed below under “ELECTION OF DIRECTORS”, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants of the Company for the current year, and “FOR” approval of the Company’s 2003 Stock Incentive Plan.

Solicitation of Proxies may be made by mail, personal interview and telephone by Officers, Directors and regular employees of the Company, and by employees of the Company’s transfer agent, American Stock Transfer and Trust Company. In addition, the Company has retained, at an estimated cost of $10,000 plus reasonable expenses, Georgeson Shareholder Communications, Inc., a firm specializing in proxy solicitations. The Company will reimburse its transfer agent, banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in sending proxy materials to shareholders.

The internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that will be borne by the shareholder.

This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 9, 2004.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights

The total number of outstanding shares entitled to vote at the meeting is 114,410,324, and only shareholders of record at the close of business on March 1, 2004, are entitled to notice of and to vote at the meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting must notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy, and votes recorded through the internet or by telephone, would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to the Company to own beneficially more than 5% of the outstanding common shares of the Company as of March 1, 2004:

(1) Title of Class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership		(4) Percent of class
Common shares	Barrow, Hanley, Mewhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Avenue 15th Floor Dallas, Texas 75204-2429	6,514,460	(a)	5.7%

(a)	As of December 31, 2003.

Security Ownership of Management

The following table sets forth, as of March 1, 2004, information with respect to the Company’s common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table set forth on page 11 of this Proxy Statement and by all Directors and Executive Officers as a group:

(1) Title of Class	(2) Name of beneficial owner	(3) Amount and nature of beneficial ownership (a) (b)	(4) Percent of class
(All of these are	John T. Schuessler	393,659.3%
common shares.)	Kerrii B. Anderson	149,222.1%
	Paul D. House	226,422.2%
	Ann B. Crane (c)	2,500	—
	Ernest S. Hayeck	16,425	—
	Janet Hill	17,125	—
	Thomas F. Keller	17,936	—
	William E. Kirwan (d)	4,550	—
	True H. Knowles	3,375	—
	David P. Lauer	197,577.2%
	James F. Millar (e)	3,000	—
	James V. Pickett	84,872.1%
	John R. Thompson (f)	0	—
	J. Randolph Lewis (f)	0	—
	Donald F. Calhoon	61,842.1%
	George Condos	158,252.1%
	Thomas J. Mueller	173,532.2%
	All Directors and Executive Officers as a group (24 persons)	2,210,532	1.9%

(a)	The amounts reflected in this table include common shares in which there is shared voting and investment power.
(b)	Includes options exercisable within 60 days following March 1, 2004.
(c)	Ms. Crane became a Director on July 23, 2003.
(d)	Dr. Kirwan became a Director on February 20, 2001.
(e)	Mr. Millar became a Director on November 1, 2001.
(f)	Nominee for Director.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its Directors and Executive Officers in completing and filing those reports. The Company believes that all filing requirements applicable to its Directors and Executive Officers were complied with during the last completed fiscal year, except that one Form 4, disclosing stock options granted by the Company on April 23, 2003, was filed approximately one week late by the Company on behalf of each of the following Directors and Executive Officers: John T. Schuessler, Kerrii B. Anderson, Ernest S. Hayeck, Janet Hill, Paul D. House, Thomas F. Keller, William E. Kirwan, True H. Knowles, David P. Lauer, James F. Millar, James V. Pickett, Thekla R. Shackelford, John F. Brownley, Donald F. Calhoon, Jonathan F. Catherwood, Kathie T. Chesnut, George Condos, John M. Deane, Brion G. Grube, Lawrence A. Laudick, Leon M. McCorkle, Jr., Kathleen A. McGinnis, Thomas J. Mueller, and Ronald E. Musick. The Company has since revised its procedures related to the preparation and filing of ownership forms.

ELECTION OF DIRECTORS

The Board of Directors has designated the following nominees for election as Directors of the Company with their terms to expire in 2007:

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Janet Hill	56	Vice President, Alexander & Associates, Inc., Washington, D.C. Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm. (1)	1994

Paul D. House	60	President and Chief Operating Officer, The TDL Group Corp., Oakville, Ontario, Canada. Mr. House has been the Chief Operating Officer of The TDL Group Corp. since January, 1992. He assumed his current position on December 29, 1995. The TDL Group Corp. franchises and operates Tim Hortons restaurants.	1998

John R. Thompson	52	Senior Vice President and General Manager, BestBuy.com, a subsidiary of Best Buy Co., Inc. Mr. Thompson joined Best Buy in April, 2001 as Senior Vice President of Supply Chain and Business Systems. He was Chief Information Officer and Senior Vice President for Customer Service, Information Systems, Distribution, Logistics and e-Business at Liz Claiborne, Inc. from February, 1995 to March, 2001. Mr. Thompson was Chief Information Officer and Executive Vice President at Goody’s Family Clothing, Inc. from February, 1993 to February, 1995. Best Buy is a retailer of consumer electronics, home-office equipment, entertainment software and major appliances.	N/A

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since

J. Randolph Lewis	53	Senior Vice President, Distribution and Logistics, Walgreen Co. Mr. Lewis joined Walgreen Co. in March, 1992 as Vice President, Logistics and Planning. He was promoted to his current position in March, 1996. Prior to joining Walgreen Co. he was a partner in the consulting division of Ernst & Young. Walgreen Co. is the nation’s largest drugstore chain.	N/A

The following Directors will continue to serve after the 2004 Annual Meeting:

Terms Expiring in 2005

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
John T. Schuessler	53	Chairman of the Board, Chief Executive Officer and President. Mr. Schuessler joined the Company in 1976 and has been promoted several times. He was Executive Vice President, U.S. Operations from February 20, 1995 until February 19, 1997, when he became President and Chief Operating Officer, U.S. Operations. He became Chief Executive Officer and President on March 16, 2000. He assumed his current position on May 1, 2001.	2000

Kerrii B. Anderson	46	Executive Vice President and Chief Financial Officer. Mrs. Anderson joined the Company on September 1, 2000. Prior to joining the Company, Mrs. Anderson had held the titles of Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. since 1987. She was also Secretary of M/I Schottenstein Homes, Inc. from 1987 to 1994 and Assistant Secretary from 1994 until she joined the Company. (1)	2000

William E. Kirwan	66	Chancellor, University System of Maryland, Adelphi, Maryland. Dr. Kirwan assumed this position effective August 1, 2002. He had previously served as President of The Ohio State University for four years and as President of the University of Maryland for nine years.	2001

Ann B. Crane	47	President and Chief Executive Officer, Crane Group, Columbus, Ohio. Ms. Crane has been President of Crane Group since 1996 and assumed the position of Chief Executive Officer in January, 2003. Crane Group is a diversified company comprised of several manufacturing businesses primarily serving the home building and commercial markets, real estate investments and equities.	2003

Terms Expiring in 2006

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
James V. Pickett	62	Chairman, The Pickett Realty Advisors Inc.; Principal, Stonehenge Financial Holdings, Inc., Dublin, Ohio. Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. Mr. Pickett was also the Vice Chairman of Banc One Capital Corporation from February 1, 1993 to August 4, 1999. He became a Principal of Stonehenge Financial Holdings, Inc. on August 6, 1999. Stonehenge Financial Holdings, Inc. is an investment management firm. (1)	1982

Thomas F. Keller	72	R.J. Reynolds Professor of Business Administration, Fuqua School of Business, Duke University, Durham, North Carolina. Dr. Keller was also Dean of the Fuqua School of Business at Duke University until he retired from that position on May 31, 1996. He was also Dean of the Fuqua School of Business Europe from July 1, 1999 to June 30, 2001. (1)	1991

David P. Lauer	61	Retired President and Chief Operating Officer, Bank One, Columbus, NA, Columbus, Ohio. Mr. Lauer was Office Managing Partner of the Columbus office of Deloitte & Touche LLP from January, 1989 until he retired in June, 1997. He was also a member of the board of directors of Deloitte & Touche LLP from 1988 to 1995. He was appointed to his former position with Bank One, Columbus, NA in June, 1997. Mr. Lauer retired from that position in January, 2001. He has been a Certified Public Accountant since 1968. (1)	2000

James F. Millar	56	Executive Director – Strategic Initiatives, Cardinal Health, Inc., Dublin, Ohio. Mr. Millar was President and Chief Operating Officer – Pharmaceutical Distribution and Medical Products of Cardinal Health, Inc. from 1987 until February, 2004. Cardinal Health, Inc. provides products and services to healthcare providers and manufacturers.	2001

(1)	Mrs. Hill serves as a director of Dean Foods Company and Nextel Communications, Inc.; Mrs. Anderson serves as a director of Lancaster Colony Corporation; Mr. Pickett serves as a director of Metatec Corporation; Dr. Keller serves as a director of Hatteras Income Securities, Inc., Nations Funds, Inc., Nations Fund Trust, Nations Government Income Term Trust 2003, Inc., Nations Government Income Term Trust 2004, Inc., Nations Balanced Target Maturity Fund Inc., DIMON International and Biogen Inc.; and Mr. Lauer serves as a director of AirNet Systems, Inc., Diamond Hill Investment Group, Huntington Bancshares Incorporated and R.G. Barry Corporation.

Judge Ernest S. Hayeck is currently a Director of the Company. Judge Hayeck, age 79, was formerly a Trial Court Justice for the State of Massachusetts, from January 27, 1970 until he retired on January 26, 1993. Judge Hayeck was awarded the American Bar Association Franklin N. Flaschner Judicial Award in 1992. He is also a faculty member of the National Judicial College. Judge Hayeck announced his retirement as a Director effective April 22, 2004, and is not standing for re-election as a Director.

Mr. True H. Knowles is also currently a Director of the Company. Mr. Knowles retired as President and Chief Operating Officer, Dr Pepper Company, and retired as Executive Vice President, Dr Pepper/Seven-Up Companies, Inc., Dallas, Texas. Mr. Knowles was President and Chief Operating Officer of the Dr Pepper Company and Executive Vice President of Dr Pepper/Seven-Up Companies, Inc., from January, 1992 until he retired in June, 1995. Mr. Knowles serves as a director of Cott Corporation. Mr. Knowles announced his retirement as a Director effective April 22, 2004, and is not standing for re-election as a Director.

Unless otherwise directed, the persons named in the Proxy will vote the Proxies for the election of Mrs. Hill and Messrs. House, Thompson and Lewis, as Directors of the Company, each to serve for a term of three years and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company’s Regulations, the nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

The Board of Directors originally adopted Principles of Governance and Governance Guidelines in February, 2001. The Board adopted amended Governance Guidelines in January, 2004 that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. Pursuant to the Principles of Governance and Governance Guidelines, the Board of Directors meets quarterly in executive session (without management present). The discussion leader for these meetings generally is the Chair of the Nominating and Corporate Governance Committee, although the Chairs of the Audit and Compensation Committees lead discussions on matters within the purview of those Committees.

The Governance Guidelines provide that the Board’s goal is that a substantial majority of the Directors should be independent directors. A Director will be designated as independent if he or she (i) has no material relationship with the Company or its subsidiaries; (ii) satisfies the other criteria specified by New York Stock Exchange listing standards; (iii) has no business conflict with the Company or its subsidiaries; and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors. The Board of Directors has affirmatively determined that the following Directors are independent under that definition:

Ann B. Crane	True H. Knowles
Ernest S. Hayeck	David P. Lauer
Janet Hill	James F. Millar
Thomas F. Keller	James V. Pickett
William E. Kirwan

The Board of Directors has also determined that Messrs. Thompson and Lewis, if elected, would be independent Directors under the above definition.

The Governance Guidelines further provide that the Directors are invited and expected to attend the Annual Meeting of Shareholders. A total of 10 Directors attended the Annual Meeting of Shareholders in 2003.

The Company’s corporate and investor website (www.wendys-invest.com) contains the Principles of Governance and Governance Guidelines. The Company’s corporate and investor website also contains a description of its strategic plan, including the elements of the plan and the role of the Directors in the development, formulation and oversight for future performance and refinement of the plan.

A total of nine meetings of the Board of Directors of the Company were held during 2003. No Director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director, except for Mr. House.

Directors who are not employees of the Company or its subsidiaries are paid $7,000 quarterly, plus $1,500 for each Board meeting and $1,000 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each meeting attended. Meetings of the Audit, Compensation and the Nominating and Corporate Governance Committees are qualified meetings, as are meetings of any special committees established from time to time. In addition, the Chairs of those committees are paid a retainer of $1,250 quarterly.

Directors who are not employees of the Company or its subsidiaries also receive annual grants of stock options under Part II of the Company’s 1990 Stock Option Plan. Each Director who is not an employee of the Company receives an annual grant of options to purchase 5,500 common shares. The option exercise price is 100% of the fair market value of the Company’s common shares on the date of grant. Options are granted on the date on which the regularly scheduled Board meeting is held during the Company’s second fiscal quarter. Each option is granted for a period of 10 years. 25% of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options. If the 2003 Stock Incentive Plan (which is discussed beginning on page 20) is approved by shareholders, then beginning in 2004 each Director who is not an employee of the Company or its subsidiaries will receive an annual award of 1,375 restricted shares in lieu of stock options. Restricted shares will be awarded on the date on which the regularly scheduled Board meeting is held during the Company’s second fiscal quarter. 25% of the shares awarded each year will vest on each of the first four anniversaries of the award date for those shares.

Mr. Knowles announced his retirement as a Director effective April 22, 2004. Under the terms of Part II of the Company’s 1990 Stock Option Plan in effect at the time options were granted to Mr. Knowles, he will not be able to exercise certain options that were granted to him for service as a Director. The Company has agreed to make a cash payment to Mr. Knowles equal to the difference between the closing price for the Company’s common shares on the date of the 2004 Annual Meeting of Shareholders and the exercise price for unexercisable options granted to Mr. Knowles prior to 2003.

In accordance with New York Stock Exchange requirements, the Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent Directors as discussed above.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee is independent as discussed above. In January, 2004 the Committee recommended, and the Board of Directors approved, a Nominating and Corporate Governance Committee Charter, which can be found on the Company’s corporate and investor website.

The members of the Nominating and Corporate Governance Committee are Messrs. Pickett (Chair), Knowles, Lauer and Millar. The Committee met four times during 2003. Its functions include assisting the Board in determining the desired qualifications of Directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Principles of Governance and Governance Guidelines, makes recommendations to the Board with respect to other corporate governance principles applicable to the Company, oversees the annual evaluation of the Board and management, and reviews management and Board succession plans.

The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a Director. Potential candidates are identified with the assistance of a paid outside search firm and evaluated according to the qualification criteria as set forth in the Board’s Governance Guidelines:

•	High personal and professional ethics, integrity, practical wisdom and mature judgment;

•	Board training and experience in business, government, education or technology;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the best interests of all shareholders and objectively appraise management’s performance; and

•	Board diversity, and other relevant factors as the Board may determine.

Two nominees (Messrs. Thompson and Lewis) recommended by the Nominating and Corporate Governance Committee for election as Directors at the 2004 Annual Meeting of Shareholders were recommended by an outside search firm. The other two nominees for election have already been serving as Directors of the Company.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2005 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than November 8, 2004, to James V. Pickett, P.O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for Director recommended by a shareholder.

Compensation Committee

Each member of the Compensation Committee is independent as discussed above. In January, 2004 the Committee recommended, and the Board of Directors approved, a Compensation Committee Charter, which can be found on the Company’s corporate and investor website.

The members of the Compensation Committee are Messrs. Millar (Chair), Kirwan and Knowles, and Mses. Crane and Hill. Ms. Crane became a member of the Compensation Committee on July 23, 2003 and as a result did not participate in the deliberations on compensation discussed in the Report of the Compensation Committee, which begins on page 13. Therefore, her name does not appear on that Report. The Compensation Committee met four times during 2003. The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and non-CEO officers, making recommendations to the Board with respect to non-CEO officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making administrative and compensation decisions under equity compensation plans approved by the Board, and adopting and administering one or more cash bonus plans, subject to shareholder approval, which will qualify compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and implementing and administering such plans.

Audit Committee

Each member of the Audit Committee is independent as discussed above. In January, 2004 the Committee recommended, and the Board of Directors approved, a revised Audit Committee Charter, which is attached as Annex A to this Proxy Statement.

The members of the Audit Committee are Messrs. Keller (Chair), Hayeck, Lauer and Pickett. The Committee met nine times during 2003. Its functions include providing assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent public accountants, the Company’s system of internal controls, the internal audit function, the Company’s code of ethical conduct, retaining and, if appropriate, terminating the independent public accountants, and approving audit and non-audit services to be performed by the independent public accountants.

Dr. Keller and Mr. Lauer currently serve on the audit committees of more than three public companies. The Board of Directors has determined that such service does not impair Dr. Keller’s or Mr. Lauer’s ability to effectively serve on the Company’s Audit Committee.

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent public accountants are pre-approved. The Committee’s Pre-Approval Policy is attached as Annex B to this Proxy Statement. No services were provided by the independent public accountants in 2003 that were approved by the Committee under Securities and Exchange Commission Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Committee after such services have been performed).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years of the Company.

	2003	2002
Audit fees (1)	$1,036,650	$887,300
Audit-related fees (2)	$301,700	$171,600
Tax fees (3)	$413,400	$919,100
All other fees (4)	$0	$0

Total	$1,751,750	$1,978,000

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements not reported as “audit fees”. Audit-related fees for 2003 include accounting research and benefit plan audits. Audit-related fees for 2002 primarily include services rendered in connection with acquisitions and investments made by the Company during the year, accounting services rendered in connection with the Company’s Senior Notes offering and benefit plan audits.

(3)	Includes services rendered for tax compliance, tax advice and tax planning. Tax fees for both years primarily include services related to the organization of the Company’s subsidiaries and other tax and tax planning advice. Tax fees for 2003 also include services rendered in connection with federal and international tax audits.

(4)	No products or services were provided to the Company other than those reported as audit, audit-related or tax fees.

AUDIT COMMITTEE REPORT

In performing its responsibilities, the Audit Committee, in addition to other activities, (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented; and (iii) received the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2003 for filing with the Securities and Exchange Commission.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence.

Respectfully submitted,

Audit Committee

Thomas F. Keller, Chair

Ernest S. Hayeck

David P. Lauer

James V. Pickett

COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company’s last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation				Long Term Compensation	All Other Compensation ($) (1)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)
John T. Schuessler, Chairman of the Board, Chief Executive Officer and President (2)	2003 2002 2001	934,192 863,693 790,481	1,606,500 1,931,250 1,716,800	60,329 78,683	(3) (3)	318,000 330,000 214,181	461,465 347,955 158,179

Kerrii B. Anderson, Executive Vice President and Chief Financial Officer	2003 2002 2001	388,765 359,885 333,970	803,250 965,625 858,400	(4)		72,000 88,000 60,373	95,038 62,253 18,474

Thomas J. Mueller, President and Chief Operating Officer – North America	2003 2002 2001	364,989 339,154 315,798	553,440 728,035 670,639	(4)		72,000 88,000 62,224	108,234 121,358 94,121

Donald F. Calhoon, Executive Vice President	2003 2002 2001	350,435 321,923 294,889	397,785 523,275 483,963	(4)		39,000 49,500 40,062	141,309 61,292 37,040

George Condos, Executive Vice President	2003 2002 2001	342,215 326,500 313,731	397,785 523,275 486,494	(4)		39,000 49,500 40,964	143,010 78,857 75,807

(1)	The amounts shown in this column for each named Executive Officer consist of (i) executive health insurance premiums paid by the Company for coverage for the named Executive Officers of $3,173 per person for each year (except that no premiums were paid for Mrs. Anderson in 2001); and (ii) contributions or other allocations to the Company’s Profit Sharing and Savings Plan, and the amount allocated to the account of each of the named Executive Officers under the Company’s Supplemental Executive Retirement Plan (“SERP”), as follows:

	Profit Sharing and Savings Plan			SERP Allocations
Name	2003	2002	2001	2003	2002	2001
Mr. Schuessler	$8,000	$8,000	$9,208	$446,225	$336,782	$145,798
Mrs. Anderson	$8,000	$8,000	$2,585	$81,199	$51,080	$15,889
Mr. Mueller	$8,000	$8,000	$9,208	$93,813	$110,185	$81,740
Mr. Calhoon	$8,000	$8,000	$9,208	$126,796	$50,119	$24,659
Mr. Condos	$8,000	$8,000	$9,208	$128,074	$67,684	$63,426

The amounts shown in this column for 2003 also include premiums paid by the Company for each of the named Executive Officers under a supplemental long-term disability insurance program implemented in 2003 as follows: John T. Schuessler, $4,067; Kerrii B. Anderson, $2,666; Thomas J. Mueller, $3,248; Donald F. Calhoon, $3,340; and George Condos, $3,763.

(2)	Mr. Schuessler was Chief Executive Officer and President until May 1, 2001, at which time he assumed his current position.

(3)	Other annual compensation for Mr. Schuessler in 2003 and 2002 consists of personal use of Company aircraft in the amount of $47,681 and $67,123, and personal use of a Company car in the amount of $12,648 and $11,560, respectively. The aggregate incremental cost of perquisites and other personal benefits received by Mr. Schuessler in 2001 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to Mr. Schuessler for that year.

(4)	The aggregate amount of perquisites and other benefits received by Mrs. Anderson and Messrs. Mueller, Calhoon and Condos did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such individuals in 2003, 2002 or 2001.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the named Executive Officers.

OPTIONS GRANTED IN LAST FISCAL YEAR

Individual Grants
Name	Number of Securities underlying options granted (#) (1)	% of total options granted to employees in fiscal year	Exercise price ($/share) (2)	Expiration Date	Grant date present value $ (3)
John T. Schuessler	318,000	9.16%	$27.99	4/22/13	$2,822,854
Kerrii B. Anderson	72,000	2.07%	$27.99	4/22/13	$639,137
Thomas J. Mueller	72,000	2.07%	$27.99	4/22/13	$639,137
Donald F. Calhoon	39,000	1.12%	$27.99	4/22/13	$346,199
George Condos	39,000	1.12%	$27.99	4/22/13	$346,199

(1)	25% of the options listed in this column become exercisable on April 23, 2004. An additional 25% become exercisable on each successive April 23. These exercise dates may be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company’s various stock option plans. If the Executive Officer’s employment is terminated for any reason other than death, disability or retirement, the options will be canceled as of the date of such termination. If the Executive Officer’s employment is terminated by reason of his or her death or disability, the options will become immediately exercisable and may be exercised at any time during the 12-month period after his or her death or date of becoming disabled, subject to the stated term of the options. If the Executive Officer’s employment is terminated by reason of his or her retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options.

(2)	The exercise price is the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the date of grant.

(3)	All values shown are pretax. Values shown were calculated using the Black-Scholes option pricing model and the following assumptions: expected volatility 33.6684%; risk-free rate of return 3.0080%; dividend yield 0.8114%; and an expected time of exercise of 4.92 years. No adjustments were made for the non-transferability of the options or for the risk of forfeiture. The Company is not aware of any model which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in the market price of the Company’s common shares above the market price on the date of grant. If such increase occurs, all shareholders will benefit commensurately. If no increase in the market price occurs, optionees will realize no value from stock options.

The following table sets forth information regarding each individual exercise of stock options made during the last fiscal year by each of the named Executive Officers.

AGGREGATED OPTION EXERCISES

IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at fiscal year-end (#)		Value of unexercised in-the-money options at fiscal year-end ($) (1) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Schuessler	0	0	357,734	740,146	3,561,709	5,700,747
Kerrii B. Anderson	6,000	26,515	79,936	181,937	779,128	1,284,279
Thomas J. Mueller	21,667	145,481	124,538	185,480	1,484,510	1,402,346
Donald F. Calhoon	40,886	556,132	27,366	105,534	137,319	794,042
George Condos	0	0	133,443	106,835	1,404,504	830,799

(1)	All values as shown are pretax.

(2)	Based on the fiscal year-end closing price of $37.99 per share.

The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. The amounts of contributions or other allocations under the Profit Sharing and Savings Plan and the SERP for each of the named Executive Officers are set forth in footnote 1 to the Summary Compensation Table (see page 11). The third retirement plan is the Company’s Pension Plan. Under the Pension Plan as in effect since January 1, 2001, each participant is credited with a basic benefit determined by years of service. The Company contribution is 1.5% of current compensation for participants with less than five years of service, 2.0% of current compensation for participants with at least five but less than 10 years of service, and 2.5% of current compensation for participants with 10 or more years of service. Notwithstanding the contribution rates set forth above, the maximum annual compensation amount for which contributions can be made to the Pension Plan under the Internal Revenue Code is currently $200,000. All accounts are credited with interest at an annual rate equal to the greater of 5% or the average of the 1 year Constant Maturity Treasury Rates for each of the 12-months ending with the month of November, plus 1%. The estimated annual benefits payable upon retirement at normal retirement age under the Pension Plan for each of the named Executive Officers are as follows: John T. Schuessler, $77,586; Kerrii B. Anderson, $24,934; Thomas J. Mueller, $20,014; Donald F. Calhoon, $70,671; and George Condos, $92,030. The estimated annual retirement benefits assume a 7.5% interest factor and retirement at age 65.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company’s executive compensation policy has been “pay for performance” since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the Company’s executive compensation practices, this Report provides information beyond the information required by the proxy rules of the Securities and Exchange Commission.

Compensation Philosophy

The Company’s executive compensation program is based on two objectives:

Providing market-competitive compensation opportunities, and

Creating a strong link among the interests of the shareholders, the Company’s financial performance, and the total compensation of the Company’s Executive Officers.

There are three components to the Company’s executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison for 2003 were comprised of the participants in the National Chain Restaurant Compensation Association annual survey and the same companies which comprise the “Peer Group Index” shown on the graph on page 17. The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent.

Base salary ranges are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position’s duties and responsibilities.

During 2001 the Committee completed a review of the Company’s cash bonus plans applicable to Executive Officers and implemented new plans that replaced the Company’s prior bonus plans and linked individual award opportunities more closely with Company performance. The new bonus plans applied to Executive Officers for the 2003 fiscal year. Under the Senior Executive Annual Performance Plan (the “Senior Executive Plan”) (which Messrs. Schuessler and Mueller, and Mrs. Anderson, participated in during fiscal 2003) and the Executive Annual Performance Plan (the “Executive Plan”) (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company exceeded specified earnings per share, return on assets, and, for certain participants, Wendy’s North America or International Division income goals for the year. The Committee established specific performance objectives for 2003 under both plans, and the eligible participants and individual award opportunities for those participants under the Senior Executive Plan. In accordance with the terms of the Executive Plan, Mr. Schuessler determined the participants, the individual award opportunities for those participants, and the allocation of performance objectives between overall corporate results and business unit results in consultation with the Committee under the Executive Plan. The performance objectives and individual award opportunities were designed to create financial incentives that were closely tied to Company performance.

Total cash compensation that could be earned was highly dependent on Company performance, rather than adjustments to base salary, since individual award opportunities were targeted independently from adjustments to base salary. Increases in base salary had no impact on individual award opportunities under the bonus plans.

The longer-term incentive compensation program consists of stock options. Award opportunities under the stock option program for 2003 were set by comparison to stock option grants made to comparable positions at companies with revenues of at least $1 billion within the food-service industry and other industrial companies with revenues between $1 billion and $3 billion, and were set at approximately the 60th percentile. In prior years award opportunities under this program had been targeted at the 75th percentile. The companies used for the food-service industry comparison were the same companies which comprise the Peer Group Index shown on the graph on page 17. Options are exercisable at not less than 100% of the fair market value of the Company’s common shares on the date of grant. Award opportunities under the stock option program are based primarily on a fixed number of options for each eligible employee grade. As a result, the Black-Scholes value of options awarded increase or decrease based on how the Company’s stock price has changed since the previous year’s option awards (assuming that the other inputs used in the Black-Scholes calculation remain constant). The fixed number of options awarded is adjusted periodically by comparison to comparable positions within the food-service industry and to other industrial companies with revenues between $1 billion and $3 billion. In addition, the number of options awarded was adjusted in 2003 to reflect earnings per share growth and the Company’s three-year average total shareholder return relative to the Standard & Poor’s 500 Index. This adjustment serves to more closely align stock option compensation opportunities to Company performance.

Grantees do not receive a benefit from stock options unless and until the market price of the Company’s common shares increases. This program accomplishes the objective of linking each Executive Officer’s opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company’s common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer’s employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the executive health care reimbursement and supplemental long-term disability plans, which cover Executive Officers and other Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the ability of a publicly-held corporation, such as the Company, to claim a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation’s fiscal year, unless the requirements specified in applicable Internal Revenue Service regulations are met. The $1 million compensation deduction limitation does not apply to “performance-based compensation”. The Company believes that compensation paid under the Senior Executive Plan and its stock option plans qualifies as “performance-based compensation” for purposes of Section 162(m).

Compensation for Chief Executive Officer

Mr. Schuessler was named Chief Executive Officer and President of the Company on March 16, 2000. He had previously served as President and Chief Operating Officer, U.S. Operations of the Company. Mr. Schuessler was named Chairman of the Board, Chief Executive Officer and President on May 1, 2001.

Mr. Schuessler’s base salary for 2003 was targeted at the 50th percentile of competitive data, taking into consideration the Company’s overall compensation philosophy, Mr. Schuessler’s performance since being named Chief Executive Officer and President, and the Company’s performance under his leadership.

An annual cash incentive award was payable under the Senior Executive Plan to Mr. Schuessler only if the Company achieved or exceeded specified earnings per share and return on assets goals. The amount of the award increased if the Company exceeded the specified goals. Conversely, no award was payable if the Company did not achieve the specified goals. The payment to Mr. Schuessler for 2003 was based on the extent to which the 2003 goals were achieved. Consistent with the philosophy stated earlier in this Report regarding the significance of incentive compensation to total cash compensation, 63% of Mr. Schuessler’s cash compensation for 2003 was incentive pay. Since the incentive award opportunity was designed to increase as the Company’s performance increased, and decrease if the specified goals were not met, Mr. Schuessler’s cash compensation was significantly affected by the Company’s performance. Mr. Schuessler did not participate in the Executive Plan.

Long-term incentives in the form of stock options were granted to Mr. Schuessler in 2003. Stock options were granted at 100% of the fair market value of the Company’s common shares on April 23, 2003, the date of grant. Options serve to directly align Mr. Schuessler’s interests with the interests of other shareholders, since Mr. Schuessler will not realize a benefit unless and until the market price of the Company’s common shares increases.

The Committee considered the number of unexercised options already held by Mr. Schuessler, competitive practices and the Company’s earnings per share growth and three year average total shareholder return relative to the Standard & Poor’s 500 Index in determining the number of options to grant in 2003. The number of options granted in 2003 to Mr. Schuessler was designed to approximate the 60th percentile of competitive practice for comparable positions within the food-service industry and at other industrial companies with revenues between $1 billion and $3 billion, consistent with the policy previously described, adjusted for the Company’s earnings per share growth and three year average total shareholder return relative to the Standard & Poor’s 500 Index.

The Committee believes that Mr. Schuessler was reasonably compensated for the job he has done as the Chairman of the Board, Chief Executive Officer and President. His opportunities to increase his future compensation depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry. The compensation programs applicable to Mr. Schuessler have accomplished the objective of linking shareholder and financial performance to Mr. Schuessler’s total compensation.

Respectfully submitted,

Compensation Committee

James F. Millar, Chair

Janet Hill

William E. Kirwan

True H. Knowles

COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY’S INTERNATIONAL, INC., THE PEER GROUP INDEX AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company’s cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company’s share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and a peer group of other companies with restaurant operations (excluding the Company) (the “Peer Group Index”). The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent.

COMPARISON OF FIVE-YEAR TOTAL RETURN(1)

FOR WENDY’S INTERNATIONAL, INC.,

THE PEER GROUP INDEX(2) AND THE S&P 500 INDEX

	1998	1999	2000	2001	2002	2003

WEN	$100.00	96.32	123.37	138.37	129.32	188.98

PEER GROUP INDEX	100.00	97.04	93.78	86.58	67.22	97.50

S&P 500 INDEX	100.00	119.62	107.49	93.47	71.63	90.53

(1)	Assumes $100 invested on December 31, 1998, in Wendy’s International, Inc. common shares, the Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2)	The Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Brinker International, Inc.; CBRL Group; CKE Restaurants, Inc.; Darden Restaurants, Inc.; Denny’s Corporation (f/k/a Advantica Restaurant Group, Inc.); Jack in the Box Inc.; McDonald’s Corporation; Outback Steakhouse, Inc.; Starbucks Corporation; and YUM! Brands, Inc. (f/k/a Tricon Global Restaurants, Inc.). This Index has been weighted by market capitalization of each component company.

EXECUTIVE AGREEMENTS

The Company has entered into employment agreements (“Key Executive Agreements”) with each of the Executive Officers named in the Summary Compensation Table (see page 11) as well as certain other Executive Officers. The Key Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company.

The Key Executive Agreements provide that in the event of a “change in control” (as defined therein), the key executives will be employed by the Company in their present positions for a period of approximately five years, or until the executive dies, is terminated for “cause” by the Company or terminates employment himself or herself without good reason (as such terms are defined therein), whichever occurs first (the “Employment Term”).

In the event of a change in control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus and other benefits made available to them by the Company immediately prior to the change in control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

A key executive’s employment may be terminated under the Key Executive Agreement for cause by the Company as defined therein. If a key executive is terminated for cause by the Company, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

A key executive may terminate his or her employment under the Key Executive Agreement after a change in control for good reason if the Company (i) changes the key executive’s status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive’s base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from the executive’s business office location immediately prior to the change in control, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Key Executive Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to assume and perform under the Key Executive Agreement. If a key executive’s employment is terminated by the Company without cause prior to a change in control, but the executive reasonably demonstrates that the termination of employment (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which had been threatened or proposed, then such termination will be deemed to have occurred after a change in control for the purposes of the Key Executive Agreement, provided that a change in control shall actually have occurred.

If the employment of a key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of the executive’s then-current salary plus average annual bonuses over the prior three years. If the key executive had not previously received bonus payments for three full plan years under the annual bonus plans and was an eligible participant under such plans at the time his employment was terminated, he or she will be deemed to have received a bonus in prior years equal to the bonus paid to such key executive’s predecessor in the same position. If there was not a predecessor in the same position, the key executive will be deemed to have received a bonus in prior years equal to the average of the bonuses paid to participants in positions comparable to the executive’s then-current position. The lump-sum payment will not be subject to offset. If the employment of the key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his or her Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any stock options or stock appreciation rights granted under plans of the Company will become immediately vested and exercisable, and any restrictions on any stock awarded to the key executive by the Company shall lapse.

If any payments or other benefits payable to an executive under a Key Executive Agreement or otherwise is subject to the excise tax under Code Section 4999 or any similar tax, the Company is obligated under the Key Executive Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of reasonable legal fees or expenses incurred in good faith by the key executives in enforcing their rights under the Key Executive Agreements or any other benefit plans in which they participate.

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT OR 5% SHAREHOLDERS

A trust for the benefit of Paul D. House and his wife is the sole shareholder of a corporation which purchased a shopping center property in Tottenham, Ontario, Canada from an unrelated third party in 1998. As part of the shopping center purchase transaction, the corporation now leases a Tim Hortons restaurant to a subsidiary of the Company. The remaining term of the lease is 10 years. The amount of rent paid to the corporation in 2003 was the Canadian dollar equivalent of $39,215 (the exchange rate used for all Canadian dollar equivalents in this section is 1.40252332 Canadian dollars per U.S. dollar). In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

On December 19, 2002, the Company approved the transfer of 5,741,262 common shares of WENTIM, LTD., a subsidiary of the Company, to Jetport Investments, a general partnership between Ronald V. Joyce and Jetport, Inc., which is wholly-owned by Mr. Joyce. The exchangeable shares were exchangeable into 5,741,262 common shares (approximately 5% of the outstanding common shares) of the Company. Pursuant to agreements previously entered into among the Company, certain of its subsidiaries and Mr. Joyce, the exchangeable shares were exchanged for common shares of the Company on January 2, 2003. The Company filed a Registration Statement on Form S-3 covering the common shares owned by Jetport Investments on October 29, 2002. Jetport Investments ceased to be a 5% shareholder during 2003.

Mr. Joyce has interests in three real properties which are leased to a subsidiary of the Company. Mr. Joyce owns a 70% interest in a joint venture which leases the land and building for a Tim Hortons restaurant in Burlington, Ontario to a subsidiary of the Company. The remaining term of the lease is 10 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $64,170 per year or 6% of sales. The amount of rent paid by the subsidiary of the Company to the joint venture in 2002 was the Canadian dollar equivalent of $100,228. In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

Mr. Joyce has a two-thirds interest as a tenant in common in a joint venture which leases the land and building for a Tim Hortons restaurant in Beamsville, Ontario to a subsidiary of the Company. The remaining term of the lease is 8 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $49,910 per year or 6% of sales. The amount of rent paid by the subsidiary of the Company to the joint venture in 2003 was the Canadian dollar equivalent of $90,328. In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

A trust for the benefit of Mr. Joyce’s children is the sole shareholder of a corporation which leases the land and building for a Tim Hortons restaurant in Brampton, Ontario to a subsidiary of the Company. The remaining term of the lease is 10 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $25,668 per year or 9% of sales. The amount of rent paid by the subsidiary of the Company under this lease in 2003 was the Canadian dollar equivalent of $42,325. This lease commenced in early 1994, nearly two years before the Share Purchase Agreement between the Company and Mr. Joyce was executed.

Pursuant to an employment agreement between Mr. Joyce and a subsidiary of the Company which was negotiated and executed in connection with the Share Purchase Agreement between the Company and Mr. Joyce dated as of October 31, 1995, a subsidiary of the Company agreed to reimburse Mr. Joyce for reasonable overhead costs associated with the use of his aircraft for business purposes of the Company and its subsidiaries. The total amount paid to corporations owned by Mr. Joyce for air transportation services provided in 2003 was the Canadian dollar equivalent of $543,449. In the opinion of the Company, the payments for air transportation services made to these corporations were less than the Company and its subsidiaries would have paid for comparable services from unrelated third parties.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the common shares represented at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent public accountants for the current year. Under applicable law, listing requirements and the Company’s Regulations, abstentions are counted as present; the effect of an abstention is the same as a “no” vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE CURRENT YEAR. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of independent public accountants.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee in its discretion could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable.

APPROVAL OF THE WENDY’S INTERNATIONAL, INC. 2003 STOCK INCENTIVE PLAN

The Company believes equity compensation aligns the interests of employees and non-employee Directors (“Non-Employee Directors”) with the interests of its other shareholders. The Company currently provides for the award of stock options to key employees and Non-Employee Directors primarily through the Company’s 1990 Stock Option Plan (the “1990 Plan”). Other forms of equity compensation cannot be granted under the 1990 Plan. The Company believes that the expansion of its equity compensation program is essential in attracting, retaining and motivating employees and Non-Employee Directors. The 2003 Stock Incentive Plan (the “2003 Plan”) will allow for such expanded use of equity compensation.

The 2003 Plan is intended to accomplish five major objectives (i) encourage the judgment, initiative and efforts of employees and Non-Employee Directors toward the continuing success of the Company, (ii) increase stock ownership levels of key employees and Non-Employee Directors, (iii) assist the Company in attracting, retaining and motivating key employees and Non-Employee Directors, (iv) reduce “overhang” (as described below) associated with the Company’s equity compensation program, and (v) reduce the long-term effect of the equity compensation program on the Company’s earnings per share. Key employees may include not only the Executive Officers of the Company but also may include other Officers or employees of the Company who are able to contribute significantly to the success and growth of the Company.

Under the Company’s stock option program approximately 2,319,425 stock options were awarded to employees and Non-Employee Directors in 2003. The Company estimates that if it continued to award stock options at competitive levels for the next three years (fiscal years 2004 through 2006) approximately 11 million more stock options would need to be authorized and granted. Under the 2003 Plan, however, the Compensation Committee (the “Committee”) presently intends to award restricted shares (which may be performance-based restricted shares) to key U.S. employees beginning in 2004 in lower amounts than the amounts of stock options previously awarded.

One restricted share is expected to be issued for each four stock options that would have been issued previously to those participants. Stock options will continue to be awarded to other U.S. and to Canadian employees in 2004. Some of these options will be granted under the 1990 Plan and others will be granted under the 2003 Plan. The Committee presently intends to award performance units (as hereafter described) to key Canadian employees beginning in 2005. The Committee presently does not intend to award other types of incentives under the 2003 Plan, although it could decide to do so as changes in competitive practice and other circumstances occur.

The effect of the changes in the equity compensation program will be to reduce the overall number of diluted common shares issued in 2004 through 2006 from approximately 11 million to 3.6 million. This reduction in the number of shares issued under the equity compensation program is expected to reduce overhang (unexercised stock options already granted, stock options previously approved but not yet granted divided by shares outstanding) from an estimated 14% in 2004 to less than 5% by the end of 2008, based on a number of assumptions, including stock option exercises, share repurchases, increases in employee salaries and net additions to the number of employees consistent with historical practices, the Company achieving specified annual earnings per share goals and the Company’s total shareholder return relative to the Standard & Poor’s 500 Index.

Assuming that stock options will be required to be expensed on the Company’s income statement under U.S. generally accepted accounting principles in the future, this reduction in the number of shares issued under the equity compensation program will also favorably impact the Company’s long-term earnings growth rate as compared to the continuation of the existing stock option program.

The Board of Directors adopted the 2003 Plan, subject to approval of the Company’s shareholders. The Board of Directors believes that it is desirable to change the Company’s equity compensation program and recommends that shareholders vote FOR approval of the 2003 Plan. The 2003 Plan will become effective upon approval by the Company’s shareholders.

The following is a brief summary of the material provisions of the 2003 Plan, which summary is qualified in its entirety by reference to the copy of the 2003 Plan, attached to this Proxy Statement as Annex C.

General Information

The 2003 Plan provides for equity compensation awards in the form of stock options, restricted stock, stock units, stock appreciation rights, dividend equivalent rights, performance awards, and share awards (collectively, “Awards”) to eligible employees and Directors of the Company or its subsidiaries. As of March 1, 2004, there are 9 Non-Employee Directors, 14 Executive Officers and approximately 6,800 employees other than Executive Officers who are eligible to receive Awards under the 2003 Plan.

Common Shares Available under the 2003 Plan

The 2003 Plan authorizes up to 3.6 million common shares for grants of Awards, of which no more than 2.2 million may be restricted stock awards, stock unit awards, performance share awards, performance unit awards and share awards. The common shares offered under the 2003 Plan may be authorized but unissued shares, treasury shares or any combination thereof. To the extent that any Award based on common shares expires or terminates without having been exercised in full, is forfeited or is settled in cash, the common shares subject to that Award will be available for other Awards. Also, to the extent that an option is exercised by tendering common shares as payment of the exercise price and/or required tax withholding, the maximum number of shares available under the 2003 Plan will be increased by the number of shares so tendered.

The 2003 Plan provides that the maximum number of common shares for which Awards may be granted to any single participant in any calendar year may not exceed 125,000 for performance shares and 125,000 for options and stock appreciation rights, collectively. The dollar amount of cash or the fair market value of common shares that any single participant may receive in any calendar year for performance units denominated in dollars may not exceed $4,000,000.

Fair market value under the 2003 Plan is equal to the mean of the high and the low prices at which common shares of the Company were traded on the New York Stock Exchange on the relevant date. On March 1, 2004, the fair market value for the common shares of the Company was $41.12.

Plan Administration

The 2003 Plan will be administered by the Committee, which will consist of not less than three members of the Board. Each member of the Committee will be a Non-Employee Director (within the meaning of Securities and Exchange Commission Rule 16b-3) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations thereunder) and will satisfy any applicable stock exchange requirements.

The Committee has the authority to select the individuals, including foreign nationals, to whom, and the time or times at which, Awards will be granted, the number of common shares to be subject to each grant, the terms and conditions of each Award, and the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the 2003 Plan.

The Committee cannot make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the 2003 Plan) or amendment where the adjustment or amendment would reduce or have the effect of reducing the exercise price of an option or stock appreciation right previously granted under the 2003 Plan, whether through amendment, cancellation, replacement grants or other means, unless the Company’s shareholders have approved the adjustment or amendment.

Awards under the 2003 Plan

Restricted Stock; Formula Restricted Stock; Stock Units

Restricted Stock. The 2003 Plan provides for Awards of restricted stock, which will contain such restrictions, terms and conditions as the Committee shall determine. Unless the Committee determines otherwise, the grantee of an Award of restricted stock will have the right to vote the shares and to receive all dividends and other distributions on the shares prior to vesting. However, the Committee may, in its discretion, determine that dividends on the restricted stock will be deferred until the lapsing of the restrictions imposed on the shares and either held in cash or reinvested in shares of restricted stock.

Formula Restricted Stock. Beginning in 2004, if the 2003 Plan is approved by shareholders, each Non-Employee Director will be granted 1,375 shares of restricted stock under the 2003 Plan on the date on which the regularly scheduled Board meeting is held during the Company’s second fiscal quarter (the “Formula Restricted Stock”), and stock options will no longer be granted to Non-Employee Directors under the 1990 Plan. 25% of the shares of each Formula Restricted Stock grant will vest on each of the first four anniversaries of the grant date of the Formula Restricted Stock. The grantee of an award of Formula Restricted Stock will have the right to vote the shares and to receive dividends and other distributions on the shares prior to vesting. However, any dividends or distributions paid in cash will be reinvested by the Company in common shares, and all such reinvested dividends and distributions will be deferred until the lapsing of the restrictions imposed on the Formula Restricted Stock in respect of which the dividends and distributions were paid.

Stock Units. The Committee may make Awards of stock units under the 2003 Plan, which will represent the right of the grantee to receive a payment upon vesting or on any later date specified by the Committee equal to the fair market value of common shares as of the date the stock unit was granted, the vesting date or any other date as determined by the Committee. The Committee may place a limitation on the amount payable in respect of each stock unit at the time of grant and may provide for the settlement of stock units in cash or in common shares.

Stock Options

The 2003 Plan provides both for incentive stock options as defined under Section 422 of the Code (“ISOs”) and non-qualified stock options (“Non-Qualified Options”) (collectively, “Options”). The 2003 Plan provides that the purchase price for all common shares covered by each Option granted cannot be less than 100% of the fair market value of the common shares on the date of grant. In the case of any ISO granted to an individual who, on the effective date of grant, owns shares possessing more than 10% of the total combined voting power of the Company, the exercise price per share must be at least 110% of the fair market value of the common shares on the date of grant.

The purchase price for common shares covered by an Option must be paid in full at the time of exercise of the Option by cash or check in United States Dollars, by the delivery of common shares of the Company having a fair market value on the date of exercise equal to the exercise price or by tender of other property acceptable to the Committee.

No individual may be granted ISOs under the 2003 Plan if the grant would cause the aggregate fair market value (determined as of the date the ISOs are granted) of the common shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year under all stock option plans maintained by the Company and its subsidiaries to exceed $100,000.

The Committee has the authority to determine the term of an Option, up to a maximum of 10 years, and each Option will be exercisable as determined by the Committee. The Committee may accelerate the exercisability of an Option at any time.

At any time after an Option granted under the 2003 Plan becomes exercisable, the Committee has the right, in its sole discretion and without the consent of an optionee, to cancel the Option and pay to the optionee the excess of the fair market value of the common shares covered by the Option over the option exercise price at the date the Committee provides written notice of its intention to exercise the right. Such amount may be paid in cash, common shares of the Company or a combination thereof, as the Committee may determine. To the extent that payment is made in common shares, the number of such common shares will be determined by dividing the amount of the payment to be made by the fair market value of the common shares on the date of the notice of election to the optionee.

Stock Appreciation Rights

A stock appreciation right (“SAR”) may be granted under the 2003 Plan either alone or in conjunction with an Option. A SAR related to an Option generally terminates upon the expiration, forfeiture or exercise of the related Option, and is exercisable only to the extent that the related Option is exercisable. The Committee will determine the exercisability, vesting and duration of a SAR unrelated to an Option, provided that the maximum term of a SAR may not exceed 10 years.

Upon the exercise of a SAR related to an Option, the related Option will be canceled to the extent of the number of shares for which the SAR is exercised. Upon exercise of a SAR, the grantee will receive cash, common shares, or a combination of both equal to (1) the excess of the fair market value of common shares on the date the SAR was granted or, if the SAR is related to an Option, the option price, times (2) the number of shares as to which the SAR is being exercised. At the time of grant, the Committee may place a limitation on the amount payable upon exercise of a SAR.

Performance Shares; Performance Units

Performance Shares. Performance shares are common shares issued to eligible individuals under the 2003 Plan, which shares will become vested on the terms, conditions and satisfaction of Performance Objectives as the Committee may determine. Unless the Committee determines otherwise, the grantee of an award of performance shares will have the right to vote the performance shares and to receive all dividends and other distributions on the performance shares prior to vesting. However, the Committee may, in its discretion, determine that dividends on the performance shares will be deferred until the lapsing of the restrictions imposed on the performance shares and either held in cash or reinvested in performance shares.

Performance Units. The value of a performance unit may be denominated in common shares or a specified dollar amount. Each performance unit will represent the right to receive, in the case of share-denominated units, the fair market value of a share (or a percentage thereof (which may be more than 100%) depending on the level of Performance Objective attainment) on the date the performance unit was granted, the date the performance unit became vested or any other date specified by the Committee or, in the case of dollar-denominated units, the specified dollar amount (or a percentage thereof (which may be more than 100%) depending on the level of Performance Objective attainment). At the time of grant, the Committee may place a limitation on the maximum amount payable in respect of a vested performance unit. Payment may be made in common shares, cash, or a combination thereof, including restricted stock if the Committee so determines at the time of grant.

Performance Objectives. Performance Objectives applicable to performance shares or performance units may be expressed in terms of earnings per share, earnings (which may be expressed as earnings before specified items), return on assets, return on invested capital, revenue, operating income, cash flow, total shareholder return or any combination thereof and may be in respect of the performance of the Company, any of its subsidiaries, operating units or combination thereof (the “Performance Objectives”). The Committee has the power to modify the Performance Objectives after they have been established as may be appropriate, including, for example, to reflect specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events. However, no modification may be made if it would adversely affect the treatment of any performance award as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Prior to the lapse of restrictions on performance shares or the payout in respect of performance units to an individual who is subject to Section 162(m), the Committee must certify the extent to which the Performance Objectives have been satisfied.

Dividend Equivalent Rights

Dividend equivalent rights may be granted in conjunction with another Award or as a separate Award. Grantees of dividend equivalent rights will be entitled to receive payments in single or multiple installments, as determined by the Committee, equivalent to all or some portion of the cash dividends payable with respect to common shares (as specified in the applicable Award agreement). Payments may be made in cash, common shares or a combination thereof. Amounts payable in respect of dividend equivalent rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on the dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the dividend equivalent rights relate. If the amounts payable are deferred, the Committee will determine whether the deferred amounts are to be held in cash, reinvested in shares or deemed notionally to be reinvested in shares.

Share Awards

The Committee may grant an Award of common shares as additional compensation for services rendered or in lieu of cash or other compensation to which an eligible employee or Non-Employee Director is entitled. Grants of share awards will be made on the terms and conditions as the Committee may determine in its discretion.

Performance-Based Compensation

Unless otherwise provided in an Award agreement, each Option, SAR, performance share and performance unit granted under the 2003 Plan is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Code and the regulations thereunder. The Committee will not be entitled to exercise any discretion otherwise authorized under the 2003 Plan with respect to Awards intended to constitute performance-based compensation if the ability to exercise or the exercise of the discretion would cause the compensation attributable to the Awards to fail to qualify as performance-based compensation.

Deferral of Payments or Vesting

The Committee may provide for the deferral of the issuance or vesting in common shares or the payment of cash in respect of an Award granted under the Plan. The terms of any such deferral will be set forth in the applicable Award agreement.

Amendment and Termination

The Board of Directors may amend or terminate the 2003 Plan at any time. However, the Board cannot make any change in the Awards that will impair the rights of the grantee therein without the consent of the grantee.

New Plan Benefits

The number and type of Awards that will be granted under the 2003 Plan are not determinable, as the Committee will make these determinations in its sole discretion.

Change in Control

The 2003 Plan provides that in the event of a “Change in Control” (as defined in the 2003 Plan), all Options and SARs will become immediately exercisable, the restrictions applicable to outstanding restricted stock will lapse, and stock units will become fully vested. In addition, unless the Committee determines otherwise, all restrictions on outstanding performance shares will lapse, and outstanding performance units will become vested, in each case as if all Performance Objectives had been satisfied at the highest level by the Company and the grantee. In addition, with respect to performance units, unless the Committee determines otherwise, the grantee will be entitled to receive a cash payment within 10 days after the Change in Control in respect of the performance units which become vested as a result of a Change in Control.

Adjustments

The 2003 Plan provides that the Committee will determine the appropriate adjustments, if any, to outstanding Awards and the shares available for future Awards in connection with a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split, reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise (a “Change in Capitalization”). Adjustments may be made to the number and class of common shares of the Company or other stock or securities which are subject to outstanding Awards granted under the 2003 Plan, the maximum number and class of common shares of the Company or other stock or securities which may be granted under the 2003 Plan or to any individual in any calendar year, and the Performance Objectives applicable to performance shares and performance units. If the grantee of an Award is entitled to new, additional or different shares of securities of the Company or any other corporation by reason of a Change in Capitalization, the new, additional or different shares will be subject to all of the conditions, restrictions and performance criteria which were applicable to the common shares subject to the Award prior to the Change in Capitalization.

In the event of a liquidation, dissolution, merger or consolidation of the Company (a “Transaction”), outstanding Awards will be treated as provided for in the agreement entered into in connection with the Transaction or, if not so provided in the agreement, grantees will be entitled to receive the same consideration that each holder of a common share of the Company was entitled to receive in the Transaction in respect of a common share. However, the consideration will remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Awards prior to the transaction.

Transferability

Awards granted under the 2003 Plan are generally non-transferable and, in the case of Options and SARs, may be exercised, during a grantee’s lifetime, only by the grantee. However, in the case of Options, if the grantee becomes incapacitated or if the option agreement so provides, the optionee’s legal representative or estate may exercise the Option during the grantee’s lifetime.

Termination of Employment

The 2003 Plan contains provisions concerning the treatment of Awards upon termination of employment. These provisions will apply unless the Committee determines otherwise in an applicable Award agreement.

Under these provisions, in the event of a grantee’s death or disability, the grantee’s Options and SARs will become immediately exercisable and may be exercised for a period of one year following death or disability (but in no event beyond the maximum term of the Option or SAR). The grantee’s performance shares and performance units will remain outstanding and the grantee will be entitled to a pro rata portion of the payment otherwise payable in respect of the performance shares or units on the date the performance shares or units would have been paid if the grantee had remained employed with the Company or a subsidiary. Finally, the grantee’s restricted stock, stock units and Formula Restricted Stock will become immediately vested.

In the event that a grantee who is an employee of the Company or a subsidiary retires after attaining age 55 with at least 10 years of service, or in the event that a grantee who is a Director retires after attaining age 55 with at least three years of service as a Board member, the grantee’s Options and SARs will remain outstanding for a period of 48 months (but in no event beyond the maximum term of the Option or SAR) and unvested Options and SARs will continue to vest in accordance with the applicable vesting schedule. The grantee’s performance shares and performance units will remain outstanding and the grantee will be entitled to a pro rata portion of the payment otherwise payable in respect of the performance shares or units on the date the performance shares or units would have been paid if the grantee had remained employed with the Company or a subsidiary. Finally, the grantee’s restricted stock, stock units and Formula Restricted Stock will become immediately vested.

In the event that a grantee’s employment with the Company is terminated without cause in connection with a disposition of one or more restaurants or other assets by the Company or its subsidiaries, or in connection with a sale or other disposition of a subsidiary, the grantee’s Options and SARs will remain outstanding for one year (but in no event beyond the maximum term of the Option or SAR) and unvested Options and SARs will continue to vest in accordance with the applicable vesting schedule. The grantee’s performance shares and performance units will remain outstanding and the grantee will be entitled to a pro rata portion of the payment otherwise payable in respect of the performance shares or units on the date the performance shares or units would have been paid if the grantee had remained employed with the Company or a subsidiary. Finally, the grantee’s restricted stock and stock units will become immediately vested.

In the event that a grantee’s employment with the Company or its subsidiaries terminates for any reason other than those described above, all Awards that the grantee holds will be forfeited immediately unless otherwise determined by the Committee at any time prior to or after termination with the grantee’s consent.

Forfeiture for Misconduct

In the event that a grantee has used for profit or disclosed to unauthorized persons confidential information or trade secrets of the Company or its subsidiaries, breached any contract with or violated any fiduciary obligation to the Company or its subsidiaries, engaged in unlawful trading in the securities of the Company or its subsidiaries or another company based on information gained as a result of that grantee’s employment or directorship with the Company or its subsidiaries, all Awards that the grantee holds will automatically be forfeited, unless the Committee determines otherwise.

Tax Withholding

If a grantee recognizes taxable income in connection with the receipt of common shares or cash under the 2003 Plan, the grantee will pay the federal, state and local income taxes and other amounts required by law to be withheld by the Company in connection with the receipt prior to the issuance of the shares or payment of the cash. The grantee may elect that the Company withhold a portion of the common shares issuable with a fair market value equal to the amount of withholding taxes in satisfaction of the obligation to pay the withholding taxes.

Federal Income Tax Consequences —

Based on current provisions of the Code and the existing regulations thereunder, the anticipated U.S. federal income tax consequences in respect of Options granted under the 2003 Plan are as described below. The following discussion is not intended to be a complete statement of applicable law and is based on the U.S. federal income tax laws as in effect on the date hereof.

— ISOs

An optionee who is granted an ISO does not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of an ISO, the difference between the fair market value of the common shares of the Company received and the option price is a tax preference item potentially subject to the alternative minimum tax. However, on the later sale or other disposition of the common shares, generally only the difference between the fair market value of the common shares on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.

Upon disposition of common shares acquired from the exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the optionee disposes of the common shares within two years of the date of grant or within one year of the date of the transfer of the common shares to the optionee (a “Disqualifying Disposition”), then the optionee will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (a) the amount of gain realized on the disposition, or (b) the difference between the fair market value of the common shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period of time the common shares have been held. The Company is not entitled to a tax deduction upon either the exercise of an ISO or the disposition of common shares acquired pursuant to the exercise of an ISO, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition.

If an optionee pays the exercise price, in whole or in part, with previously acquired common shares, the exchange should not affect the ISO tax treatment of the exercise. Upon the exchange, and except as otherwise described herein, no gain or loss is recognized by the optionee upon delivering previously acquired common shares to the Company as payment of the exercise price. The common shares received by the optionee, equal in number to the previously acquired common shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired common shares. The optionee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements. Common shares received by the optionee in excess of the number of previously acquired common shares will have a basis of zero and a holding period which commences as of the date the common shares are transferred to the optionee upon exercise of the ISO. If the exercise of any ISO is effected using common shares previously acquired through the exercise of an ISO, the exchange of the previously acquired common shares will be considered a disposition of the common shares for the purpose of determining whether a Disqualifying Disposition has occurred.

— Non-Qualified Options

An optionee receiving a Non-Qualified Option does not recognize taxable income on the date of grant of the Non-Qualified Option, provided that the Non-Qualified Option does not have a readily ascertainable fair market value at the time it is granted. In general, the optionee must recognize ordinary income at the time of exercise of the Non-Qualified Option in the amount of the difference between the fair market value of the common shares of the Company on the date of exercise and the option price. The ordinary income recognized will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by an optionee will be deductible by the Company in the year that the optionee recognizes the income if the Company complies with the applicable withholding requirement.

Common shares acquired upon the exercise of a Non-Qualified Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the common shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the common shares, the optionee will recognize long-term capital gain or loss if the optionee has held the common shares for more than one year prior to disposition, or short-term capital gain or loss if the optionee has held the common shares for one year or less.

If an optionee pays the exercise price, in whole or in part, with previously acquired common shares, the optionee will recognize ordinary income in the amount by which the fair market value of the common shares received exceeds the exercise price. The optionee will not recognize gain or loss upon delivering the previously acquired common shares to the Company. Common shares received by an optionee, equal in number to the previously acquired common shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired common shares. Common shares received by an optionee in excess of the number of such previously acquired common shares will have a basis equal to the fair market value of the additional common shares as of the date ordinary income is recognized. The holding period for the additional common shares will commence as of the date of exercise or such other relevant date.

— Tax Treatment Upon a Change in Control

If Options under the 2003 Plan vest or are paid on an accelerated basis upon a Change in Control, some or all of the value of that acceleration may be considered an “excess parachute payment” under 280G of the Code, which would result in the imposition of a 20% federal excise tax on the recipients of the excess parachute payments and a loss of the Company’s deduction for the excess parachute payments.

— Performance Based Compensation

Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the Company’s chief executive officer and its four other most highly compensated executive officers. Compensation that qualifies as “performance-based compensation” is not subject to the $1 million limit. It is anticipated that, in general, the Committee will operate the 2003 Plan in a manner designed to avoid loss of the Company’s tax deduction relating to Options because of Section 162(m).

Vote Required

The affirmative vote of the holders of a majority of the common shares that are voted on the proposal to approve the 2003 Plan is necessary to approve the 2003 Plan. Under Ohio law and the Company’s Regulations, the effect of an abstention is the same as a “no” vote. Broker non-votes will not be counted in determining the number of common shares necessary for approval. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADOPT THE 2003 PLAN. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of the proposal to adopt the 2003 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans, and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options. The information presented in the table does not include the shares that would be available for future issuance under the 2003 Plan if shareholders approve the 2003 Plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	8,946,455	$29.6433	396,242

Equity compensation plans not approved by security holders	3,506,688	$27.3924	380,167

Total	12,453,143	$29.0095	776,409

On August 2, 1990, the Board of Directors adopted the WeShare Stock Option Plan (the “WeShare Plan”), a non-qualified stock option plan that provided for grants of options equal to 10% of each eligible employee’s earnings, with a minimum of 20 options to be granted to each eligible employee annually. Beginning in 2002, options equal to 8-12% of each eligible employee’s earnings could be granted annually under the WeShare Plan. The percentage of each eligible employee’s earnings is determined by the Company’s annual performance as measured by earnings per share growth and the Company’s three-year average total shareholder return relative to the Standard & Poor’s 500 Index. Most employees of the Company and its subsidiaries who are full-time employees on the grant date and on December 31 of the year preceding the grant date are eligible employees. An aggregate of 9.2 million common shares of the Company have been reserved pursuant to the WeShare Plan.

Options granted under the WeShare Plan have a term of 10 years from the grant date and become exercisable in installments of 25% on each of the first four anniversaries of the grant date. These exercise dates may be accelerated if the Company is involved in certain merger, consolidation, reclassification or exchange of securities transactions as specified in the WeShare Plan. If an employee’s employment is terminated for any reason other than death, disability, termination without cause in connection with the disposition of one or more restaurants or retirement, the options will be canceled as of the date of such termination. If the employee’s employment is terminated by reason of his death, disability or termination without cause in connection with the disposition of one or more restaurants, the options will become immediately exercisable and may be exercised at any time during the 12-month period after his or her death or date of becoming disabled, subject to the stated term of the options. If the employee’s employment is terminated by reason of his or her retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options. The Company has granted options under the WeShare Plan annually to several thousand employees. However, the Company will not make grants of options under the WeShare Plan in 2004 or subsequent years. The WeShare Plan has not been submitted to the shareholders of the Company for approval as permitted under current New York Stock Exchange listing requirements.

OTHER MATTERS

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2005, a shareholder proposal pursuant to Securities and Exchange Commission Rule 14a-8 must be received by the Company no later than November 8, 2004. Written requests for inclusion should be addressed to: Corporate Secretary, P. O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals other than Pursuant to Rule 14a-8

With respect to any shareholder proposal not submitted pursuant to Securities and Exchange Commission Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2005, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than January 22, 2005, and (ii) the proponent complies with the other requirements set forth in Securities and Exchange Commission Rule 14a-4.

Shareholder Communications to the Board of Directors

Shareholders may communicate with the Board of Directors or one or more Directors by sending a writing addressed to the Board or to any one or more Directors in care of Corporate Secretary, P. O. Box 237, Dublin, Ohio 43017-0237, in an envelope clearly marked “shareholder communication”. The Corporate Secretary’s office will forward such correspondence unopened to either Mr. Pickett or Mr. Lauer, or to another independent Director as the Board of Directors may specify from time to time, unless the envelope specifies that it should be delivered to another Director.

General Information

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P. O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE, OR TO VOTE ELECTRONICALLY AS DESCRIBED ON PAGE 1 OF THIS PROXY STATEMENT.

By order of the Board of Directors.

/s/ LEON M. McCORKLE, JR.

LEON M. McCORKLE, JR.

Secretary

Annex A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

WENDY’S INTERNATIONAL, INC.

Adopted May 2000

(as revised February 2001 and January 2004)

This Charter identifies the purpose, composition, authority, meeting requirements, responsibilities, and annual evaluation procedures of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Wendy’s International, Inc., an Ohio corporation (the “Company”), pursuant to the Board’s Principles of Governance, its Governance Guidelines (“Governance Guidelines”) and other applicable requirements.

I. PURPOSE

The Committee shall (a) provide assistance to the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent public accountants, (iv) the Company’s system of internal controls and the performance of the Company’s internal audit function, and (v) the Company’s code of ethical conduct as articulated in its Standards of Business Practices; (b) establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; (c) prepare the report required by the SEC for inclusion in the Company’s annual proxy statement; (d) retain and terminate the Company’s independent public accountants; (e) approve audit and non-audit services to be performed by the independent public accountants; and (f) perform such other functions as the Board may from time to time assign to the Committee. In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board, the independent public accountants, the internal auditors and management of the Company.

II. COMPOSITION

The Board shall appoint the Committee, which shall be comprised of not less than three directors. The membership of the Committee shall comply with the independence requirements of the United States Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange, as determined by the Board in its business judgment. Each member of the Committee shall be financially literate; as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period after his or her appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise and must otherwise meet the qualifications of an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC. No person may be made a member of the Committee if his or her service on the Committee would violate any restriction on service imposed by any rule or regulation of the SEC or the New York Stock Exchange. One of the members shall be appointed chair of the Committee by the Board.

Except for Board and Committee fees, a member of the Committee shall not be permitted to accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any other fees prohibited by the rules of the SEC or the New York Stock Exchange. In addition, no member of the Committee may be an affiliated person (as such term is defined in rules and regulations of the SEC) of the Company or any of its subsidiaries. Members of the Committee may receive their Board and Committee fees in cash, Company stock or options or other in-kind consideration as determined by the Board, in addition to all other benefits that other directors of the Company receive. No director may serve on the Committee if such director simultaneously serves on the audit committee of more than three public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and such determination is properly disclosed in the Company’s proxy statement.

Each member of the Committee shall serve at the discretion of the Board and until his or her successor is appointed. A Committee member (including the chair) may be removed at any time, with or without cause, by the Board. A Committee member may resign at any time by giving written notice to the Board. A Committee member may resign from the Committee without resigning from the Board, but a Committee member shall tender his or her resignation from the Committee upon ceasing to be a member of the Board or ceasing to be “independent” as noted above.

The Committee shall have authority to delegate responsibilities listed herein to subcommittees of the Committee if the Committee determines such delegation would be in the best interests of the Company.

III. AUTHORITY

The Committee is authorized by, and responsible to, the Board to investigate any activity of the Company which it deems relevant to the fulfillment of its responsibilities. This authority shall include full access to all books, records and employees of the Company and the right to initiate special or additional audits or investigations as it deems necessary. The Committee shall have the authority and sufficient funding to retain special legal, accounting or other consultants (without seeking Board approval) to advise the Committee. The Committee shall have sole authority to negotiate and approve the fees and retention terms of the Company’s independent public accountants. The Committee shall be provided with adequate resources to discharge its responsibilities. The Committee may ask members of management, employees, outside counsel, the independent public accountants or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request. All executives and employees are directed to cooperate as requested by the Committee.

The Committee may adopt rules of governance, not inconsistent with this Charter, to assist the Committee in the discharge of its responsibilities.

IV. MEETINGS

The Committee shall meet as necessary, but at least four times each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of the Chairman of the Board, the President or by any two committee members, preferably in conjunction with regular Director meetings. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Regulations. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. The Committee shall determine its own rules and procedures and shall have a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

The chair of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

The Committee shall meet periodically with management, the internal auditors and the independent public accountants of the Company in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee should meet with the independent public accountants and management quarterly to review the Company’s financial statements prior to their public release consistent with the provisions set forth below in Section V. The Committee may also meet from time to time with the Company’s investment bankers, investor relations professionals and financial analysts who follow the Company.

V. RESPONSIBILITIES

The Committee members, as directors and as articulated in the Governance Guidelines, will exercise their business judgment in a manner they reasonably believe to be in the best interests of the Company and its shareholders. Committee members are entitled to rely on the honesty and integrity of the Company’s executives and its outside advisors and auditors to the fullest extent permitted by law. In carrying out its oversight responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so as to ensure the Company remains in compliance with applicable legal and regulatory requirements.

A.    In addition to such other duties as the Board may from time to time assign, the Committee shall have the following responsibilities:

1.    The Committee shall annually approve, and will disclose to the Board and to the shareholders, the independent public accountants to be engaged for the examination of the consolidated financial statements of the Company and its subsidiaries for the next fiscal year. On an annual basis, the Committee shall evaluate the independent public accountants’ qualifications, performance and independence. To assist in this undertaking, the Committee shall require the independent public accountants to submit a report (which report shall be reviewed by the Committee) describing (a) the independent public accountants’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the accounting firm or by any inquiry or investigations by governmental or professional authorities (within the preceding five years) respecting one or more independent audits carried out by the independent public accountants, and any steps taken to resolve any such issues and (c) all relationships the independent public accountants have with the Company and relevant third parties to determine the independent public accountants’ independence. In making its determination, the Committee shall consider not only auditing and other traditional accounting functions performed by the independent public accountants, but also consulting, legal, information technology services and other professional services rendered by the independent public accountants and their affiliates. The Committee shall also consider whether the provision of any of these non-audit services is compatible with the independence standards under the guidelines of the SEC and of the Independence Standards Board and shall approve in advance any non-audit services to be provided by the independent public accountants. The Committee shall have the ultimate authority to discharge the independent public accountants.

2.    The Committee shall review the independent public accountants’ proposed audit scope and approach, the fees therefor, and discuss the results of the audit for each fiscal year with the independent public accountants and appropriate management representatives. The Committee shall establish and maintain guidelines for the retention of the independent auditors for any non-audit service and the fee for such service and shall determine procedures for the approval of the audit and non-audit services in advance. The Committee shall, in accordance with such procedures, approve in advance any audit or non-audit service provided to the Company by the independent auditors, all as required by applicable law or listing standards. The Committee has adopted and may amend, from time to time, its pre-approval policy with respect to the pre-approving audit and non-audit services to be performed by the independent public accountants.

3.    The Committee shall review and discuss with management and the independent public accountants the Company’s annual audited financial statements and quarterly financial statements (including disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation”) and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent public accountants of the Company, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent public accountants and legal counsel are satisfied with the disclosure and content of such documents. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of audit adjustments (whether or not recorded) and any such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by generally accepted auditing standards.

4.    The Committee shall discuss with management policies with respect to risk assessment and risk management. Although it is management’s duty to assess and manage the Company’s exposure to risk, the Committee should discuss guidelines and policies to govern the process by which risk assessment and management is handled and review the steps management has taken to monitor and control the Company’s risk exposure.

5.    The Committee shall have oversight responsibility for the Company’s internal audit functions.

6.    The Committee shall discuss with management and the internal auditors the quality and adequacy of the Company’s system of internal controls over financial reporting and its disclosure controls and procedures. The Committee shall discuss with the independent public accountants any significant matters regarding internal controls over financial reporting that have come to their attention during the conduct of their audit.

7.    The Committee shall review any request by Company management for a second opinion on a significant accounting issue, any changes in accounting or financial reporting practices and any other significant unusual events which impact the financial statements of the Company.

8.    The Committee shall review on an annual basis the experience and qualifications of the senior members of the audit engagement team and discuss the knowledge and experience of the independent public accountants and the senior members of the audit engagement team with respect to the Company’s industry. The Committee shall ensure the regular rotation of the lead audit partner and audit review partner as required by law and consider whether there should be a periodic rotation of the Company’s independent public accountants. In addition, the Committee shall establish and periodically review hiring policies for employees or former employees of the independent public accountants.

9.    The Committee shall review with the independent public accountants any problems or difficulties the auditor may have encountered and any “management” or “internal control” letter provided by the independent public accountants and the Company’s response to that letter. Such review should include:

i.    any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information and any significant disagreements with management;

ii.    any accounting adjustments that were proposed by the independent public accountants that were not agreed to by the Company;

iii.    communications between the independent public accountants and its national office regarding any significant issues or matters that otherwise are required to be disclosed to the Committee on which it was consulted by the audit team and matters of audit quality and consistency;

iv.    any changes required in the planned scope of the internal audit; and

v.    the responsibilities, budget and staffing of the Company’s internal audit function.

10.    The Committee shall communicate with the independent public accountants regarding (a) alternative treatments of financial information within the parameters of generally accepted accounting principles, (b) critical accounting policies and practices to be used in preparing the audit report and (c) such other matters as the SEC and the New York Stock Exchange may direct by rule or regulation.

11.    The Committee shall periodically discuss with the chief executive officer and chief financial officer (a) significant deficiencies in the design or operation of the internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud that involves management or other employees who have a significant role in the Company’s internal controls. In addition, the Committee shall undertake to inquire of the independent public accountants whether any officer or director of the Company, or any person acting under their direction, has sought to fraudulently influence, coerce, manipulate or mislead the independent public accountants for purposes of rendering the Company’s financial statements materially misleading.

12.    The Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

13.    The Committee shall review and discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release but should generally discuss the types of information to be disclosed and the type of presentation to be made in any earnings release or guidance. In addition, the Committee shall review the regular internal reports to management prepared by the internal auditors and management’s response thereto.

14.    The Committee shall review with management and the independent public accountants the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements. The Committee shall also consider the independent public accountants’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting and consider alternative accounting principles and estimates.

15.    The Committee shall annually review major issues regarding the Company’s auditing and accounting principles and practices and its presentation of financial statements, including the adequacy of internal controls and special audit steps adopted in light of material internal control deficiencies. In addition, the Committee shall review all analyses prepared by management and/or the independent public accountants of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analysis of the effect of alternative generally accepted accounting principle methods on the Company’s financial statements.

16.    The Committee shall establish procedures for receiving accounting complaints and concerns and anonymous submissions from employees and others regarding questionable accounting matters.

17.    Review management’s annual assessment of the effectiveness of the Company’s internal control over financial reporting and the independent public accountant’s attestation report regarding such assessment.

18.    Review with the internal auditors, the Controller and other appropriate management the effectiveness of controls relating to officer expenses and perquisites.

B.    To the extent the Board determines to seek shareholder ratification of the Committee’s selection of the Company’s independent public accountants, the Committee will consider such ratification or failure to ratify as a factor in discharging its federally mandated duty in connection with selection and engagement of the Company’s independent public accountants.

C.    The independent public accountants shall be ultimately accountable to the Committee. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants.

VI. ANNUAL EVALUATION

The Committee shall annually assess its performance to confirm that it is meeting its responsibilities under this Charter. In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) the frequency and length of meetings and (e) the quality of written materials and presentations. The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate.

VII. MISCELLANEOUS

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. This Charter is intended to be consistent with and supplemented by the Board’s Principles of Governance and Governance Guidelines. This Charter is, and any amendments thereto will be, displayed on the Company’s website and a printed copy will be made available to any shareholder of the Company who requests such.

Last amended by the Board of Directors on January 30, 2004.

Annex B

WENDY’S INTERNATIONAL, INC.

AUDIT COMMITTEE PRE-APPROVAL POLICY

Adopted May 2003

(as revised January 2004)

This Policy identifies the Audit Committee’s procedures and conditions for pre-approving audit, audit-related and non-audit services performed by a public accounting firm that acts as the independent auditor (the “Auditor”) responsible for auditing the consolidated financial statements of Wendy’s International, Inc., an Ohio corporation (the “Company”), and its subsidiaries and affiliates.

I.    STATEMENT OF PRINCIPLES

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities of ensuring the independence of the Auditor.

The Audit Committee will engage the Auditor for the audit of the Company’s consolidated financial statements. Prior to the engagement of the Auditor for any audit or permissible non-audit service, the engagement must be (a) pre-approved pursuant to the pre-approval policies and procedures set forth herein or (b) specifically approved by the Audit Committee. The Audit Committee will not grant broad, categorical approvals for services to be provided; rather, to ensure that the Audit Committee knows precisely what services it is pre-approving, such services must be described in sufficient detail when presented to the Audit Committee for pre-approval.

The appendices to this Policy describe the services that have been pre-approved by the Audit Committee. The Audit Committee intends, as part of its pre-approval procedures, to include cost and time limitations for each audit or non-audit service to be provided by the Auditor. Any proposed services exceeding the pre-approved cost or time limits established for such services in the appendices hereto will require specific approval by the Audit Committee.

The Audit Committee will periodically revise the list of pre-approved services reflected on the appendices hereto from time to time, based on subsequent determinations made by the Audit Committee. Additionally, the Audit Committee may amend this Policy from time to time in accordance with the Audit Committee’s charter or the Company’s Regulations.

The Auditor has reviewed this Policy and believes that implementation of the Policy will not adversely affect the Auditor’s independence.

II.    DELEGATION OF AUTHORITY

The Audit Committee may delegate pre-approval authority to one or more if its independent members, and approval of such member or members within the parameters of this Policy shall constitute approval of the Audit Committee hereunder. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the Committee’s responsibilities for pre-approving audit and non-audit services performed by the Auditor.

III.    AUDIT SERVICES

The annual audit, review or attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee’s approval is required for any necessary changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

The known or anticipated audit services pre-approved, or that will be pre-approved, by the Audit Committee are listed and will be listed in Appendix A, as amended from time to time. In addition to the annual audit, review or attestation services specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other known or anticipated audit services. All other audit services not listed in Appendix A must be separately pre-approved by the Audit Committee in accordance with this Policy.

IV.    AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and that are traditionally performed by the Auditor in connection therewith. The Audit Committee believes that the provision of the audit-related services does not impair the independence of the Auditor. The known or anticipated audit-related services pre-approved, or that will be pre-approved, by the Audit Committee are listed and will be listed in Appendix B, as amended from time to time. All other audit-related services not listed in Appendix B must be separately pre-approved by the Audit Committee in accordance with this Policy.

V.    TAX SERVICES

The Audit Committee believes that the Auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the Auditor’s independence. However, the Audit Committee will not permit the retention of the Auditor in connection with a transaction initially recommended by the Auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions. The known or anticipated tax services pre-approved, or that will be pre-approved, by the Audit Committee are listed and will be listed in Appendix C, as amended from time to time. All other tax services not listed in Appendix C or tax services involving large and complex transactions must be separately pre-approved by the Audit Committee in accordance with this Policy.

VI.    ALL OTHER SERVICES

The Audit Committee may pre-approve those permissible non-audit services classified as “All Other Services” that it believes would not impair the independence of the Auditor. The known or anticipated other non-audit services pre-approved, or that will be pre-approved, by the Audit Committee are listed and will be listed in Appendix D, as amended from time to time. All other permissible non-audit services not listed in Appendix D must be separately pre-approved by the Audit Committee in accordance with this Policy.

A list of the non-audit services prohibited by the Securities and Exchange Commission is attached to this Policy as Exhibit 1. Such exhibit may be amended from time to time to add any other service prohibited by applicable law, regulation, rule or accounting or auditing standard.

VII.    WAIVER OF PRE-APPROVAL FOR NON-AUDIT SERVICES

Specific pre-approval is not required for services not listed in Appendix D, provided that such non-audit services (a) do not aggregate to more than 5 percent of total revenues paid by the Company to the Auditor in the fiscal year in which the services are provided, (b) were not recognized as non-audit services at the time of the engagement and (c) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee (or its designated representative, if any, as authorized pursuant to Section II of this Policy).

VIII.    PRE-APPROVED FEE LEVELS

Pre-approved fee levels for all services to be provided by the Auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. Each year the Auditor will provide the Audit Committee with a report of the known or anticipated audit, audit-related, tax and other non-audit services together with an estimate of the fees for such services. The Audit Committee will review the fees and scope of such services so as to avoid any question as to the compatibility of such services with the Auditor’s independence. Each quarter the Auditor will provide the Audit Committee with a report of the audit, audit-related, tax and other non-audit services provided together with the actual fees incurred. Any changes to the estimate of services to be provided and fees attributable to such services will be discussed quarterly, and if necessary, revised.

IX.    SUPPORTING DOCUMENTATION

With respect to each proposed pre-approved service, the Auditor will provide the Audit Committee with detailed back-up documentation regarding the specific services to be provided.

X.    PROCEDURES

Requests or applications to provide services that require specific approval of the Audit Committee will be submitted to the Audit Committee by both the Auditor and the Chief Financial Officer or other designated representative of the Company. The Audit Committee (or its designated representative, if any, as authorized pursuant to Section II of this Policy) will approve or disapprove the request or may request additional information from the Auditor and management prior to rendering its decision. In deliberating a request, the Audit Committee may meet in person, by telephone conference call or by any other means permitted by the Audit Committee’s charter or the Company’s Regulations. Without a meeting, the Audit Committee may act by unanimous written consent of all committee members or by any other means permitted by the Audit Committee’s charter or the Company’s Regulations.

This Policy was last amended by the Audit Committee

of Wendy’s International, Inc. on January 29, 2004

Annex C

WENDY’S INTERNATIONAL, INC.

2003 STOCK INCENTIVE PLAN

Section 1.    Purpose.    The purpose of this Wendy’s International, Inc. 2003 Stock Incentive Plan (the “Plan”) is to strengthen Wendy’s International, Inc. (the “Company”) by providing an incentive to the employees and directors of the Company and its subsidiaries (the “Subsidiaries”) and thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment) and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Restricted Stock, Options, Stock Appreciation Rights, Dividend Equivalent Rights, Performance Awards, Share Awards and Stock Units (as each term is herein defined).

Section 2.    Administration of the Plan.

2.1    Committee Composition; Powers.    The Board shall appoint a committee (the “Committee”) of not less than three (3) members of the Board to administer the Plan. The members of the Committee shall serve at the pleasure of the Board, which shall have the power at any time, or from time to time, to remove members from the Committee or to add members thereto. Each member of the Committee shall be a Nonemployee Director and an Outside Director and shall satisfy any applicable stock exchange requirements. The Committee shall construe and interpret the Plan, establish such operating guidelines and rules as it deems necessary for the proper administration of the Plan and make such determinations and take such other action in connection with the Plan as it deems necessary and advisable. It shall determine the Eligible Individuals to whom and the time or times at which Awards and Options shall be granted, the number of Shares to be subject to each Award and Option, the terms and conditions of each Award and Option (and amendments thereto) and the duration of leaves of absence which may be granted to Grantees and Optionees without constituting a termination of their employment, or status as a director for purposes of the Plan. Any such construction, interpretation, rule, determination or other action taken by the Committee pursuant to the Plan shall be final, binding and conclusive on all interested parties, including without limitation the Company and all Grantees and Optionees.

2.2    Committee Action.    Actions by a majority of the Committee at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Option granted under it.

2.3    No Repricing of Options or Stock Appreciation Rights.    The Committee shall have no authority to make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company’s shareholders shall have approved such adjustment or amendment.

Section 3.    Maximum Number of Shares Subject to Plan.

3.1    Number of Shares Authorized for Issuance.    Subject to any adjustment as provided in the Plan, the Shares to be issued under the Plan may be, in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Company and held by it as treasury shares. The aggregate number of Shares that may be made the subject of Awards or Options granted under the Plan shall not exceed 3,600,000; provided, however, that in the aggregate, not more than 2,200,000 Shares may be made the subject of Restricted Stock Awards, Restricted Stock Units, Performance Awards and Share Awards under the Plan. The number of Shares that may be the subject of Options and Stock Appreciation Rights granted to an Eligible Individual in any calendar year may not exceed 125,000 Shares. The number of Shares that may be the subject of Performance Shares granted to an Eligible Individual in any calendar year may not exceed 125,000 Shares. The dollar amount of cash or the Fair Market Value of Shares that any Eligible Individual may receive in any calendar year in respect of Performance Units denominated in dollars may not exceed $4,000,000.

3.2    Calculating Shares Available.

(i)    Upon the granting of an Award or an Option, the number of Shares available under this Section 3 for the granting of further Awards and Options shall be reduced as follows:

(a)    In connection with the granting of an Award or an Option (other than the granting of a Performance Unit denominated in dollars or Dividend Equivalents), the number of Shares available under this Section 3 for the granting of further Options and Awards shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated; provided, however, that if any Option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment of the Option Price, the maximum number of Shares available under this Section 3 shall be increased by the number of Shares so tendered.

(b)    In connection with the granting of a Performance Unit denominated in dollars, the number of Shares available under this Section 3 for the granting of further Options and Awards initially shall be reduced by an amount equal to the quotient of (i) the dollar amount in which the Performance Unit is denominated, divided by (ii) the Fair Market Value of a Share on the date the Performance Unit is granted, with a corresponding adjustment if the Performance Unit is ultimately settled in whole or in part with a different number of Shares.

(c)    In connection with the granting of a Dividend Equivalent Right, the number of Shares available under this Section 3 shall not be reduced; provided, however, that if Shares are issued in settlement of a Dividend Equivalent Right, the number of Shares available for the granting of further Options and Awards under this Section 3 shall be reduced by the number of Shares so issued.

(ii)    Whenever any outstanding Option or Award or portion thereof expires, is canceled, is settled in cash (including the settlement of tax withholding obligations using Shares) or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the Shares allocable to the expired, canceled, settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder. In addition, upon settlement of a Stock Appreciation Right in Shares, the excess of the number of Shares covered by the Stock Appreciation Right over the number of Shares issued in settlement of the Stock Appreciation Right may again be the subject of Options or Awards granted hereunder.

Section 4.    Restricted Stock; Stock Units.

4.1    Restricted Stock.    The Committee, from time to time, subject to the terms and provisions of the Plan, may grant to any Eligible Individual an Award of Restricted Stock, which shall be evidenced by an Agreement. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 4.1.

(i)    Rights of Grantee.    Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(ii)    Non-Transferability.    Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 4.1(iii), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(iii)    Lapse of Restrictions.

(a)    Generally.    Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

(b)    Effect of Change in Control.    Upon a Change in Control, the restrictions upon Shares of Restricted Stock shall lapse.

(iv)    Treatment of Dividends.    At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited interest on the amount of the account at such times and at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

(v)    Delivery of Shares.    Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Grantee with respect to such Shares of Restricted Stock, free of all restrictions hereunder.

4.2    Stock Unit Awards.

(i)    Grant.    The Committee, from time to time, subject to the terms and provisions of the Plan, may grant to any Eligible Individual an Award of Stock Units, which shall be evidenced by an Agreement. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine.

(ii)    Payment of Awards.    Each Stock Unit shall represent the right of the Grantee to receive a payment upon vesting of the Stock Unit or on any later date specified by the Committee equal to the Fair Market Value of a Share as of the date the Stock Unit was granted, the vesting date or such other date as determined by the Committee at the time the Stock Unit was granted. The Committee may, at the time a Stock Unit is granted, provide a limitation on the amount payable in respect of each Stock Unit. The Committee may provide for the settlement of Stock Units in cash or with Shares having a Fair Market Value equal to the payment to which the Grantee has become entitled.

(iii)    Effect of Change in Control.    Upon a Change in Control, Stock Units shall become fully vested.

Section 5.    Non-Employee Director Restricted Stock Grants.

5.1    Formula Restricted Stock Grants.    Beginning in 2004, subject to the approval of the Plan by the Company’s stockholders as provided for in Section 28, each Eligible Director shall be granted 1,375 Shares of Formula Restricted Stock under the Plan. Such Formula Restricted Stock shall be granted on the date on which the regularly scheduled Board meeting is held during the Company’s second fiscal quarter. In the event that an insufficient number of Shares remains available under the Plan for issuance to all Eligible Directors in a fiscal year, then unless the Plan is amended to provide additional Shares or the Company adopts another stock plan under which the Eligible Directors can participate, the Eligible Directors shall participate on a pro-rata basis.

5.2    Formula Restricted Stock Agreements. All Formula Restricted Stock shall be evidenced by an Agreement, which shall include the following terms and conditions:

(i)    Grantee and Number of Shares.    Each Agreement shall state the name of the Eligible Director to whom the Formula Restricted Stock has been granted and shall state the number of Shares of Formula Restricted Stock granted.

(ii)    Rights of Grantee.    Shares of Formula Restricted Stock shall be issued to an Eligible Director as soon as practicable after the Award is granted provided that the Eligible Director has executed an Agreement evidencing the Award, the appropriate blank stock powers and an escrow agreement. Shares issued in connection with a Formula

Restricted Stock Award shall be held by the Company in escrow. Upon issuance of the Shares, the Grantee shall have all the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares; provided, however, that (a) any such dividends or distributions paid in cash shall be automatically reinvested by the Company in Shares and (b) all such reinvested dividends and distributions and all other dividends or distributions shall be deferred and shall be held by the Company in escrow and shall be subject to the same restrictions on transfer, risk of forfeiture and vesting schedule as the Shares in respect of which such dividends or other distributions were granted. The number of Shares issued in respect of any cash dividends or distributions reinvested in accordance with the preceding sentence shall be equal to the aggregate amount of any such cash dividends or distributions divided by the Fair Market Value of a Share on the date such dividends or distributions are paid; provided that no fractional Shares shall be issued. The amount of any cash dividends or distributions remaining in respect of a fractional Share shall be held by the Company and added to any subsequent cash dividends or distributions paid in respect of Formula Restricted Stock and reinvested in Shares or, if earlier, paid to the Eligible Director upon the lapse of all restrictions upon the Shares in respect of which such dividend or distribution was paid in accordance with Section 5.2(iv) below.

(iii)    Non-Transferability.    Until all restrictions upon the Shares of Formula Restricted Stock awarded to the Grantee shall have lapsed in the manner set forth in Section 5.2(iv), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(iv)    Lapse of Restrictions.

(a)    General.    Twenty-five (25%) percent of the Shares of Formula Restricted Stock (and any deferred dividends and distributions that have been paid in respect of such Shares) shall vest on each of the first four anniversaries of the grant date of such Formula Restricted Stock. Otherwise, each Grantee shall have the rights with respect to such Formula Restricted Stock as specified in the Plan.

(b)    Effect of Change in Control.    Upon a Change in Control, the restrictions upon Shares of Restricted Stock shall lapse.

(v)    Termination of Services by Grantee.    Except as otherwise set forth in this Section 5.2(v), upon the termination of a Grantee’s services as a director, for any reason whatsoever, the unvested Shares of the Formula Restricted Stock (including any deferred dividends and distributions that have been paid in respect of such Shares) shall be forfeited as of the date of such termination. In the event a Grantee’s services as a director of the Company is terminated by reason of the Grantee’s death, the Grantee becoming Disabled, or by reason of the Grantee’s Retirement, then all Formula Restricted Stock (including all deferred dividends and distributions) held by the Grantee shall become immediately vested as of the date of such termination.

Section 6.    Option Grants to Eligible Individuals.

6.1    Selection of Optionees.    The Committee, from time to time, subject to the terms and provisions of the Plan, may grant Options to any Eligible Individual. In determining the persons to whom Options shall be granted and the number of Shares to be covered by each Option, the Committee may take into account the nature of the services rendered by such persons, their present and potential contribution to the success and growth of the Company and its Subsidiaries, and such other factors as the Committee, in its discretion, shall deem relevant. Any Eligible Individual who has been granted an Option under a prior stock option plan of the Company may be granted an additional Option or Options under the Plan if the Committee shall so determine.

6.2    Option Requirements.    The Options granted pursuant to this Section 6 shall be authorized by the Committee and shall be evidenced by an Agreement, which Agreement shall include the following terms and conditions:

(i)      Optionee.    Each Agreement shall state the name of the Optionee to whom the Option has been granted.

(ii)     Number of Shares.    Each Agreement shall state the number of Shares to which that Option pertains.

(iii)    Purchase Price.    Each Agreement shall state the Option Price, which shall be not less than one hundred percent (100%) of the Fair Market Value of the Shares covered by such Option on the date of grant of such Option.

(iv)    Length of Option.    Each Option granted pursuant to this Section 6 shall be granted for a period to be determined by the Committee but in no event to exceed more than ten (10) years. However, each Option shall be exercisable only during such portion of its term as the Committee shall determine and, subject to Section 11, only if the Optionee is employed by the Company or a Subsidiary at the time of such exercise. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the first sentence on this Section 6.2(iv).

(v)    Exercise of Option.    Each Optionee shall have the right to exercise his or her Option at the time or times and in the manner specified in the Plan or in the Agreement evidencing such Option. The Committee may accelerate the exercisability of any Option granted to an Eligible Individual or any portion thereof at any time.

6.3    Types of Stock Options.    The Options granted under the Plan may be Nonqualified Stock Options or Incentive Stock Options. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or its “parent corporation” or a “subsidiary corporation” (as such terms are defined in Section 424 of the Code). Notwithstanding anything to the contrary contained in this Section 6, no Incentive Stock Option shall be granted to an individual owning stock possessing more than ten percent (10%) of the total combined voting power of the Company, or its parent corporation or subsidiary corporations unless (i) the Option Price at the time such Option is granted is equal to at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Option, and (ii) such Option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted. Further, the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all such plans of the Company and its Subsidiaries) shall not exceed one hundred thousand dollars ($100,000.00).

6.4    Method of Exercise of Options.    Each Option shall be exercised pursuant to the terms of such Option as set forth in the applicable Agreement and pursuant to the terms of the Plan by giving notice to the Company at its principal place of business or other address designated by the Company, accompanied by cash, certified check, delivery of Shares (valued at their Fair Market Value) or, in the case of Options other than Formula Options, other property acceptable to the Committee, in payment of the Option Price for the number of Shares specified. From time to time the Committee may establish procedures relating to effecting such exercises, including procedures for cashless exercises through a registered broker-dealer. No fractional Shares (or cash in lieu thereof) shall be issued as a result of exercising an Option. The Company shall make delivery of such Shares as soon as possible; provided, however, that if any law or regulation or securities exchange rule requires the Company to take action with respect to the Shares specified in such notice before issuance thereof, the date of delivery of such Shares shall then be extended for the period necessary to take such action.

6.5    Non-Transferability of Options.    Except to the extent that, pursuant to the terms of the Plan or an Agreement, an Optionee’s legal representative or estate is permitted to exercise an Option, an Option is exercisable during an Optionee’s lifetime only by the Optionee. The Options shall not be transferable except by will or the laws of descent and distribution.

6.6    Change in Control.    In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable.

6.7    Buy Out of Option Gains.    At any time after any Option becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and pay to the Optionee the excess of the Fair Market Value of the Shares covered by such Option over the Option Price of such Option at the date the Committee provides written notice (the “Buy Out Notice”) of the intention to exercise such right. Buy outs pursuant to this provision shall be effected by the Company as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in Shares, or partly in cash and partly in Shares, as the Committee deems advisable. To the extent payment is made in Shares, the number of shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a Share at the date of the Buy Out Notice. In no event shall the Company be required to deliver a fractional Common Share in satisfaction of this buy out provision.

Section 7.    Stock Appreciation Rights.

7.1    Grant.    The Committee, from time to time, subject to the terms and provisions of the Plan, may, either alone or in connection with the grant of an Option, grant to any Eligible Individual Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option, or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

7.2    Stock Appreciation Right Related to an Option.    If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

(i)    Exercise.    A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the exercise price specified in the related Incentive Stock Option Agreement.

(ii)    Amount Payable.    Upon the exercise of a Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the last trading date immediately preceding the date of exercise of such Stock Appreciation Right over the Option Price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(iii)    Treatment of Related Options and Stock Appreciation Rights Upon Exercise.    Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.3    Stock Appreciation Right Unrelated to an Option.    A Stock Appreciation Right unrelated to an Option shall cover such number of Shares as the Committee shall determine.

(i)    Terms; Duration.    Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. However, each Stock Appreciation Right shall be exercisable only during such portion of its term as the Committee shall determine and, subject to Section 11, only if the Grantee is employed by the Company or a Subsidiary at the time of such exercise.

(ii)    Amount Payable.    Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(iii)    Non-Transferability.    No Stock Appreciation Right unrelated to an Option shall be transferable by the Grantee otherwise than by will or the laws of descent and distribution, and such Stock Appreciation Right shall be exercisable during the lifetime of such Grantee only by the Grantee or his or her guardian or legal representative.

7.4    Method of Exercise.    Stock Appreciation Rights shall be exercised by a Grantee only by giving written notice to the Company at its principal place of business or other address designated by the Company, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Company, which shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

7.5    Form of Payment.    Payment of the amount determined under Section 7.2(ii) or 7.3(ii) may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

7.6    Effect of Change in Control.    In the event of a Change in Control, all Stock Appreciation Rights shall become immediately and fully exercisable.

Section 8.    Dividend Equivalent Rights.    The Committee, from time to time, subject to the terms and provisions of the Plan, may grant Dividend Equivalent Rights to any Eligible Individual in tandem with an Option or Award or as a separate Award. The terms and conditions applicable to each Dividend Equivalent Right shall be specified in the Agreement under which the Dividend Equivalent Right is granted. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Option or Award to which the Dividend Equivalent Rights relate. In the event that the amounts payable in respect of Dividend Equivalent Rights are to be deferred, the Committee shall determine whether such amounts are to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. If amounts payable in respect of Dividend Equivalent Rights are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments, as determined by the Committee.

Section 9.    Performance Awards.

9.1    Performance Units.    The Committee, from time to time, subject to the terms and provisions of the Plan, may grant to any Eligible Individual an Award of Performance Units, the terms and conditions of which shall be set forth in an Agreement. Performance Units may be denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, each Unit represents the right to receive payment as provided in Sections 9.1(i) and (ii) of (a) in the case of Share-denominated Performance Units, the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee, (b) in the case of dollar-denominated Performance Units, the specified dollar amount or (c) a percentage (which may be more than 100%) of the amount described in clause (a) or (b) depending on the level of Performance Objective attainment; provided, however, that, the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(i)    Vesting and Forfeiture.    Subject to Sections 9.3(iii) and 9.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

(ii)    Payment of Awards.    Subject to Section 9.3(iii) and 9.4, payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates. Subject to Section 9.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

9.2    Performance Shares.    The Committee, from time to time, subject to the terms and provisions of the Plan, may grant to any Eligible Individual an Award of Performance Shares, the terms and conditions of which shall be set forth in an Agreement. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

(i)    Rights of Grantee.    Performance Shares shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, or on such other date as the Committee may determine, provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Grantee shall fail to execute the Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(ii)    Non-Transferability.    Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Section 9.2(iii) or 9.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(iii)    Lapse of Restrictions.    Subject to Sections 9.3(iii) and 9.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted. Performance Shares with respect to which Performance Objectives have been attained may also be subject to additional vesting conditions based on continued service or such other conditions as may be established by the Committee at the time the Award is granted.

(iv)    Treatment of Dividends.    At the time the Award of Performance Shares is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited interest on the amount of the account at such times and at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

(v)    Delivery of Shares.    Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Grantee with respect to such Performance Shares, free of all restrictions hereunder.

9.3    Performance Objectives

(i)    Establishment.    Performance Objectives for Performance Awards may be expressed in terms of earnings per share, earnings (which may be expressed as earnings before specified items), return on assets, return on invested capital, revenue, operating income, cash flow, total shareholder return or any combination thereof. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Operating Units or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

(ii)    Effect of Certain Events.    At the time of the granting of a Performance Award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Performance Award as Performance-Based Compensation, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

(iii)    Determination of Performance.    Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award that is intended to constitute Performance-Based Compensation made to a Grantee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance-Based Compensation. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options or Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options or Awards to fail to qualify as Performance-Based Compensation.

9.4    Effect of Change in Control.    Unless the Committee determines otherwise at the time of grant of a Performance Award, in the event of a Change in Control:

(i)    With respect to Performance Units, the Grantee shall (i) become vested in all outstanding Performance Units as if all Performance Objectives had been satisfied at the highest level by the Company and the Grantee and (ii) be entitled to receive in respect of all Performance Units which become vested as a result of a Change in Control a cash payment within ten (10) days after such Change in Control.

(ii)    With respect to Performance Shares, all restrictions shall lapse immediately on all outstanding Performance Shares as if all Performance Objectives had been satisfied at the highest level by the Company and the Grantee.

9.5    Non-Transferability.    Until the vesting of Performance Units or the lapsing of any restrictions on Performance Shares, as the case may be, such Performance Units or Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

Section 10.    Share Awards.    The Committee, from time to time, subject to the terms and provisions of the Plan, may grant to any Eligible Individual a Share Award on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

Section 11.    Effect of a Termination of Employment on Options and Awards.

11.1    Earlier Termination of Employment.    Upon the termination of an Optionee’s or Grantee’s employment with the Company and its Subsidiaries, for any reason whatsoever, except as otherwise set forth in this Section 11, in an Agreement or, with the consent of such individual, as determined by the Committee at any time prior to or after such termination, Options and Awards granted to such individual will be treated as follows:

(i)      Any Options and Stock Appreciation Rights will terminate as to all Shares covered by such Options or Stock Appreciation Rights that have not been exercised as of the date of such termination.

(ii)     Any unvested portion of any Restricted Stock or Stock Units will be immediately forfeited.

(iii)    Any Performance Shares or Performance Units will terminate.

(iv)    Any other Awards to the extent not vested will terminate.

11.2    Upon Death or Disability.    Except as otherwise provided in an Agreement, in the event an Optionee’s or Grantee’s employment is terminated with the Company and its Subsidiaries as a result of such individual’s death or such individual becoming Disabled, Options and Awards granted to such individual will be treated as follows:

(i)      Any Options or Stock Appreciation Rights shall become immediately exercisable as of the date of such termination of employment, and the Optionee or Grantee, or in the event the Optionee or Grantee is incapacitated and unable to exercise the rights granted hereunder, the individual’s legal guardian or legal representative, or in the event the Optionee or Grantee dies, the estate of the deceased individual, shall have the right to exercise any rights the Optionee or Grantee would otherwise have had under the Plan for a period of one year after the date of such termination (but in no event beyond the maximum term of the Option or Stock Appreciation Right).

(ii)     Any unvested portion of any Restricted Stock or Stock Units will become immediately vested.

(iii)    Any Performance Shares or Performance Units will remain outstanding and the Grantee or the Grantee’s estate will be entitled to a pro-rata portion of the payment otherwise payable in respect of the Award (based on the number of full weeks the Grantee was employed by the Company or a Subsidiary during the applicable Performance Cycle over the total number of weeks in such Performance Cycle), which will be paid on the date the Award would have been paid if the Grantee had remained employed with the Company or a Subsidiary.

11.3    Upon Retirement.    Except as otherwise provided in an Agreement, in the event an Optionee’s or Grantee’s employment with the Company and its Subsidiaries is terminated by reason of such individual’s Retirement, Options and Awards granted to such individual will be treated as follows:

(i)    With respect to any Options and Stock Appreciation Rights, for a period of 48 months following the date of such Retirement (but in no event beyond the maximum term of the Option or Stock Appreciation Right), the Options or

Stock Appreciation Rights shall remain outstanding and (i) to the extent not then fully vested, will continue to vest in accordance with the applicable vesting schedule, and (ii) the Optionee or Grantee shall have the right to exercise any rights the individual would otherwise have had under the Plan. Notwithstanding the foregoing, in the event that an Optionee does not exercise an Incentive Stock Option prior to the expiration of the three-month period after the date of the Optionee’s Retirement, such Option shall be treated as a Nonqualified Stock Option upon exercise.

(ii)     Any unvested portion of any Restricted Stock or Stock Units will become immediately vested.

(iii)    Any Performance Shares or Performance Units will remain outstanding and the Grantee will be entitled to a pro-rata portion of the payment otherwise payable in respect of the Award (based on the number of full weeks the Grantee was employed by the Company or a Subsidiary during the applicable Performance Cycle over the total number of weeks in such Performance Cycle), which will be paid on the date the Award would have been paid if the Grantee had remained employed with the Company or a Subsidiary.

11.4    Upon Termination of Employment in Connection with Certain Dispositions.    Except as otherwise provided in an Agreement, in the event an Optionee’s or Grantee’s employment with the Company and its Subsidiaries is terminated without Cause in connection with a disposition of one or more restaurants or other assets by the Company or its Subsidiaries, or in connection with a sale or other disposition of a Subsidiary, the Options and Awards granted to such individual will be treated as follows:

(i)      With respect to Options and Stock Appreciation Rights, such Award will remain outstanding and (i) to the extent not then fully vested, will continue to vest in accordance with the applicable vesting schedule, and (ii) the Optionee or Grantee will have the right to exercise any rights the individual would otherwise have had under the Plan for a period of one year following the date of such termination of employment (but in no event beyond the maximum term of the Option or Stock Appreciation Right).

(ii)     Any unvested portion of any Restricted Stock or Stock Units will become immediately vested.

(iii)    Any Performance Shares or Performance Units will remain outstanding and the Grantee will be entitled to a pro-rata portion of the payment otherwise payable in respect of the Award (based on number of full weeks the Grantee was employed by the Company or a Subsidiary during the applicable Performance Cycle over the total number of weeks in such Performance Cycle), which will be paid on the date the Award would have been paid if the Grantee had remained employed with the Company or a Subsidiary.

Section 12.    Effect of Change in Common Shares Subject to the Plan.

12.1    In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted to any Eligible Individual in any calendar year, (iii) the number and class of Shares or other stock or securities which are subject to outstanding Options or Awards granted under the Plan and the exercise price therefor, if applicable, (iv) the number and class of Shares or other securities in respect of which Formula Options are to be granted under Section 5 and (v) the Performance Objectives.

12.2    Any such adjustment in the Shares or other stock or securities (i) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code or (ii) subject to outstanding Options or Awards that are intended to qualify as Performance-Based Compensation shall be made in such a manner as not to adversely affect the treatment of the Options or Awards as Performance-Based Compensation.

12.3    If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

Section 13.    Effect of Certain Transactions.    Subject to Sections 4.1(iii)(b), 4.2(iii), 6.6, 7.6 and 9.4 or as otherwise provided in an Agreement, following (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the

Company (a “Transaction”), either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. The treatment of any Option or Award as provided in this Section 13 shall be conclusively presumed to be appropriate for purposes of Section 12.

Section 14.    Listing and Registration of Common Shares.    If at any time the Board shall determine that listing, registration or qualification of the Shares covered by an Option or Award upon any securities exchange or under any state or federal law or the consent or the approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the purchase of Shares under the Option, the Option may not be exercised in whole or in part, and Shares shall not be delivered in connection with any other Award, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Any person exercising an Option or receiving Shares in connection with any other Award shall make such representations and agreements and furnish such information as the Board or the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

Section 15.    Misconduct.    In the event that an Optionee or Grantee has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company or its Subsidiaries, or (ii) breached any contract with or violated any fiduciary obligation to the Company or its Subsidiaries, or (iii) engaged in unlawful trading in the securities of the Company or its Subsidiaries or of another company based on information gained as a result of that Optionee’s or Grantee’s employment with, or status as a director to, the Company or its Subsidiaries, then that Optionee or Grantee shall forfeit all rights under any outstanding Option or Award granted under the Plan and all of that Optionee’s or Grantee’s outstanding Options or Awards shall automatically terminate, unless the Committee shall determine otherwise.

Section 16.    Payment Following Death or Incapacity.    In the event any amounts or Shares become payable or issuable pursuant to an Award or Option after the Grantee or Optionee dies or becomes incapacitated, such amounts or Shares shall be paid or issued, in the case of death, to the decedent’s estate or, in the case of incapacity, to the Grantee’s or Optionee’s legal guardian or legal representative.

Section 17.    Foreign Employees.    Without amending the Plan, the Committee may grant Options or Awards to Eligible Individuals who are foreign nationals on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of laws of other countries in which the Company or its Subsidiaries operate or have employees.

Section 18.    Deferral of Payments or Vesting.    Notwithstanding anything to the contrary contained herein, the Committee may provide for the deferral of the issuance or vesting in Shares or the payment of cash in respect of an Option or Award granted under the Plan. The terms and conditions of any such deferral shall be set forth in the Agreement evidencing such Option or Award.

Section 19.    No Rights to Options, Awards or Employment.    No individual shall have any claim or right to be granted an Option or Award under the Plan. Having received an Option or Award under the Plan shall not give an individual any right to receive any other grant under the Plan. No Optionee or Grantee shall have any rights to or interest in any Option or Award except as set forth herein. Neither the Plan nor any action taken herein shall be construed as giving any individual any right to be retained in the employ of the Company or its Subsidiaries, or as a member of the Board.

Section 20.    Multiple Agreements.    The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

Section 21.    Withholding of Taxes.

21.1    At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a “Taxable Event”), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, an Optionee or Grantee may elect to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

21.2    If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

Section 22.    Amendment or Termination; Duration.    The Board may amend or terminate the Plan at any time, provided that the Board shall not make any change in the Options or Awards that will impair the rights of the Optionee or Grantee therein, without the consent of the Optionee or Grantee.

Section 23.    Other Actions.    The Plan shall not restrict the authority of the Committee, the Board or of the Company or its Subsidiaries for proper corporate purposes to grant or assume stock options, other than under the Plan, to or with respect to any employee, director or other person. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

Section 24.    Costs and Expenses.    Except as provided in Section 19 hereof with respect to taxes, the costs and expenses of administering the Plan shall be borne by the Company, and shall not be charged to any grant nor to any Employee receiving a grant.

Section 25.    Plan Unfunded.    The Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

Section 26.    Laws Governing Plan.    The Plan shall be construed under and governed by the laws of the State of Ohio.

Section 27.    Captions.    The captions to the several sections hereof are not a part of the Plan, but are merely guides or labels to assist in locating and reading the several sections hereof.

Section 28.    Effective Date.    The effective date of the Plan shall be as determined by the Board, subject only to the approval of the Plan by the affirmative vote of the holders of a majority of the Company’s securities that are voted on the issue of the approval of the Plan at a meeting of stockholders duly held in accordance with the applicable laws of the State of Ohio.

Section 29.    Definitions.    Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the respective meanings set forth below:

29.1    “Agreement” means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

29.2    “Award” means a grant of Restricted Stock, a Stock Unit, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right, a Share Award or any or all of them.

29.3    “Board” means the Board of Directors of the Company.

29.4    “Cause” means:

(i)    in the case of an Eligible Director, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Subsidiaries; and

(ii)    in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Cause,” the term “Cause” as used in the Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect following a Change in Control; and

(iii)    in all other cases, (a) intentional failure to perform reasonably assigned duties, (b) dishonesty or willful misconduct in the performance of duties, (c) intentional violation of Company or applicable Subsidiary policy, (d) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (e) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); provided, however, that following a Change in Control clause (a) of this Section 29.4(iii) shall not constitute “Cause.”

29.5    “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

29.6    “Change in Control” shall mean the occurrence of:

(A)    An acquisition (other than directly from the Company) of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, as “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(B)    The individuals who, as of Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(C)    The consummation of:

(i)    A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

(1)    the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(2)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Company, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Company, and

(3)    no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Company’s then outstanding voting securities or its common stock;

(ii)    A complete liquidation or dissolution of the Company; or

(iii)    The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

If an Eligible Individual’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Eligible Individual reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of the Plan provided a Change in Control shall actually have occurred.

29.7     “Code” means the Internal Revenue Code of 1986, as amended.

29.8     “Disabled,” with regard to any particular Optionee or Grantee, shall have the meaning (i) set forth in Section 22(e)(3) of the Code, in the context of determining the period during which Incentive Stock Options granted to an Optionee may be exercised and (ii) set forth in the Company’s long term disability program applicable to such Optionee or Grantee in all other contexts or, if no long term disability program is applicable to such Optionee or Grantee, as set forth in the Company’s long term disability program generally applicable to officers of the Company.

29.9     “Dividend Equivalent Right” means a right to receive all or some portion of the cash dividends that are or would be payable with respect to Shares.

29.10     “Eligible Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

29.11     “Eligible Individual” means any of the following individuals who is designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any director or employee of the Company or a Subsidiary, or (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment.

29.12     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

29.13     “Fair Market Value” on any date shall be equal to the mean of the high and low prices at which Shares are traded on the New York Stock Exchange on such date.

29.14     “Formula Restricted Stock” means Shares of Restricted Stock granted pursuant to Section 5.

29.15     “Grantee” means a person to whom an Award has been granted under the Plan.

29.16     “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

29.17     “Nonemployee Director” means a director of the Company who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

29.18     “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

29.19     “Operating Unit” means any operating unit or division of the Company designated as a Operating Unit by the Committee.

29.20     “Option” means a Nonqualified Stock Option, an Incentive Stock Option, a Formula Option, or any or all of them.

29.21     “Optionee” means a person to whom an Option has been granted under the Plan.

29.22     “Option Price” means the price at which a Share covered by an Option granted hereunder may be purchased.

29.23     “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

29.24     “Performance Awards” means Performance Units, Performance Shares or either or both of them.

29.25     “Performance-Based Compensation” means any Option or Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. Unless otherwise expressly stated in the relevant Agreement, each Option, Stock Appreciation Right and Performance Award granted under the Plan is intended to be Performance-Based Compensation.

29.26     “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Operating Unit will be measured.

29.27     “Performance Objectives” has the meaning set forth in Section 9.3.

29.28     “Performance Shares” means Shares issued or transferred to an Eligible Individual under Section 9.2.

29.29     “Performance Units” means Performance Units granted to an Eligible Individual under Section 9.1.

29.30     “Plan” means this Wendy’s International, Inc. 2003 Stock Incentive Plan, as amended and restated from time to time.

29.31     “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 4.1.

29.32     “Retirement” means (i) in the case of an employee of the Company or a Subsidiary, the termination of employment at or after attaining age 55 with at least ten (10) years of service (as defined in the Company’s qualified retirement plans), other than by reason of death, Disability or for Cause and (ii) in the case of a member of the Board, termination of membership on the Board at or after attaining age 55 with at least three (3) years of service as a member of the Board, other than by reason of death, Disability or for Cause.

29.33     “Share Award” means an Award of Shares granted pursuant to Section 10.

29.34     “Shares” means shares of the common stock, without par, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

29.35     “Stock Appreciation Right” means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 7 hereof.

29.36     “Stock Unit” means a right granted to an Eligible Individual under Section 4.2 representing a number of hypothetical Shares.

Wendy’s International, Inc. and Subsidiaries

Management’s Discussion and Analysis

Executive Overview

For Wendy’s International, Inc. (the “Company”), 2003 was a year of continued growth. Despite facing a challenging economic and competitive environment, the Company delivered an 8.5% growth in diluted earnings per share (“EPS”) in 2003. The Company reported diluted EPS of $2.05 in 2003, $1.89 in 2002 and $1.65 in 2001. Due primarily to a poor economic climate in the United States (“U.S.”) and some unusually harsh weather in the first quarter, net income in the first half of 2003 trailed 2002, while the second half 2003 financial performance, including record fourth quarter earnings, more than offset the first half comparative shortfall.

One of the key indicators in the restaurant industry that management monitors to assess the health of the Company is average same-store sales. This metric provides information on total retail sales at restaurants operating during the relevant period and provides a useful comparison between periods, even with the opening of new stores. Average same-store sales changes, including company operated and franchised restaurants, for 2003 are shown in the table below. Franchisee operations are not included in the Company’s financial statements; however, franchisee sales result in royalties and some rental income which are included in franchise revenues. The Wendy’s U.S. average same-store sales declines in the first half of 2003 had a significant impact on the Company’s first half overall results as many restaurant costs are fixed or semi-fixed and the Wendy’s U.S. operations represent a significant portion of the Company’s results.

	2003 Average Same-Store Sales Increase / (Decrease)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year

Wendy’s U.S. Company	(3.1)%	(2.3)%	0.5%	8.6%	0.9%
Wendy’s U.S. Franchise	(1.7)%	(2.0)%	0.9%	7.6%	1.1%
Tim Hortons - Canada(1)	3.9%	4.0%	5.5%	5.7%	4.8%
Tim Hortons - U.S.(1)	0.4%	3.3%	6.8%	7.2%	4.5%
Baja Fresh System(1) (2)	(1.8)%	(6.8)%	(4.1)%	(5.3)%	(4.6)%

(1)	Amounts include both company operated and franchise restaurants.
(2)	The Company acquired Baja Fresh on June 19, 2002. First and second quarters for 2003 represent a comparison to periods prior to this acquisition date.

For comparative purposes, average same-store sales changes, including company operated and franchised restaurants, for 2002 are shown in the table below. The consistent 2002 average same-store sales increases helped the Company deliver a 14.5% increase in diluted EPS in 2002 versus 2001.

2002 Average Same-Store Sales Increase / (Decrease)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year

Wendy’s U.S. Company	5.6%	6.6%	5.0%	1.0%	4.7%
Wendy’s U.S. Franchise	8.1%	9.5%	7.8%	3.0%	7.1%
Tim Hortons - Canada(1)	7.9%	9.5%	5.8%	5.7%	7.2%
Tim Hortons - U.S.(1)	10.0%	13.8%	8.8%	7.2%	9.9%
Baja Fresh System(1)	(2)	(2)	1.2%	(0.1)%	(2)

(1)	Amounts include both company operated and franchise restaurants.
(2)	Baja Fresh was acquired in the second quarter of 2002. Results prior to that date are not included.

Other financial and operating highlights include:

•	Net income increased 7.9% to $236.0 million in 2003 following an increase of 13.0% to $218.8 million in 2002.

•	Consolidated revenues, which do not include sales in franchise restaurants, increased 15.3% to a record $3.1 billion in 2003. The components of and changes in consolidated revenues are shown in the tables on page AA-4.

•	Systemwide sales, which include sales at both company operated and franchise restaurants, increased 10.9% in 2003 and 12.7% in 2002.

•	The Company continued its growth, opening 597 new restaurants in 2003 (128 company operated and 469 franchised), including 312 Wendy’s, 211 Tim Hortons (“Hortons”) and 74 Baja Fresh. New restaurant openings continued to be concentrated in the Wendy’s North America and Hortons’ Canada markets.

•	Positively impacting the Company’s 2003 results were stronger Canadian dollar exchange rates throughout 2003 and the resulting favorable impact when translating the Canadian results for the Hortons and Wendy’s Canadian operations. For the year, the stronger Canadian dollar positively impacted the Company’s diluted EPS by approximately $0.14 per share.

•	2003 is the first full year that includes the results of Baja Fresh, which was acquired in the second quarter of 2002. The overall impact of Baja Fresh, including earnings less interest expense on the Senior Notes used in conjunction with the acquisition, reduced 2003 diluted EPS by approximately $.09.

•	In 2003 the Company repurchased 2.1 million common shares for $57.0 million. In 2002 the Company repurchased 1.6 million common shares for $49.4 million. Since 1998, the Company has repurchased a total of 36.8 million shares for $885.0 million.

In February 2004, the Company announced an integrated financial strategy that includes a new dividend policy, an increase in its share repurchase authorization, a new equity-based compensation program for its employees, new stock ownership guidelines for management and a revised long-term goal for annual EPS growth. Information on these components of the financial strategy is included in the Liquidity and Capital Resources and Management’s Outlook sections of this report.

Operating Income

Total operating income (equal to income, before income taxes and interest - see chart on page AA-3) for the Company increased 9.7% in 2003 and 16.3% in 2002. The improvements relate to Wendy’s and Hortons’ increases in average same-store sales and development of new restaurants. Overall, the Company’s total operating income as a percent of total revenues was 13.3%, 14.0% and 13.7% in 2003, 2002 and 2001, respectively.

In 2003, total operating income increased $37.1 million primarily driven by Hortons which increased operating income 29.3% (15.6% excluding currency translation). Hortons increased Canadian average same-store sales 4.8%, continued to develop new restaurants and benefited from a stronger Canadian dollar. Wendy’s increased operating income 0.6%, reflecting systemwide average same-store sales increases of 1.1% for domestic restaurants and cost pressure from beef prices. The Wendy’s average same-store sales increases were not sufficient to leverage restaurant costs which tend to be fixed or semi-fixed. Although total operating income increased, as a percent of total revenues, operating income was 13.3% in 2003 versus 14.0% in 2002.

In 2002, total operating income increased $53.5 million reflecting strong average same-store sales at both Wendy’s and Hortons and continued development of new restaurants. Systemwide average same-store sales increased 6.6% for domestic Wendy’s and 7.2% for Canadian Hortons. Generally, increases in commodity prices were modest in contrast to the average same-store sales increases. Baja Fresh was acquired in the middle of 2002, therefore, there is no comparison for 2001. As a percent of total revenues, total operating income increased from 13.7% in 2001 to 14.0% for 2002.

OPERATING INCOME (In thousands)	2003 Compared to 2002
		% of		% of	2003 Change
	2003	Revenues	2002	Revenues	Dollars	Percentage

Wendy’s	$264,050	12.1%	$262,541	13.1%	$1,509	0.6%
Hortons	204,431	25.3%	158,129	24.3%	46,302	29.3%
Baja Fresh *	(2,529)	(1.7)%	2,318	3.4%	(4,847)	n/m

	465,952	14.8%	422,988	15.5%	42,964	10.2%

Corporate **	(47,510)		(41,620)		(5,890)	(14.2)%

Total Operating Income	$418,442	13.3%	$381,368	14.0%	$37,074	9.7%

	2002 Compared to 2001
		% of		% of	2002 Change
	2002	Revenues	2001	Revenues	Dollars	Percentage

Wendy’s	$262,541	13.1%	$233,760	12.9%	$28,781	12.3%
Hortons	158,129	24.3%	131,623	23.0%	26,506	20.1%
Baja Fresh *	2,318	3.4%	*	*	2,318	n/m

	422,988	15.5%	365,383	15.3%	57,605	15.8%

Corporate **	(41,620)		(37,475)		(4,145)	(11.1)%

Total Operating Income	$381,368	14.0%	$327,908	13.7%	$53,460	16.3%

*	Baja Fresh was acquired by the Company on June 19, 2002. Information prior to that date is not included.
**	Corporate charges include certain overhead costs which are not allocated to individual business units.

n/m – The comparison is not meaningful.

RESULTS OF OPERATIONS

Below is a summary of comparative results for the Company’s reportable segments and a more detailed discussion of results from 2001 through 2003.

REVENUES (In thousands)	2003 Compared to 2002
		% of		% of	2003 Change
	2003	Total	2002	Total	Dollars	Percentage

Retail sales
Wendy’s	$1,899,299	75.0%	$1,731,341	79.2%	$167,958	9.7%
Hortons	492,563	19.4%	391,779	17.9%	100,784	25.7%
Baja Fresh *	142,273	5.6%	64,318	2.9%	77,955	n/m

	$2,534,135	100.0%	$2,187,438	100.0%	$346,697	15.8%

Franchise revenues
Wendy’s	$291,510	47.4%	$279,100	51.4%	$12,410	4.4%
Hortons	314,081	51.1%	259,280	47.8%	54,801	21.1%
Baja Fresh *	9,186	1.5%	4,443	0.8%	4,743	n/m

	$614,777	100.0%	$542,823	100.0%	$71,954	13.3%

Total revenues
Wendy’s	$2,190,809	69.6%	$2,010,441	73.6%	$180,368	9.0%
Hortons	806,644	25.6%	651,059	23.9%	155,585	23.9%
Baja Fresh *	151,459	4.8%	68,761	2.5%	82,698	n/m

	$3,148,912	100.0%	$2,730,261	100.0%	$418,651	15.3%

	2002 Compared to 2001
		% of		% of	2002 Change
	2002	Total	2001	Total	Dollars	Percentage

Retail sales
Wendy’s	$1,731,341	79.2%	$1,559,780	81.0%	$171,561	11.0%
Hortons	391,779	17.9%	365,539	19.0%	26,240	7.2%
Baja Fresh *	64,318	2.9%	*	*	64,318	n/m

	$2,187,438	100.0%	$1,925,319	100.0%	$262,119	13.6%

Franchise revenues
Wendy’s	$279,100	51.4%	$258,966	55.6%	$20,134	7.8%
Hortons	259,280	47.8%	206,912	44.4%	52,368	25.3%
Baja Fresh *	4,443	0.8%	*	*	4,443	n/m

	$542,823	100.0%	$465,878	100.0%	$76,945	16.5%

Total revenues
Wendy’s	$2,010,441	73.6%	$1,818,746	76.1%	$191,695	10.5%
Hortons	651,059	23.9%	572,451	23.9%	78,608	13.7%
Baja Fresh *	68,761	2.5%	*	*	68,761	n/m

	$2,730,261	100.0%	$2,391,197	100.0%	$339,064	14.2%

*	Baja Fresh was acquired by the Company on June 19, 2002. Information prior to that date is not included.

n/m – The comparison is not meaningful.

WENDY’S

Retail Sales

Total Wendy’s retail sales include sales from company operated Wendy’s restaurants in the U.S. (“domestic”), Canada, two restaurants located outside of North America and sales of sandwich buns from Wendy’s bun baking facilities to Wendy’s franchisees. Franchise sales are not included in reported retail sales. Of the total Wendy’s retail sales shown in the above tables, domestic Wendy’s retail sales were $1.7 billion, $1.6 billion and $1.4 billion in 2003, 2002 and 2001, respectively. This represents an increase of 8.6% in 2003 and 10.9% in 2002. Driving the domestic retail sales increases is a combination of increases in average same-store sales and an increase in the number of restaurants.

The following table summarizes the changes in average same-store sales, average number of transactions, average check, selling prices and total restaurants open for domestic company operated Wendy’s restaurants for the last three years:

	2003	2002	2001

Average same-store sales increase	0.9%	4.7%	2.1%
Increase in average number of transactions	0.4%	2.5%	0.0%
Increase in average check	0.4%	2.2%	2.0%
Increase in selling prices	0.5%	0.8%	1.6%
Total restaurants open	1,312	1,183	1,096

The following chart reflects average unit volumes per domestic Wendy’s restaurant for the last three years. Total domestic Wendy’s average unit volumes increased 1.1% and 6.7% in 2003 and 2002, respectively. Franchise sales are not included in retail sales recorded on the Company’s financial statements.

Average Unit Volumes	2003	2002	2001

Company	$1,389,000	$1,387,000	$1,337,000
Franchise	$1,268,000	$1,251,000	$1,164,000
Total domestic	$1,294,000	$1,280,000	$1,199,000

Of Wendy’s total retail sales, Canadian Wendy’s retail sales were $156.1 million, $121.8 million and $107.9 million in 2003, 2002 and 2001, respectively. Canadian Wendy’s retail sales increased $34.3 million, or 28.1%, in 2003 and $13.9 million, or 12.9%, in 2002. Approximately $17 million, or 49%, of the increase in 2003 was due to the strengthening of the Canadian dollar. Canadian Wendy’s average same-store sales for company operated restaurants, in local currency, increased 4.2% in 2003 following a 6.1% increase in 2002. Also, the total number of Canadian company operated Wendy’s average restaurants continued to grow. As of the end of each year, Canadian company operated restaurants totaled 148, 133 and 127 for 2003, 2002 and 2001, respectively.

Franchise Revenues

Total Wendy’s franchise revenues primarily consist of royalty income from franchisees, rental income from properties leased to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business. Of the total reported Wendy’s franchise revenues, domestic Wendy’s represents approximately 92% in both 2003 and 2002, and Canadian Wendy’s represents approximately 5% and 3% in 2003 and 2002, respectively. Total Wendy’s franchise restaurants open at year-end were 5,016, 4,933, and 4,815 for 2003, 2002 and 2001, respectively.

The increases in Wendy’s franchise revenues in 2003 and 2002 are primarily due to higher royalties. Royalties increased $9.9 million, or 4.3%, to $241.0 million in 2003, and $22.4 million, or 10.8%, to $231.1 million in 2002. This was primarily the result of an average of 129 more domestic Wendy’s franchise restaurants open in 2003 compared to 2002 and an average of 146 more domestic Wendy’s franchise restaurants open in 2002 compared to 2001. In addition, average same-store sales at domestic franchise restaurants increased 1.1% and 7.1% in 2003 and 2002, respectively.

Canadian Wendy’s royalties also increased primarily due to a stronger Canadian dollar in 2003 and higher average same-store sales in 2002. Average same-store sales realized by Canadian franchisees increased, in local currency, 2.9% and 6.8% in 2003 and 2002, respectively. At year-end, total Canadian franchise Wendy’s restaurants open were 219, 221 and 212 for 2003, 2002 and 2001, respectively.

Outside North America, 24 new franchise restaurants were opened, primarily in Latin America, and 22 franchise restaurants were closed during 2003.

Rental income from restaurants leased to franchisees of $41.8 million in 2003 was flat compared with an increase of $3.0 million to $41.8 million in 2002. Total restaurants leased to franchisees were 483, 502 and 546 at year-end 2003, 2002 and 2001, respectively. Franchise fees were

$4.6 million in 2003, $4.7 million in 2002 and $5.3 million in 2001.

HORTONS

Most of Hortons operations are in Canada. The strengthening of the Canadian dollar in 2003 versus 2002 increased amounts reported in U.S. dollars from Hortons on average by approximately 11%.

Retail Sales

Hortons retail sales primarily include sales of dry goods and supplies from Hortons’ Canadian distribution warehouses to franchisees as well as sales from company operated Hortons restaurants. Of the 2,527 Hortons restaurants open at the end of 2003, only 57 were company operated. The strengthening of the Canadian dollar accounted for approximately $51 million of the Hortons’ $100.8 million retail sales increase in 2003.

The remaining increases reflected Canadian distribution warehouse sales which increased $60.2 million, or 17.6%, in 2003 and $39.3 million, or 13.0%, in 2002. These increases reflected higher numbers of Hortons’ Canadian franchised restaurants serviced and positive average same-store sales growth, in local currency, of 4.8% in 2003 and 7.2% in 2002. Retail sales from company operated units decreased $12.1 million, or 24.8%, in 2003 and $13.1 million, or 21.0%, in 2002, reflecting the Company’s continuing strategy to franchise company operated units in the U.S.

Franchise Revenues

Included in Hortons franchise revenues are royalty income from franchisees, rental income from properties leased to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises. In reviewing the comparative revenue summaries in the tables on page AA-4, the strengthening of the Canadian dollar accounted for approximately $31 million of the Hortons’ $54.8 million franchise revenue increase in 2003. The discussion in the following three paragraphs excludes the impact of the stronger Canadian dollar in 2003.

Hortons royalties increased $7.7 million, or 14.7%, in 2003 and $7.6 million, or 17.2% in 2002. This primarily reflected the increase in the number of Canadian franchise restaurants open and the positive average same-store sales growth in Canada, in local currency, of 4.8% and 7.2% in 2003 and 2002, respectively. At the end of 2003, total Hortons restaurants franchised were 2,470 versus 2,277 in 2002 and 2,066 in 2001.

Canadian rental income from restaurants leased to franchisees increased $21.4 million, or 14.9%, in 2003 compared with $21.7 million, or 17.9%, in 2002 reflecting an additional number of restaurants leased to Canadian franchisees and positive average same-store sales growth (rent is generally charged as a percent of sales). At the end of 2003, total Hortons restaurants leased to franchisees were 1,977, versus 1,799 in 2002 and 1,599 in 2001.

Total Hortons franchise fees decreased $2.7 million, or 5.8%, reflecting a decrease in the number of standard-size businesses sold to franchisees. The increase in 2002 of $14.6 million, or 45.1%, included an increase of 40 in the number of businesses sold to franchisees.

BAJA FRESH

The results of Baja Fresh’s operations have been included in the Company’s Consolidated Financial Statements since June 19, 2002, the date Baja Fresh was acquired by the Company.

Retail Sales

Baja Fresh retail sales include sales from company operated Baja Fresh restaurants. The increases in reported Baja Fresh 2003 retail sales over 2002, and 2002 over 2001, are substantially due to the timing of the Company’s acquisition in mid-2002. Additionally, retail sales increased due to an increase in the number of Baja Fresh company operated restaurants, partially offset by a 2003 average same-store sales decrease in company operated units of 3.3% compared to an increase of 2.9% for 2002. At the end of 2003, there were 132 company operated units compared to 98 at the end of 2002.

Franchise Revenues

Included in Baja Fresh franchise revenues are royalty income from franchisees and franchise fees. The increases in reported Baja Fresh 2003 franchise revenues over 2002, and 2002 over 2001, are substantially due to the timing of the Company’s acquisition in mid-2002. Additionally, franchise revenues increased due to an increase in the number of Baja Fresh franchise restaurants, partially offset by a 2003 average same-store sales decrease in franchise operated units of 5.9% compared to an increase of 2.5% for 2002. At year-end 2003, total franchise restaurants open were 151 compared to 112 at the end of 2002.

COST OF SALES, COMPANY RESTAURANT OPERATING COSTS AND OPERATING COSTS

The following table is a comparative summary of cost of sales, company restaurant operating costs and operating costs from 2001 through 2003, followed by a discussion of those results.

(In thousands)	2003 Compared to 2002
		% of		% of	2003 Change
	2003	Total	2002	Total	Dollars	Percentage

Cost of sales
Wendy’s	$1,156,141	70.7%	$1,036,331	74.9%	$119,810	11.6%
Hortons	387,731	23.7%	305,323	22.1%	82,408	27.0%
Baja Fresh *	90,690	5.6%	42,011	3.0%	48,679	n/m

	$1,634,562	100.0%	$1,383,665	100.0%	$250,897	18.1%

Company restaurant operating costs
Wendy’s	$479,156	89.7%	$428,067	93.2%	$51,089	11.9%
Hortons	11,974	2.2%	15,359	3.4%	(3,385)	(22.0)%
Baja Fresh *	42,953	8.1%	15,715	3.4%	27,238	n/m

	$534,083	100.0%	$459,141	100.0%	$74,942	16.3%

Operating costs
Wendy’s	$18,245	13.5%	$17,477	14.7%	$768	4.4%
Hortons	117,087	86.5%	101,166	85.3%	15,921	15.7%
Baja Fresh *	0	0.0%	0	0.0%	0	0.0%

	$135,332	100.0%	$118,643	100.0%	$16,689	14.1%

	2002 Compared to 2001
		% of		% of	2002 Change
	2002	Total	2001	Total	Dollars	Percentage

Cost of sales
Wendy’s	$1,036,331	74.9%	$944,075	76.8%	$92,256	9.8%
Hortons	305,323	22.1%	285,202	23.2%	20,121	7.1%
Baja Fresh *	42,011	3.0%	*	*	42,011	n/m

	$1,383,665	100.0%	$1,229,277	100.0%	$154,388	12.6%

Company restaurant operating costs
Wendy’s	$428,067	93.2%	$388,862	95.7%	$39,205	10.1%
Hortons	15,359	3.4%	17,323	4.3%	(1,964)	(11.3)%
Baja Fresh *	15,715	3.4%	*	*	15,715	n/m

	$459,141	100.0%	$406,185	100.0%	$52,956	13.0%

Operating costs
Wendy’s	$17,477	14.7%	$15,520	16.9%	$1,957	12.6%
Hortons	101,166	85.3%	76,181	83.1%	24,985	32.8%
Baja Fresh *	0	0.0%	*	*	0	n/m

	$118,643	100.0%	$91,701	100.0%	$26,942	29.4%

*	Baja Fresh was acquired by the Company on June 19, 2002. Information prior to that date is not included.

n/m – The comparison is not meaningful.

WENDY’S

Cost of Sales

Wendy’s total cost of sales includes food, paper and labor costs for domestic and Canadian company operated restaurants and the cost of goods sold to franchisees from Wendy’s bun baking facilities. Domestic Wendy’s company operated restaurant cost of sales comprise approximately 89% of Wendy’s total cost of sales and accounted for most of the cost of sales increases between years. Of the Wendy’s total cost of sales increases between years, domestic Wendy’s company restaurant cost of sales increased $95.4 million in 2003 and $81.7 million in 2002. These increases were driven primarily by growth in the number of domestic Wendy’s company operated restaurants and increases in average same-store sales per restaurant.

Also impacting the comparability in cost of sales between years, domestic Wendy’s company restaurant cost of sales was 60.5% of domestic Wendy’s company restaurant retail sales in 2003, compared with 59.6% in 2002 and 60.2% in 2001. Domestic food costs, as a percent of domestic retail sales, were 29.8% in 2003, 29.0% in 2002 and 29.7% in 2001. Food costs in 2003, as a percent of retail sales, reflected an increase in beef costs of 7.0% and increases in tomato prices and other commodity prices, partially offset by a selling price increase of .5%. Food costs in 2002, as a percent of retail sales, reflected a decrease in beef and chicken costs of 6.4% and 4.1%, respectively, and a selling price increase of .8%.

Domestic Wendy’s labor costs were 27.2% of domestic Wendy’s company restaurant retail sales in 2003, compared with 27.0% in 2002 and 27.0% in 2001. Average wage rates increased 1.2% in 2003 and 1.8% in 2002. The Company continues to control labor costs by adherence to its labor guidelines and store-level productivity programs.

Canadian Wendy’s company restaurant cost of sales increased $22.7 million, or 29.2%, to $100.6 million in 2003 and $8.0 million, or 11.5%, to $77.9 million in 2002. Approximately $11 million, or 47%, of the increase in Wendy’s Canada cost of sales in 2003 reflects the strengthening of the Canadian dollar. The remaining increases between years are due primarily to an increase in the number of Canadian company operated restaurants. Canadian Wendy’s cost of sales increased to 64.5% of Canadian Wendy’s retail sales in 2003, from 63.9% in 2002 and 64.8% in 2001, reflecting increased beef costs in 2003 and reduced beef costs in 2002. Average crew wage rates for Canadian Wendy’s increased 0.9% in 2003 versus 2.4% in 2002.

Company Restaurant Operating Costs

Wendy’s total company restaurant operating costs include costs necessary to manage and operate domestic and Canadian restaurants except cost of sales and depreciation. Domestic Wendy’s company restaurant operating costs increased 10.8% to $438.5 million in 2003 and 9.8% to $395.7 million in 2002. Domestic Wendy’s company restaurant operating costs, as a percent of domestic Wendy’s company restaurant retail sales, were 25.9% in 2003, 25.4% in 2002 and 25.7% in 2001. The higher percentage in 2003 versus 2002 reflects average same-store sales increases that were not sufficient to leverage operating costs. In addition, insurance costs increased in 2003. The higher insurance costs as a percent of retail sales were partially offset by lower performance-based bonus expense. The lower percentage in 2002 versus 2001 reflects lower utility costs and the leverage benefit of higher average sales, partly offset by higher performance-based bonus expense.

Canadian Wendy’s company restaurant operating costs increased $8.3 million, or 27.2%, to $38.7 million in 2003 and $3.8 million, or 14.1%, to $30.4 million in 2002. The increase in 2003 is primarily due to an approximate $4 million impact due to a stronger Canadian dollar in 2003 and increases in the number of Canadian Wendy’s company operated restaurants. Canadian Wendy’s company restaurant operating costs, as a percent of Canadian Wendy’s retail sales, were 24.8%, 25.0% and 24.7% for 2003, 2002 and 2001, respectively.

Operating Costs

Wendy’s total operating costs include rent expense and other costs related to properties subleased to franchisees and costs related to operating and maintaining Wendy’s bun baking facilities. The increases between years primarily relate to cost of properties subleased to franchisees. These costs totaled $15.1 million in 2003, $14.6 million in 2002 and $13.3 million in 2001.

HORTONS

Cost of Sales

Hortons total cost of sales includes food, paper and labor costs for company operated restaurants, and the cost of goods sold to franchisees from Hortons’ distribution warehouses. The Hortons’ distribution warehouses distribute primarily dry goods such as coffee, sugar and restaurant supplies to Hortons’ franchisees. The Hortons’ Canadian warehouse cost of sales increased 32.7% to $360.3 million in 2003 and 12.9% to $271.4 million in 2002, reflecting additional sales to franchisees due to the increased number of restaurants serviced and higher average sales per restaurant, as well as a stronger Canadian dollar. Warehouse cost of sales, as a percent of warehouse sales, was 79.8% in 2003 and 79.1% in both 2002 and 2001. Cost of sales for company operated units amounted to $27.4 million, $33.6 million and $44.4 million in 2003, 2002 and 2001, respectively. The reduction in each year reflects the Company’s continuing strategy to franchise company operated units in the U.S. At year-end 2003, there were 25 company operated Hortons restaurants in the U.S. versus 40 at year-end 2002 and 57 at year-end 2001.

Operating Costs

Hortons total operating costs include rent expense related to properties subleased to franchisees and cost of equipment sold to Hortons’ franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons franchise opening and costs to operate and maintain the distribution warehouses and coffee roaster facility are also included in operating costs.

Hortons total operating costs increased $15.9 million in 2003 and $25.0 million in 2002. The strengthening of the Canadian dollar accounted for approximately $11 million, or 71%, of the increase in 2003. The remaining increase in 2003 primarily reflected Hortons rent expense which increased $4.7 million in 2003, excluding the translation impact, due to the growth in the number of properties being leased and then subleased to Canadian franchisees, as well as higher percentage rent resulting from increases in sales. The increase in 2002 included an increase of 40 in the number of franchises sold. There were 1,466 total restaurants leased by Hortons and then subleased to franchisees at year-end 2003 versus 1,342 in 2002.

BAJA FRESH

Cost of Sales and Company Restaurant Operating Costs

The increases in reported Baja Fresh 2003 cost of sales and company restaurant operating costs over 2002, and 2002 over 2001, are substantially due the timing of the Company’s acquisition in mid-2002. As a percent of sales, these costs increased from 2002 to 2003 due to higher beef and other food costs and lower average same-store sales.

CONSOLIDATED

General and Administrative Expenses

As a percent of revenues, general and administrative expenses decreased to 8.3% in 2003, down from 8.8% in 2002 and 9.0% in 2001. Included in 2003 general and administrative expenses is an approximate $5.6 million increase due to a stronger Canadian dollar. The percentage decrease in 2003 reflects that revenues grew at a much higher rate than general and administrative costs. General and administrative expenses in 2002 include an overall increase in salaries and benefits, including performance-based bonus costs. Also impacting the comparability between years is the approximate half year impact of Baja Fresh in 2002, since Baja Fresh was acquired on June 19, 2002, while 2003 includes a full year of Baja Fresh general and administrative expenses.

Depreciation of Property and Equipment

Consolidated depreciation of property and equipment increased approximately 18% in both 2003 and 2002. The increase in 2003 primarily reflected additional restaurant development. The increase in 2002 reflected the Company’s information technology initiatives and additional restaurant development.

Other Expense

Other expense, net of other income, includes amounts that are not directly derived from the Company’s primary businesses. This includes income from equity investments in joint ventures and other minority investments and expenses related to store closures, other asset write-offs and reserves for international and legal issues.

Other expense, net of other income, was $1.9 million, $6.9 million and $1.7 million in 2003, 2002 and 2001, respectively. The increase in 2002 included $3.3 million in reserves for international issues and losses in equity investments, partially offset by the gain from the sale of Hortons’ cup manufacturing business. Other expense in 2003 included income from the joint venture with IAWS Group/Cuisine de France turning profitable and favorable currency adjustments, partially offset by provisions for store closures and other asset write-offs and the absence of income from Hortons’ cup manufacturing business which was sold in 2002.

Interest Expense

Interest expense was $45.8 million in 2003, $41.5 million in 2002 and $30.2 million in 2001. The increases in 2002 and 2003 primarily reflect the $200 million of 6.25% Senior Notes issued by the Company in the fourth quarter of 2001 and $225 million of 6.20% Senior Notes issued by the Company in the second quarter of 2002. This was partially offset by the conversion into common shares of $200 million in term convertible securities in the second quarter of 2002.

Interest Income

Interest income was $4.9 million in 2003, $6.0 million in 2002 and $9.6 million in 2001. Interest income has declined in each of the last three years, primarily reflecting lower available interest income rates. The decrease in interest income also reflects franchisees’ repayment of franchise notes receivable.

Income Taxes

The effective income tax rate for 2003 was 37.5% compared with 36.75% for 2002 and 37.0% for 2001. In 2003, the 0.75% increase in the tax rate over 2002 was primarily due to income tax increases enacted by various states in response to declining state revenues and a larger portion of consolidated income being generated in Canada, which generally has a higher tax rate than the U.S. In 2002, the 0.25% decrease in the tax rate was primarily due to an increase in the work opportunity tax credits and reductions in statutory Canadian income tax rates. The change in the Company’s effective tax rate negatively impacted comparative 2003 diluted EPS by approximately $0.02 and positively impacted comparative 2002 diluted EPS by approximately $0.01.

Other Comprehensive Income

Other comprehensive income was higher than net income by $107.0 million in 2003 and lower than net income by $12.1 million in 2002 and $21.6 million in 2001. The change in 2003 includes $93.8 million in income related to favorable translation adjustments on the Canadian dollar and $15.2 million in income related to a minimum pension liability adjustment on the Company’s pension plans (see Note 11 of the Company’s Consolidated Financial Statements). The change in 2002 includes $4.0 million in income related to favorable translation adjustments on the Canadian dollar and $16.2 million in expense related to a minimum pension liability adjustment on the Company’s pension plans. For 2001, the difference was primarily the result of changes in the Canadian exchange rate, which was unfavorable to the Company.

FINANCIAL POSITION

Overview

The Company generates considerable cash flow each year from net income excluding depreciation and amortization. The main recurring requirement for cash is capital expenditures. In the last two years the Company has generated cash from operating activities well in excess of capital expenditure requirements. Acquisition and investment activity can be an important expenditure, but the Company may borrow money to fund major purchases, such as Baja Fresh in 2002. Share repurchases are part of the ongoing financial strategy utilized by the Company, and normally these repurchases come from cash on hand and the cash provided by option exercises. When an unusually large stock purchase is required, such as in 2001 when the Company purchased 9.7 million shares in a single purchase, the Company may also borrow funds. Longer term, both the cash provided from option exercises and the cash used for share repurchases should decrease as the Company implements its new equity compensation program featuring restricted stock (if approved by shareholders at the 2004 Annual Meeting of Shareholders). The Company intends to increase its dividend payment rate by 100% in 2004. The Company currently has a $500 million shelf registration and $200 million line of credit which are unused.

The Company maintains a strong balance sheet and has taken steps to increase its financial flexibility in order to meet the Company’s strategic objectives. Standard & Poor’s and Moody’s rate the Company’s senior unsecured debt BBB+ and Baa-1, respectively. The long-term debt-to-total equity ratio declined to 39% at year-end 2003 from 47% at year-end 2002, primarily reflecting an increase in retained earnings from 2003 net income and a 2003 increase in accumulated translation adjustments due to the stronger Canadian dollar.

Total assets increased $440.6 million in 2003 to $3.2 billion. Net property and equipment increased $308.9 million, primarily reflecting an increase in the number of Wendy’s, Hortons and Baja Fresh restaurants. A total of $57.0 million of cash was used to repurchase 2.1 million common shares in 2003. Return on average assets was 8.4% in 2003 and 9.2% in 2002. Return on average assets is computed as net income divided by average assets, excluding advertising fund restricted assets. Advertising fund restricted assets are separately presented on the Company’s balance sheets and the Company is restricted from utilizing these assets for its own purposes. See also Note 12 of the Company’s Consolidated Financial Statements, Advertising Costs for further information.

Total shareholders’ equity increased $310.0 million in 2003. Shareholders’ equity increased primarily due to 2003 earnings, option exercises and currency translation adjustments, partially offset by the Company’s repurchase of common shares. Return on average equity, defined as net income divided by average equity over the previous five quarters, was 14.9% in 2003 and 17.0% in 2002.

Comparative Cash Flows

Cash provided from operating activities was $430.2 million in 2003, compared with $443.9 million in 2002 and $307.5 million in 2001. Each year, operating cash flows has benefited from higher net income than the prior year. Also, reported cash increased in 2003 because the Company’s Canadian dollars held by Canadian operations are translated into a higher U.S. dollar value due to the stronger Canadian dollar. In 2003 these improvements were offset by approximately $51 million in higher tax payments compared to 2002.

Net cash used in investing activities totaled $438.6 million in 2003, compared with $603.5 million in 2002 and $281.9 million in 2001. Capital expenditures is the largest ongoing component of the Company’s investing activities and includes expenditures for new restaurants, improvements to existing restaurants and other capital needs. A summary of capital expenditures for the last three years follows.

Capital Expenditures (In millions)	2003	2002	2001

New restaurants	$224	$173	$180
Restaurant improvements	86	111	71
Other capital needs	32	47	50

Total capital expenditures	$342	$331	$301

The other most significant items impacting the comparability of investing cash flows between years include the acquisition of Baja Fresh in 2002 using $287.4 million in cash, increased acquisitions of franchisee restaurants in 2003, $20.0 million in 2002 proceeds from the sale of the Hortons’ cup manufacturing business, the variability in the amount invested in a joint venture between Hortons and IAWS Group/Cuisine de France, investments in two restaurant concepts in 2002 and $23.0 million in short-term investments made in 2003. The higher acquisition of franchisee restaurants in 2003 of $95.2 million is due to the acquisition of 68 Wendy’s restaurants in Florida. The Company invested $6.2 million, $21.6 million and $14.1 million in 2003, 2002 and 2001, respectively, in the joint venture with IAWS Group/Cuisine de France, which was formed in 2001 to build a par-baked goods manufacturing facility in Canada. Additionally, in 2002 the Company invested $9.0 million for a 45% minority interest in Cafe Express, a fast-casual concept, and $12 million for a 25% (fully diluted) minority interest in Pasta Pomodoro, also a fast-casual concept. These investments are consistent with the Company’s strategy to invest in opportunities that have the potential to add to the Company’s long-term earnings growth.

Financing activities used cash of $3.6 million in 2003, provided cash of $220.0 million in 2002 and used cash of $81.9 million in 2001. The primary differences impacting the comparability of financing activities between years are proceeds from debt issuances, proceeds from employee stock options exercised and the amount of common shares repurchased. In 2001 the Company received $197.1 million in net proceeds from the issuance of 6.25% Senior Notes, and in 2002 the Company received $223.0 million net proceeds from the issuance of 6.20% Senior Notes. The 2001 Senior Note net proceeds were primarily used in the repurchase of the Company’s common shares and the 2002 Senior Note net proceeds were used for the acquisition of Baja Fresh. In 2003, the Company issued $50.0 million of commercial paper for the acquisition of 68 Wendy’s restaurants in Florida from a franchisee. The Company repaid $10.0 million of the commercial paper in 2003 and expects to repay the remaining $40.0 million in the first half of 2004.

The timing of employees’ stock option exercises is usually driven by the market price for the Company’s common shares. The Company generally attempts to offset dilution as a result of employees exercising stock options by repurchases of its common shares, including utilizing the cash provided from option exercises.

Liquidity and Capital Resources

Cash flow from operations, cash and investments on hand, possible asset sales, and cash available through existing revolving credit agreements and through the possible issuance of securities should provide for the Company’s projected short-term and long-term cash requirements, including cash for capital expenditures, potential share repurchases, future acquisitions of restaurants from franchisees or other corporate purposes. In all three years, cash provided by operating activities, borrowings and other sources was used to fund continued growth in restaurants, other capital expenditures, dividend payments, the repurchases of shares of common stock, and, primarily in 2002, acquisitions and investments.

The Company expects 2004 capital expenditures to be in the range of $300 million to $350 million for new restaurant development, remodeling, maintenance and technology initiatives. This range is consistent with capital expenditure spending over the last several years. In 2004, the Company plans to open more company operated and franchised restaurants which, in the aggregate, would total between 550 and 600. The number of anticipated 2004 restaurant openings is consistent with the last several years and is expected to be concentrated in the Wendy’s North America and Hortons Canada markets.

As in prior years, the Company may also invest in new business opportunities and expand its IAWS Group/Cuisine de France joint venture. In February 2004 the Company announced it would invest an additional $5 million to acquire a controlling 70% share of Cafe Express—up from the previous 45% minority interest position. The Company will evaluate other opportunities as they arise.

The Company has used cash to repurchase common shares and other shares exchangeable into common shares totaling $57.0 million, $49.4 million and $287.3 million in 2003, 2002 and 2001, respectively. The repurchase of exchangeable shares in 2001 was largely funded by $197.1 million in net proceeds received from the issuance of 6.25% Senior Notes. As of the end of 2003, approximately $166 million remained under the repurchase authorization as approved by the Company’s Board of Directors as of the end of 2002. Additionally, in the first quarter of 2004, the Company’s Board of Directors authorized an additional $200 million for share repurchase, which raised the total remaining amount authorized to approximately $366 million as of January 31, 2004.

In February 2004, the Company announced it would seek shareholder approval of a new equity-based compensation program for directors and employees. If approved, the new program would permit up to 3.6 million common shares to be issued. Under the new program the Company expects that restricted shares and restricted stock units will be awarded beginning in 2004 (stock options would also be awarded in 2004, but not in subsequent years). The new program is expected to reduce “overhang” (unexercised options already granted and options previously approved but not yet granted divided by shares outstanding) and reduce the long-term effect of the equity compensation program on the Company’s EPS. The expected reductions in the Company’s overhang and effect on EPS are based on a number of assumptions, including that stock options will be required to be expensed on the Company’s income statement under U.S. generally accepted accounting principles in the future, the number of stock option exercises, share repurchases, increases in employee salaries, net additions in the number of employees, the Company achieving specified annual earnings per share goals and the Company’s total shareholder return relative to the Standard & Poor’s 500 Index. Other types of incentives could also be awarded under the new program, although the Company presently does not intend to do so.

Also in February 2004, the Company announced that based on its strong cash position the Board of Directors had approved an increase in the rate of common stock dividends paid by 100%. The Company’s new target for its dividend payout ratio is 18% to 22% of earnings, with a dividend yield of 1.1% to 1.2%. As a result, dividend payments in 2004 are expected to increase to approximately $54 million from approximately $27 million in 2003.

In the first quarter of 2003, the Company took two steps to increase its financial flexibility to respond to potential opportunities and longer-term cash requirements. These included filing a shelf registration statement on Form S-3 with the Securities and Exchange Commission to issue up to $500 million of securities and entering into a new $200 million revolving credit facility. The new $200 million revolving credit facility replaced the six revolving credit facilities totaling $200 million that were previously in place. The new revolving credit facility contains various covenants which, among other things, require the maintenance of certain ratios, including indebtedness to total capitalization and a fixed charge coverage ratio, and limits on the amount of assets that can be sold and liens that can be placed on the Company’s assets. The Company’s Senior Notes and debentures also have limits on liens that can be placed on the Company’s assets and limits on sale leaseback transactions. As of December 28, 2003, the Company was in compliance with its covenants under the revolving credit facility and the limits of its Senior Notes and debentures. As of December 28, 2003, no amounts under the credit facility were outstanding and all of the $500 million of securities available under the above-mentioned Form S-3 filing remained unused.

The Company also has a commercial paper program, under which approximately $40 million was outstanding at December 28, 2003. The Company anticipates repaying the commercial paper in the first half of 2004. The availability of the Company’s unused revolving credit facility supports the Company’s commercial paper and lowers the Company’s borrowing costs by improving the credit rating of the Company’s commercial paper.

Standard & Poor’s and Moody’s rate the Company’s senior unsecured debt BBB+ and Baa-1, respectively. The Company is committed to a strong capital structure and financial profile, and intends to maintain an investment grade rating. If additional funds are needed for mergers, acquisitions or other strategic investments, the Company believes it could borrow additional cash and still maintain its investment grade rating. In the event the Company’s rating declines, the Company may incur an increase in borrowing costs. If the decline in the rating is significant, it is possible that the Company would not be able to borrow on acceptable terms. Factors that could be significant to the determination of the Company’s credit ratings include sales and cost trends, the Company’s cash position, cash flow, capital expenditures and stability of earnings.

Long term, the Company does not have significant term-debt maturities until 2005 and none thereafter until 2011. The Company believes it will be able to pay or refinance its debt obligations based on its strong financial condition and sources of cash described above. The Company’s significant contractual obligations and commitments as of December 28, 2003 are shown in the following table. Purchase obligations primarily include commitments for advertising expenditures and purchases for certain food-related ingredients.

	Payments Due by Period
Contractual Obligations(1) (In thousands)	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years	Total

Long-term debt, including current maturities:
Wendy’s	$44,606	$100,873	$961	$520,593	$667,033
Baja Fresh	58	124	45	0	227

Total	$44,664	$100,997	$1,006	$520,593	$667,260

Capital leases:
Wendy’s	$2,970	$4,307	$2,969	$17,133	$27,379
Hortons	9,497	19,154	14,309	55,911	98,871

Total	$12,467	$23,461	$17,278	$73,044	$126,250

Operating leases:
Wendy’s	$56,851	$98,945	$76,304	$179,641	$411,741
Hortons	36,455	66,596	58,552	121,035	282,638
Baja Fresh	14,193	29,577	29,944	87,287	161,001

Total	$107,499	$195,118	$164,800	$387,963	$855,380

Purchase obligations:
Wendy’s	$220,632	$0	$0	$0	$220,632
Hortons	132,987	2,191	575	230	135,983
Baja Fresh	9,475	0	0	0	9,475
Corporate	7,046	7,318	0	0	14,364

Total	$370,140	$9,509	$575	$230	$380,454

Total Contractual Obligations	$534,770	$329,085	$183,659	$981,830	$2,029,344

(1)	As of December 28, 2003, the Company’s pension plans were funded such that pension assets are greater than the projected benefit obligation. The Company made contributions totaling approximately $16 million into its pension plans in 2003. Estimates of reasonably likely future pension contributions are heavily dependent on expectations about future events outside of the pension plans, such as future pension asset performance, future interest rates, future tax law changes and future changes in regulatory funding requirements. The Company estimates contributions to its pension plans in 2004 will not exceed $4 million, however no such contributions would be required. Certain executive employees are also eligible to participate in the Company’s supplemental executive retirement plan. Under this plan, each participating employee’s account reflects amounts credited by the Company based on the employee’s earnings plus or minus investment gains and losses of specified investments in which amounts credited by the Company are deemed to be invested. The supplemental executive retirement plan is not funded, but account balances are payable to participating employees when they retire or otherwise are no longer employed by the Company. Estimates of reasonably likely future payments by the Company under the supplemental executive retirement plan are heavily dependent on future events outside of this plan, such as the timing of participating employees leaving the Company, the performance of the investments and the time period over which employees elect to receive distributions from the supplemental executive retirement plan. Due to the significant uncertainties regarding future pension fund contributions and payments under the Company’s supplemental executive retirement plan, no pension fund contributions or supplemental executive retirement plan payments are included in the table.

Other Commercial Commitments (In thousands)	As of December 28, 2003

Franchisee lease and loan guarantees:
Wendy’s	$134,986
Hortons	547
Baja Fresh	3,991

Total	$139,524

Contingent rent on leases:
Wendy’s	$23,257

Letters of credit:
Wendy’s	$6,165
Hortons	2,952
Baja Fresh	600

Total	$9,717

Total Other Commercial Commitments	$172,498

The Company has guaranteed certain leases and debt payments of franchise owners amounting to $139.5 million. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. The Company is contingently liable for leases amounting to an additional $23.3 million. These leases have been assigned to unrelated third parties, which have agreed to indemnify the Company against future liabilities arising under the leases. The Company is also the guarantor on $9.7 million in letters of credit with various parties; however, management does not expect any material loss to result from these instruments because it does not believe performance will be required. Effective January 1, 2003, the Company adopted Financial Accounting Standards Board Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In accordance with FIN 45 and based on available information, the Company has accrued $0.8 million for guarantees and indemnities entered into between January 1, 2003 and December 28, 2003.

At December 28, 2003 and December 29, 2002, the Company’s reserves established for doubtful royalty receivables were $2.5 million and $1.4 million, respectively. Reserves related to possible losses on notes receivable, real estate, guarantees, claims and contingencies involving franchisees totaled $9.4 million at December 28, 2003 and $8.3 million at December 29, 2002. These reserves are included in accounts receivable, notes receivable and other accrued expenses.

In recent years, the Company has generated a significant amount of interest income on investable cash balances; however, given the current interest rate environment, management expects interest income rates to remain relatively low in the near future. In addition, $9.4 million and $19.8 million of franchise notes receivable were paid off in 2003 and 2002, respectively. As a result, management expects relatively low interest income to continue in 2004.

Off-Balance Sheet Arrangements

The Company has no “off-balance sheet” arrangements as of December 28, 2003 as that term is defined by the Securities and Exchange Commission.

Market Risk

Inflation

Financial statements determined on a historical cost basis may not accurately reflect all the effects of changing prices on an enterprise. Several factors tend to reduce the impact of inflation for the Company. Inventories approximate current market prices, there is some ability to adjust prices and liabilities are repaid with dollars of reduced purchasing power.

Foreign Exchange Risk

The Company’s exposure to foreign exchange risk is primarily related to fluctuations in the Canadian dollar relative to the U.S. dollar. The impact of foreign exchange rates on the Company’s income statement is predominately related to Canadian Hortons and Wendy’s operations, since exposure outside of North America is limited to royalties paid by franchisees. The exposure to Canadian dollar exchange rates on the Company’s 2003 cash flows primarily includes imports paid for by Canadian operations in U.S. dollars and payments from the Company’s Canadian operations to the Company’s U.S. operations. In aggregate, cash flows between the Canadian and U.S. dollar currencies was in excess of $100 million in 2003.

The Company seeks to manage its cash flows and balance sheet exposure to changes in the value of foreign currencies. The Company may use derivative products to reduce the risk of a significant negative impact on its U.S. dollar cash flows or income. The Company does not hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flows. The Company has a policy forbidding trading or speculating in foreign currency and does not hedge foreign currency translation or foreign currency net assets and liabilities.

Forward currency contracts to sell Canadian dollars and buy $77.3 million U.S. dollars were outstanding as of December 28, 2003. No foreign currency contracts were outstanding at year-end 2002. The contracts outstanding on December 28, 2003 mature at various dates through January 2005 and are considered to be highly effective cash flow hedges according to criteria specified in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. In accordance with SFAS No. 133 the Company defers unrealized gains and losses arising from these contracts until the related transactions occur. The fair value loss on the contracts as of December 28, 2003 of $4.2 million is included as a component of accumulated other comprehensive income and will be reclassified to earnings and offset against the underlying transactions when the transactions occur. Fair values are determined from quoted market prices. Changes in the fair value of the cash flow hedges due to changes in U.S. and Canadian dollar exchange rates are offset by the underlying transaction with little or no impact to the Company’s net income.

At the current level of annual operating income generated from Canada, if the Canadian currency rate changes U.S. $0.01 for an entire year, the annual impact on the Company’s diluted EPS would be less than one cent per share. At current royalty levels outside of North America, if all foreign currencies moved 10% during each royalty collection period in the same direction, at the same time, the annual impact on the Company’s diluted EPS would be approximately one-half cent per share. The Company does not hedge its exposure to currency fluctuations related to royalty collections outside North America because it does not believe the risk is significant.

Interest Rate Risk

The Company’s debt is primarily denominated in U.S. dollars, at fixed interest rates. The Company is exposed to interest rate risk impacting its net borrowing costs. The Company seeks to manage its exposure to interest rate risk and to lower its net borrowing costs by managing the mix of fixed and floating rate instruments based on capital markets and business conditions.

To manage interest rate risk, the Company entered into an interest rate swap in 2003, effectively converting some of its fixed interest rate debt to variable interest rates. By entering into the interest rate swap, the Company agreed, at specified intervals, to receive interest at a fixed rate of 6.35% and pay interest based on the floating LIBOR-BBA interest rate, both of which are computed based on the agreed-upon notional principle amount of $100.0 million. The Company does not enter into speculative swaps or other financial contracts.

The interest rate swap outstanding on December 28, 2003 was for the notional amount of $100.0 million, matures in December 2005 and meets specific conditions of SFAS No. 133 to be considered a highly effective fair value hedge of a portion of the Company’s long-term debt. Accordingly, gains and losses arising from the swap are completely offset against gains or losses of the underlying debt obligation. The fair value loss on the interest rate swap was $0.5 million as of December 28, 2003 based on quoted market prices. An average 1.0% increase or decrease in the LIBOR-BBA rate over a year would increase or decrease, respectively, the Company’s interest expense before income taxes by $1.0 million. No interest rate swaps were outstanding at year-end 2002.

Commodity Risk

The Company purchases certain products in the normal course of business, which are affected by commodity prices. Therefore, the Company is exposed to some price volatility related to weather and various other market conditions outside the Company’s control. However, the Company does employ various purchasing and pricing contract techniques in an effort to minimize volatility. Generally these techniques include setting fixed prices with suppliers for up to two years, setting in advance the price for products to be delivered in the future (sometimes referred to as “buying forward”), and unit pricing based on an average of commodity prices over a period of time. The Company does not generally make use of financial instruments to hedge commodity prices, partly because of the contract pricing utilized. While volatility can occur, which would impact profit margins, there are generally alternative suppliers available and if the pricing problem is prolonged, the Company has some ability to increase selling prices to offset a rise in commodity price increases.

In instances such as reported cases of “mad cow disease”, it is possible the Company may be exposed to risks other than price risk. The reported cases of “mad cow disease” in North America in 2003, however, do not appear to have significantly impacted the Company’s sales.

Concentration of Credit Risk

The Company has cash balances in various domestic bank accounts above the Federal Deposit Insurance Corporation (“FDIC”) guarantee limits. The Company subscribes to a bank rating system, and only utilizes high-grade banks for accounts that might exceed these limits. At year-end 2003 and 2002, the amount in domestic bank accounts above FDIC limits was approximately $16 million and $15 million, respectively. The Company also has cash in various Canadian bank accounts above amounts guaranteed by the Canadian Deposit Insurance Corporation of Canada (“CDIC”). At year-end 2003 and 2002, the amount in Canadian banks above CDIC limits was approximately $57 million and $49 million U.S. dollars equivalent, respectively. The Company also utilizes only high-grade banks in Canada for accounts that might exceed CDIC limits.

MANAGEMENT’S OUTLOOK

The Company continues to employ its strategic initiatives as outlined in the Consolidated Financial Statements and Other Information furnished with the Company’s 2003 Proxy Statement. These initiatives include leveraging the Company’s core assets, growing average same-store sales, improving store-level productivity to enhance margins, improving underperforming operations, developing profitable new restaurants and implementing new technology initiatives. Management intends to allocate resources to improve long-term return on assets and invested capital, and monitor its progress by tracking various metrics, including return on average assets, return on average equity and return on invested capital, as well as comparing to historical performance, the Company’s peers and other leading companies.

In February 2004, the Company announced an integrated Financial Strategy that includes a new dividend policy, an increase in its share repurchase authorization, a new equity-based compensation program for employees, stock ownership guidelines for management and a revised long-term goal for annual EPS growth.

The Company will seek shareholder approval at its 2004 Annual Meeting of Shareholders for a revised equity-based compensation program (“Omnibus Plan”) which has the objectives of remaining competitive in attracting and retaining employees, lowering stock option overhang and minimizing EPS dilution from stock option grants over the next several years. The Omnibus Plan will allow for the transition from stock options to a combination of restricted stock and restricted stock units. The Company also intends to develop a new cash bonus/profit-sharing program that would be offered to non-executive employees generally. In an effort to further align employee and shareholder goals, the Company also established new stock ownership guidelines which include requiring officers to hold Company stock equal to their annual base salary, and the named executive officers, as established in the proxy statement, to hold Company stock equal to three times their annual base salary.

Over the past three years the Company’s EPS growth has averaged 12.5%. In February 2004, the Company disclosed its long-term annual EPS growth goal of 11% to 13%, down from the previous 12% to 15%. Consistent with this goal, the Company’s anticipated diluted EPS is in the range of $2.27 to $2.32 for the full year 2004, or an increase of 11% to 13% from 2003. The diluted EPS growth goal includes the impact of expensing restricted stock grants beginning in 2004 as described in the Liquidity and Capital Resources section above. To enhance total return to shareholders, the Company also increased the dividend 100% and increased the authorized share repurchase program to $366 million as of January 31, 2004.

The Company intends to remain focused on established long-term operational strategies of exceeding customer expectations, fostering a performance-driven culture, delivering a balanced message of brand equity plus value in marketing, growing a healthy restaurant system and partnering finance with operations. The Company believes its success depends on providing everyday value, quality and variety, not price discounting. As a result, the Company provides a variety of menu choices and will continue to evaluate and introduce new products, such as low fat and low carbohydrate offerings, to meet the trends and desires of its customers. Management believes in reinvesting in its restaurants to maintain a fresh image, providing convenience for its customers and increasing the overall efficiency of restaurant operations. The goal of these strategies is to increase average sales over time, primarily through greater customer traffic in the restaurants. The Company intends to effectively manage corporate and field-level costs to control overall general and administrative expense growth.

New restaurant development will continue to be very important to the Company. Wendy’s, Hortons and Baja Fresh restaurant concepts are all underpenetrated in key markets. The Company intends to grow aggressively, but responsibly, focusing on the markets with the best potential for sales and return on investment. A total of 597 new restaurants were added in 2003. Current plans call for 550 to 600 new company and franchise restaurants to open in 2004. Over the next several years, the Company anticipates opening a substantial number of new Wendy’s, Hortons and Baja Fresh restaurants. The primary focus will be on core operations of Wendy’s in North America and Hortons in Canada, with the majority of units being standard sites.

The Company is optimistic about the development of Hortons in the U.S. The U.S. division was profitable in 2002 and again in 2003. The Company’s strategy for Hortons U.S. is to enhance brand awareness, increase average same-store sales, build customer loyalty and attract additional franchisees.

In 2004, the Company plans to develop between 30 to 40 new Hortons franchise units in the U.S. Management believes that Hortons U.S. has the potential to become a long-term growth opportunity for the Company through further development in existing markets, entering into new markets, acquisitions and entering into area development agreements with franchisees. However, there is no assurance that the anticipated growth will occur.

The Company continues to focus on improving its global brand image and supporting its franchisees’ business plans and growth objectives. In 2001, the Company developed a 5-year plan for its International Wendy’s division that focused on disciplined growth in the Americas. The Company made progress on this plan in 2003 as the International division produced a profit for the third consecutive year. Most of Wendy’s development outside North America is with franchisees who can be affected by adverse economic and political conditions. Economic and competitive pressures remain very challenging in Latin America and certain other markets outside of North America.

Another element of the Company’s strategic plan is the evaluation of potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures that could add to the Company’s long-term earnings growth. As part of this initiative, in 2001, the Company formed a joint venture between Hortons and IAWS Group/Cuisine de France to build a par-baked goods manufacturing facility in Canada. In 2002, the Company made several investments including a 45% minority ownership investment of $9.0 million in Cafe Express, a 25% minority ownership (fully diluted) investment of $12 million in Pasta Pomodoro and purchased 100% of the stock of Baja Fresh, (see Note 8 of the Company’s Consolidated Financial Statements for more information on these investments). In February 2004, the Company invested an additional $5.0 million to increase its ownership in Cafe Express to a 70% majority interest. Both Cafe Express and Pasta Pomodoro are fast-casual restaurant concepts.

Baja Fresh is in the Mexican segment of fast-casual restaurants and is growing rapidly, opening 74 restaurants in 2003 and increasing revenue approximately 28%. Baja Fresh currently represents about 5% of the Company’s revenues and enjoys the highest average sales per restaurant in the Fresh Mexican, fast casual segment at $1.4 million. However, Baja Fresh was not profitable as a segment in 2003 due to average sales declines and cost increases. The Company’s strategy includes increasing brand awareness, continuing to add new stores, enhancing operations and the customers’ experience, and building average sales per restaurant. The Company believes that the concept has great potential for the future. Nevertheless, as with all young companies, there are challenges to gaining customer acceptance and the industry is extremely competitive.

Revenue Recognition

Wendy’s and Baja Fresh have a significant number of company operated restaurants, while Hortons is predominately franchised. Revenue at company operated restaurants is recognized as customers pay for products at the time of sale. Hortons operates warehouses in Canada to distribute coffee and other dry goods to an extensive franchise system. Revenues from these sales are recorded when the product is delivered to the franchisee.

Franchise revenues consist of royalties, rents and various franchise fees. Royalties and rent revenues are recognized in the month earned at estimated realizable amounts. Franchise fee revenues are recognized when the related services have been performed and do not involve significant contingencies.

The Application of Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions and estimates that can have a material impact on the results of operations of the Company. The earnings reporting process is covered by the Company’s system of internal controls, and generally does not require significant management estimates and judgments. However, estimates and judgments are inherent in the calculations of royalty and other franchise-related revenue collections, legal obligations, pension and other postretirement benefits, income taxes, insurance liabilities, various other commitments and contingencies and the estimation of the useful lives of fixed assets and other long-lived assets. While management applies its judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.

The Company collects royalties, and in some cases rent, from franchisees and Hortons collects distribution revenues from Canadian franchisees. The Company provides for estimated losses for revenues that are not likely to be collected. Although the Company generally enjoys a good relationship with franchisees, and collection rates are currently very high, if average sales or the financial health of franchisees were to deteriorate, the Company might have to increase reserves against collection of franchise revenues.

The Company is self-insured for most domestic workers’ compensation, health care claims, general liability and automotive liability losses. The Company records its insurance liabilities based on historical and industry trends, which are continually monitored, and accruals are adjusted when warranted by changing circumstances. Outside actuaries are used to assist in estimating casualty insurance obligations. Since there are many estimates and assumptions involved in recording insurance liabilities, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities. Workers’ compensation insurance can particularly involve significant time before the ultimate resolution of claims. Wendy’s had accrued $37.6 million and $32.6 million at year-end 2003 and 2002, respectively, for domestic workers’ compensation liabilities, domestic general liability, domestic automotive liability and other property liabilities. In Canada, workers’ compensation benefits are part of a government-sponsored plan and although the Company and its employees make contributions to that plan, management is not involved in determining these amounts.

Pension and other retirement benefits, including all relevant assumptions required by generally accepted accounting principles, are evaluated each year with the oversight of the Company’s retirement committee. Due to the technical nature of retirement accounting, outside actuaries are used to provide assistance in calculating the estimated future obligations. Since there are many estimates and assumptions involved in retirement benefits, differences between actual future events and prior estimates and assumptions could result in adjustments to pension expenses and obligations. If the Company were to change its discount rate by 0.25%, this would change annual pension costs by $0.2 million. If the Company were to change its long-term return on assets rate by 0.25%, this would change annual pension costs by $0.2 million. In 2004 the Company reduced its discount rate from 6.75% to 6.00% in order to reflect market changes (see Note 11 of the Company’s Consolidated Financial Statements for additional information on the Company’s pension plan assumptions). This change will increase pension expense by $0.5 million in 2004.

In the normal course of business, the Company must make continuing estimates of potential future legal obligations and liabilities, which requires the use of management’s judgment on the outcome of various issues. Management may also use outside legal advice to assist in the estimating process. However, the ultimate outcome of various legal issues could be different than management estimates, and adjustments to income could be required.

The Company records income tax liabilities utilizing known obligations and estimates of potential obligations. A deferred tax asset or liability is recognized whenever there are future tax effects from existing temporary differences and operating loss and tax credit carryforwards. The Company records a valuation allowance to reduce deferred tax assets to the balance that is more likely than not to be realized. Management must make estimates and judgments on future taxable income, considering feasible tax planning strategies and taking into account existing facts and circumstances, to determine the proper valuation allowance. When the Company determines that deferred tax assets could be realized in greater or lesser amounts than recorded, the asset balance and income statement reflects the change in the period such determination is made. Due to changes in facts and circumstances and the estimates and judgments that are involved in determining the proper valuation allowance, differences between actual future events and prior estimates and judgments could result in adjustments to this valuation allowance. The Company uses an estimate of its annual effective tax rate at each interim period based on the facts and circumstances available at that time while the actual effective tax rate is calculated at year-end. Based on 2003 results, a change of 0.1% in the annual effective tax rate would have the equivalent impact of a $0.6 million pretax change over the course of a year.

Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: buildings, up to 40 years; leasehold improvements, up to 25 years; restaurant equipment, up to 15 years; other equipment, up to 10 years; and property under capital leases, the primary lease term. The Company estimates useful lives on buildings and equipment based on historical data and industry trends. Long-lived assets are grouped into operating markets and tested for impairment whenever an event occurs that indicates that an impairment may exist. The Company tests for impairment using the cash flows of the operating markets. A significant deterioration in the cash flows of an operating market or other circumstances may trigger impairment testing. The Company capitalizes certain internally developed software costs which are amortized over a period of up to ten years. The Company monitors its capitalization and amortization policies to ensure they remain appropriate.

The Company tests goodwill for impairment annually (or in interim periods if events or changes in circumstances indicate that its carrying amount may not be recoverable) by comparing the fair value of each reporting unit as measured by discounted cash flows, to the carrying value, to determine if there is an indication that a potential impairment may exist. The Company will review its assumptions each time goodwill is tested for impairment and will make the appropriate adjustments based on facts and circumstances available at that time. The Company tested for goodwill impairment as of year-end 2003, and no impairment was indicated.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANTS

	As of December 28, 2003	As of September 28, 2003	Increase/ (Decrease) From Prior Quarter	As of December 29, 2002	Increase/ (Decrease) From Prior Year

Wendy’s
U.S.
Company	1,312	1,213	99	1,183	129
Franchise	4,449	4,438	11	4,366	83

	5,761	5,651	110	5,549	212

Canada
Company	148	143	5	133	15
Franchise	219	214	5	221	(2)

	367	357	10	354	13

Other International
Company	5	4	1	4	1
Franchise	348	343	5	346	2

	353	347	6	350	3

Total Wendy’s
Company	1,465	1,360	105	1,320	145
Franchise	5,016	4,995	21	4,933	83

	6,481	6,355	126	6,253	228

Hortons
U.S.
Company	25	26	(1)	40	(15)
Franchise	159	140	19	120	39

	184	166	18	160	24

Canada
Company	32	35	(3)	31	1
Franchise	2,311	2,238	73	2,157	154

	2,343	2,273	70	2,188	155

Total Hortons
Company	57	61	(4)	71	(14)
Franchise	2,470	2,378	92	2,277	193

	2,527	2,439	88	2,348	179

Baja Fresh
Company	132	119	13	98	34
Franchise	151	136	15	112	39

Total Baja Fresh	283	255	28	210	73

Total System
Company	1,654	1,540	114	1,489	165
Franchise	7,637	7,509	128	7,322	315

	9,291	9,049	242	8,811	480

Recently Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This Statement addresses accounting and reporting standards for legal obligations associated with the retirement of tangible long-lived assets. This Statement was adopted in the first quarter of 2003 and its provisions did not have a significant impact to the Company’s financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections”. This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. This Statement also rescinds SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers”. This Statement amends SFAS No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. The Company adopted these provisions in first quarter 2003. The remaining provisions of this Statement were adopted by the Company for transactions occurring after May 15, 2002 and have not resulted in a significant impact to the Company’s financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This statement addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with the exit and disposal activities, including restructuring activities, that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (“EITF”) has set forth in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. This Statement also addresses accounting and reporting standards for costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement or an individual deferred-compensation contract. This Statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 in first quarter 2003. Such adoption did not result in a significant impact to the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS No. 123”. This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Under the provisions of SFAS No. 148, companies that choose to adopt the accounting provisions of SFAS No. 123 after December 15, 2003 will be permitted to select from either the modified prospective method or the retroactive restatement method. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The Company will continue to follow the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies the accounting guidance on derivative instruments (including certain derivative instruments embedded in other contracts) and hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships initiated after June 30, 2003. The guidance outlined in this Statement is to be applied prospectively. The Company adopted this Statement in the third quarter of 2003. Such adoption did not result in a significant impact to the Company’s financial statements.

FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others – an interpretation of SFAS No’s

5, 57 and 107 and rescission of FIN 34” was issued in November 2002. This Interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about obligations under guarantees. This Interpretation clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in the issuing of the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. This Interpretation also incorporates, without change, the guidance of FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others”, which is being superseded. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim and annual periods after December 15, 2002. The Company adopted the disclosure requirements of FIN 45 in fourth quarter 2002 and the recognition provisions in first quarter 2003. Such adoption did not result in a significant impact to the Company’s financial statements.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities – an interpretation of “Accounting Research Bulletin” (“ARB”) No. 51”. This Interpretation is intended to clarify the application of the majority voting interest requirement of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The controlling financial interest may be achieved through arrangements that do not involve voting interests. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46 is effective immediately to variable interests in a variable interest entity (“VIE”) created or obtained after January 31, 2003. As amended by FASB Staff Position (“FSP”) No. FIN 46-6, FIN 46 became effective for variable interests in a VIE created before February 1, 2003 at the end of the first interim or annual period ending after December 15, 2003.

Subsequent to issuing FIN 46 and FSP No. FIN 46-6, the FASB continued to propose modifications and issue FSPs that changed and clarified FIN 46. These modifications and FSPs were subsequently incorporated into FIN 46 (revised) (“FIN 46R”), which replaces FIN 46. Among other things, relative to FIN 46, FIN 46R a) essentially excludes operating businesses from its provisions subject to four conditions, b) states the provisions of FIN 46R are not required to be applied if a company is unable, subject to making an exhaustive effort, to obtain the necessary information, c) includes new definitions and examples of what variable interests are, d) clarifies and changes the definition of a variable interest entity, and e) clarifies and changes the definition and treatment of de facto agents, as that term is defined in FIN 46 and FIN 46R. FIN 46R was issued December 23, 2003 and, for the Company, is effective no later than the end of the first quarter of 2004. The Company will apply FIN 46R to all variable interest entities at the end of the first quarter of 2004.

The Company is in the process of evaluating the new provisions of FIN 46R relative to its applicability to some franchisee arrangements and to the Hortons’ joint venture with IAWS Group/Cuisine de France. The Company has no equity ownership interests in its franchisees and has invested $41.9 million through December 28, 2003 for a 50% equity ownership in the Hortons’ joint venture. The Company’s franchise agreements currently do not require its franchisees to provide the timely financial information necessary to apply the provisions of FIN 46R to its franchisees. At this time the Company does not believe that the consolidation of franchisees or other entities, if required under FIN 46R, would materially impact its future operating results. Instead, consolidation of some, if any, of these arrangements is more likely to result in a “gross up” of amounts such as revenues and expenses with little or no change to the Company’s net income or cash flows. None of these entities has been consolidated in the Company’s financial statements.

In November 2002, the EITF released EITF No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor”. EITF No. 02-16 provides guidance on the recognition of cash consideration received by a customer from a vendor. EITF No. 02-16 is effective for transactions entered into or modified after December 31, 2002. The Company adopted the provisions of EITF No. 02-16 in first quarter 2003. Such adoption did not result in a significant impact to the Company’s financial statements.

In July 2003, the EITF released EITF No. 03-03, “Applicability of Topic No. D-79, to Claims-Made Insurance Policies”. This EITF clarifies that a claims-made insurance policy that provides coverage for specific known claims prior to the policy period contains a retroactive provision that should be accounted for accordingly; either separately, if practicable, or, if not practicable, the claims-made insurance policy should be accounted for entirely as a retroactive contract. The Company adopted the provisions of EITF No. 03-03 in the third quarter 2003. Such adoption did not result in a significant impact to the Company’s financial statements.

In November 2003, the EITF released EITF No. 03-08, “Accounting for Claims-Made Insurance and Retroactive Insurance Contracts by the Insured Entity.” This EITF codified the guidance of EITF Issue No. 86-12, “Accounting by Insureds for Claims-Made Insurance Policies,” EITF Issue No. 03-3, “Applicability of EITF Abstracts, Topic No. D-79, ‘Accounting for Retroactive Insurance Contracts Purchased by Entities Other Than Insurance Enterprises’ to Claims-Made Insurance Policies,” and Topic D-79. These issues address various aspects of the accounting for retroactive insurance contracts and claims-made insurance policies by an insured entity. The Company adopted the provisions of EITF No. 03-08 in the fourth quarter 2003. Such adoption did not result in a significant impact to the Company’s financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106 and a revision of FASB Statement No. 132” (“SFAS No. 132”). SFAS No. 132 revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers’ Accounting for Pensions,” No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” SFAS No. 132 requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The required information will be provided separately for pension plans and for other postretirement benefit plans. This includes expanded disclosure on an interim basis as well. The new disclosures are required for fiscal years ending after December 15, 2003. The Company adopted these provisions during the year-ended December 28, 2003. The interim period disclosures required by this statement are effective for the interim period beginning after December 15, 2003 and thus will be effective for the Company’s first quarter of fiscal year 2004.

Safe Harbor Statement

Certain information contained in the Financial Statements and Other Information section of the Proxy Statement, particularly information regarding future economic performance and finances, plans and objectives of management, is forward looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appears together with such statement. In addition, the following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include: competition within the quick-service restaurant industry, which remains extremely intense, both domestically and internationally, with many competitors pursuing heavy price discounting; changes in economic conditions; changes in consumer perceptions of food safety; harsh weather, particularly in the first and fourth quarters; changes in consumer tastes; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new restaurant development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; changes in applicable accounting rules; the ability of the Company to successfully complete transactions designed to improve its return on investment; or other factors set forth in Exhibit 99 to the Company’s most recent Form 10-K filed with the Securities and Exchange Commission and in the Financial Statements and Other Information section of the Proxy Statement for the 2004 Annual Meeting of Shareholders.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Income

Years ended December 28, 2003, December 29, 2002 and December 30, 2001

(In thousands, except per share data)	2003	2002	2001

Revenues
Retail sales	$2,534,135	$2,187,438	$1,925,319
Franchise revenues	614,777	542,823	465,878

Total revenues	3,148,912	2,730,261	2,391,197

Costs and expenses
Cost of sales	1,634,562	1,383,665	1,229,277
Company restaurant operating costs	534,083	459,141	406,185
Operating costs	135,332	118,643	91,701
Depreciation of property and equipment	163,481	139,101	118,280
General and administrative expenses	261,070	241,438	216,124
Other expense, net	1,942	6,905	1,722

Total costs and expenses	2,730,470	2,348,893	2,063,289

Operating income	418,442	381,368	327,908

Interest expense	(45,773)	(41,454)	(30,175)
Interest income	4,929	5,985	9,647

Income before income taxes	377,598	345,899	307,380
Income taxes	141,599	127,118	113,731

Net income	$235,999	$218,781	$193,649

Basic earnings per common share	$2.07	$1.96	$1.72

Diluted earnings per common share	$2.05	$1.89	$1.65

Dividends per common share	$.24	$.24	$.24

Basic shares	113,866	111,900	112,275

Diluted shares	115,021	116,558	121,144

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Balance Sheets

December 28, 2003 and December 29, 2002

(Dollars in thousands)	2003	2002

Assets
Current assets
Cash and cash equivalents	$171,206	$171,944
Accounts receivable, net	109,880	86,416
Notes receivable, net	14,125	11,204
Deferred income taxes	19,776	13,822
Inventories and other	54,353	47,433
Short-term investments	24,648	0
Advertising fund restricted assets	68,677	61,942

Total current assets	462,665	392,761

Property and equipment, net	2,154,307	1,845,390
Notes receivable, net	18,122	20,548
Goodwill	320,959	272,325
Deferred income taxes	31,873	48,966
Intangible assets, net	44,547	47,393
Other assets	131,540	96,044

Total assets	$3,164,013	$2,723,427

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$159,957	$134,208
Accrued expenses
Salaries and wages	49,785	44,932
Taxes	81,921	77,956
Insurance	46,677	42,898
Other	70,565	55,308
Advertising fund restricted liabilities	68,677	61,942
Current portion of long-term obligations	50,891	4,773

Total current liabilities	528,473	422,017

Long-term obligations
Term debt	622,596	627,053
Capital leases	70,036	54,626

Total long-term obligations	692,632	681,679

Deferred income taxes	132,925	108,906
Other long-term liabilities	51,377	62,220
Commitments and contingencies
Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued and Exchangeable: 116,760,000 and 114,692,000 shares, respectively	11,676	10,895
Capital in excess of stated value	54,310	0
Retained earnings	1,703,488	1,498,607
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	47,142	(44,714)
Pension liability	(1,018)	(16,183)

	1,815,598	1,448,605
Treasury stock, at cost: 2,063,000 shares at December 28, 2003	(56,992)	0

Total shareholders’ equity	1,758,606	1,448,605

Total liabilities and shareholders’ equity	$3,164,013	$2,723,427

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years ended December 28, 2003, December 29, 2002 and December 30, 2001

(In thousands)	2003	2002	2001

Cash flows from operating activities
Net income	$235,999	$218,781	$193,649
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	167,844	142,773	123,238
Deferred income taxes	34,811	17,941	250
(Gain) loss from property dispositions, net	3,422	2,623	(1,832)
Net reserves for receivables and other contingencies	1,108	(109)	0
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions of restaurants
Accounts and notes receivable	(23,946)	(5,061)	(7,313)
Inventories and other	(12,748)	(4,594)	(5,335)
Accounts payable and accrued expenses	26,635	74,461	13,043
Increase in other assets	(19,821)	(18,971)	(3,974)
Other, net	16,907	16,020	(4,201)

Net cash provided by operating activities	430,211	443,864	307,525

Cash flows from investing activities
Proceeds from property dispositions	27,126	25,122	29,961
Capital expenditures	(341,911)	(330,811)	(301,054)
Acquisition of franchises	(97,553)	(2,316)	(2,278)
Acquisition of Baja Fresh (see Note 8)	0	(287,405)	0
Proceeds from sale of Conference Cup	0	19,959	0
Principal payments on notes receivable	9,444	19,751	14,121
Investments in joint venture and other	(30,663)	(43,126)	(14,103)
Other investing activities	(4,996)	(4,630)	(8,575)

Net cash used in investing activities	(438,553)	(603,456)	(281,928)

Cash flows from financing activities
Proceeds from issuance of debt, net of issuance costs	39,985	223,037	197,138
Proceeds from employee stock options exercised	46,720	77,737	40,207
Repurchase of common stock	(56,992)	(49,401)	(287,308)
Principal payments on long-term obligations	(5,966)	(4,274)	(5,078)
Dividends paid on common and exchangeable shares	(27,322)	(27,076)	(26,824)

Net cash provided by (used in) financing activities	(3,575)	220,023	(81,865)

Effect of exchange rate changes on cash	11,179	392	(2,329)

Increase (decrease) in cash and cash equivalents	(738)	60,823	(58,597)

Cash and cash equivalents at beginning of period	171,944	111,121	169,718

Cash and cash equivalents at end of period	$171,206	$171,944	$111,121

Supplemental disclosures of cash flow information:
Interest paid	$46,429	$41,456	$29,570

Income taxes paid	120,027	69,392	97,818

Capital lease obligations incurred	15,630	8,311	11,553

Non-cash investing and financing activities:
$2.50 Term Convertible Securities, Series A, converted and redeemed	$0	$200,000	$0

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

Years ended December 28, 2003, December 29, 2002 and December 30, 2001

(In thousands)	2003	2002	2001

Common stock at stated value
Balance at beginning of period	$10,895	$13,271	$12,074
Exercise of options	207	355	226
Conversion of exchangeable shares	574	0	971
Retirement of treasury stock	0	(3,488)	0
Conversion of $2.50 Term Convertible Securities, Series A	0	757	0

Balance at end of period	11,676	10,895	13,271

Capital in excess of stated value
Balance at beginning of period	0	467,687	423,144
Exercise of options, including tax benefits	53,624	92,625	45,514
Compensation expense	686	0	0
Conversion of exchangeable shares	0	0	(971)
Retirement of treasury stock	0	(755,240)	0
Conversion of $2.50 Term Convertible Securities, Series A	0	194,928	0

Balance at end of period	54,310	0	467,687

Retained earnings
Balance at beginning of period	1,498,607	1,377,840	1,211,015
Net income	235,999	218,781	193,649
Dividends paid	(27,322)	(27,076)	(26,824)
Conversion of exchangeable shares	(3,796)	0	0
Retirement of treasury stock	0	(70,938)	0

Balance at end of period	1,703,488	1,498,607	1,377,840

Accumulated other comprehensive income (expense)	46,124	(60,897)	(48,754)

Treasury stock, at cost
Balance at beginning of period	0	(780,265)	(492,957)
Purchase of common stock	(56,992)	(49,401)	(287,308)
Retirement of treasury stock	0	829,666	0

Balance at end of period	(56,992)	0	(780,265)

Shareholders’ equity	$1,758,606	$1,448,605	$1,029,779

Common shares
Balance issued at beginning of period	108,951	132,711	120,738
Exercise of options	2,069	3,553	2,264
Conversion of exchangeable shares	5,740	0	9,709
Retirement of treasury stock	0	(34,880)	0
Conversion of $2.50 Term Convertible Securities, Series A	0	7,567	0

Balance issued at end of period	116,760	108,951	132,711

Treasury shares
Balance at beginning of period	0	(33,277)	(21,978)
Purchase of common stock	(2,063)	(1,603)	(11,299)
Retirement of treasury stock	0	34,880	0

Balance at end of period	(2,063)	0	(33,277)

Common shares issued and outstanding	114,697	108,951	99,434

Common shares issuable upon conversion of exchangeable shares
Balance at beginning of period	5,741	5,741	15,450
Purchase and conversion of exchangeable shares	(5,741)	0	(9,709)

Balance at end of period	0	5,741	5,741

Common shares issued and outstanding, including exchangeable shares	114,697	114,692	105,175

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years ended December 28, 2003, December 29, 2002 and December 30, 2001

(In thousands)	2003	2002	2001

Net income	$235,999	$218,781	$193,649
Other comprehensive income (expense)
Translation adjustments and other	91,856	4,040	(21,621)
Pension liability (net of a tax benefit of $8,987 and tax expense of $9,617 for the years ended December 28, 2003 and December 29, 2002, respectively)	15,165	(16,183)	0

Total other comprehensive income (expense)	107,021	(12,143)	(21,621)

Comprehensive income	$343,020	$206,638	$172,028

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

The Company’s principal business is the operation, development and franchising of quick-service and fast-casual restaurants serving high-quality food. At year-end 2003, the Company and its franchise owners operated 6,481 restaurants under the name “Wendy’s” in 50 states and in 21 other countries and territories and 283 restaurants under the name “Baja Fresh” in 25 states. Additionally, the Company and its franchise owners operated 2,343 restaurants in Canada and 184 units in the United States under the name Tim Hortons (“Hortons”). As of December 28, 2003, total systemwide restaurants included 1,654 company operated restaurants and 7,637 franchise restaurants.

Fiscal year

The Company’s fiscal year ends on the Sunday nearest to December 31.

Basis of presentation

The Consolidated Financial Statements include the balances of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation (see also Note 12 to the Consolidated Financial Statements for consolidation of the Company’s advertising funds).

Investments in unconsolidated affiliates over which the Company exercises significant influence but does not have control are accounted for using the equity method. The Company’s share of the net income or loss of these unconsolidated affiliates is included in other expense.

Certain reclassifications have been made for prior years to conform with the 2003 presentation. These reclassifications did not have any impact on net income.

The Company considers short-term investments with original maturities of three months or less as cash equivalents.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions and estimates. These affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates and judgments are inherent in the calculations of royalty and other franchise-related revenue collections, legal obligations, pension and other postretirement benefits, income taxes, insurance liabilities, various other commitments and contingencies, valuations used when assessing potential impairment of goodwill and other intangibles and the estimation of the useful lives of fixed assets and other long-lived assets. While management applies its judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.

In the normal course of business, the Company must make continuing estimates of potential future legal obligations and liabilities, which requires the use of management’s judgment on the outcome of various issues. Management may also use outside legal advice to assist in the estimating process. However, the ultimate outcome of various legal issues could be different than management estimates, and adjustments to income could be required.

Inventories

Inventories, amounting to $33.1 million and $24.8 million at December 28, 2003 and December 29, 2002, respectively, are stated at the lower of cost (first-in, first-out) or market, and consist primarily of restaurant food items, new equipment and parts, and paper supplies.

Property and equipment

Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: buildings, up to 40 years; leasehold improvements, up to 25 years; restaurant equipment, up to 15 years; other equipment, up to 10 years; and property under capital leases, the primary lease term. Interest costs associated with the construction of new restaurants are capitalized, while certain other costs, such as ground rentals and real estate taxes, are generally expensed as incurred. Major improvements are capitalized, while maintenance and repairs are expensed when incurred. Long-lived assets are grouped into operating markets and tested for impairment whenever an event occurs that indicates an impairment may exist. The Company tests for impairment using the cash flows of the operating markets. A significant deterioration in the cash flows of an operating market or other circumstances may trigger impairment testing. Gains and losses on the disposition of fixed assets are classified in other expense, net.

Property and equipment, at cost, at each year-end consisted of the following:

(In thousands)	2003	2002

Land	$459,189	$393,190
Buildings	885,989	755,508
Leasehold improvements	691,654	595,177
Restaurant equipment	597,425	521,871
Capital leases	95,195	74,665
Other	210,499	177,229
Construction in progress	87,788	71,055

	3,027,739	2,588,695

Accumulated depreciation and amortization	(873,432)	(743,305)

	$2,154,307	$1,845,390

The Company capitalizes certain internally developed software costs which are amortized over a period of up to ten years. At December 28, 2003 and December 29, 2002, capitalized software development costs, net of accumulated amortization, amounted to $46.9 million and $42.3 million, respectively, which amounts are included in “Other” above.

Goodwill and other intangibles

For the year 2001, goodwill was amortized using the straight-line method over periods ranging from 25 to 40 years which, for leased restaurants, included the original lease period plus renewal options, if applicable. Effective December 31, 2001, the Company ceased amortizing goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (see Note 2 to the Consolidated Financial Statements).

Intangibles separate from goodwill are amortized on a straight-line method over periods ranging from 5 to 20 years. Lives are generally related to legal or contractual lives, but in some cases must be estimated by management based on specific circumstances.

Goodwill is the excess of the cost of an acquired entity over the fair value of acquired net assets. The Company tests goodwill for impairment at least annually by comparing the fair value of each reporting unit, as measured by discounted cash flows, to the carrying value to determine if there is an indication that a potential impairment may exist.

Notes receivable

Notes receivable arise primarily from the sale of certain real estate and equipment to franchisees as well as agreements by the Company, under certain circumstances, to a structured repayment plan for past due franchisee obligations. The need for a reserve for uncollectible amounts is reviewed on a specific franchisee basis using information available to the Company, including past due balances and the financial strength of the franchisee. Uncollectible amounts for both principle and interest are provided for as those amounts are identified. The carrying amount of notes receivable approximates fair value.

Revenue recognition

Wendy’s and Baja Fresh have a significant number of company operated restaurants, while Hortons is predominately franchised. Revenue at company operated restaurants is recognized as customers pay for products at the time of sale. Hortons operates warehouses in Canada to distribute coffee and other dry goods to an extensive franchise system. Revenues from these sales are recorded when the product is delivered to the franchisee. Franchise revenues consist of royalties, rents and various franchise fees. Royalties are collected by Wendy’s, Hortons and Baja Fresh, and normally all revenue is collected within a month after a period ends. The timing of revenue recognition for both retail sales and franchise revenues does not involve significant contingencies and judgments other than providing adequate reserves against collections of franchise-related revenues. Also, see discussion of “Franchise operations” below for further information regarding franchise revenues.

Advertising costs

The Company expenses advertising costs as incurred with the exception of media development costs that are expensed beginning in the month that the advertisement is first communicated (see Note 12 to the Consolidated Financial Statements).

Franchise operations

The Company grants franchises to independent operators who in turn pay a technical assistance fee and franchise fees which may include equipment, royalties, and in some cases, rents for each restaurant opened. A technical assistance fee is recorded as income when each restaurant commences operations. Royalties, based upon a percent of monthly sales, are recognized as income on the accrual basis. The Company has established reserves related to the collection of franchise royalties and other franchise-related receivables and commitments (see Note 10 to the Consolidated Financial Statements).

Franchise owners receive assistance in such areas as real estate site selection, construction consulting, purchasing and marketing from company personnel who also furnish these services to company operated restaurants. These franchise expenses are included in general and administrative expenses. Gains and losses on the sale of properties previously leased to franchisees are included in franchise revenues.

Foreign operations

At December 28, 2003, the Company and its franchise owners operated 367 Wendy’s restaurants and 2,343 Hortons restaurants in Canada. Additionally, there are 353 Wendy’s restaurants in other foreign countries and territories, primarily operated by franchisees. The functional currency of each foreign subsidiary is the respective local currency. Assets and liabilities are translated at the year-end exchange rates and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are recorded as a component of shareholders’ equity and in other comprehensive income. Total translation adjustments included in accumulated other comprehensive income (expense) at December 28, 2003 and December 29, 2002 were $49.1 million and ($44.7) million, respectively. Total transaction gains (losses) included in Other Expense, net, were $3.2 million, $0.7 million and ($1.5 million), for 2003, 2002 and 2001, respectively.

Derivative instruments

The Company has entered into two types of derivatives: forward currency contracts which reduce the Company’s cash flow exposure to changes in the U.S. and Canada exchange rates and interest rate swaps which convert some of the Company’s fixed interest rate debt to variable interest rates. Forward currency contracts to sell Canadian dollars and buy $77.3 million U.S. dollars were outstanding as of December 28, 2003 to hedge inter-company payments and purchases from third parties. No foreign currency contracts were outstanding at year-end 2002. The contracts outstanding on December 28, 2003 mature at various dates through January 2005 and are considered to be highly effective cash flow hedges according to criteria specified in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Accordingly, the Company defers unrealized gains and losses arising from these contracts until the related transactions occur. The fair value loss on the contracts as of December 28, 2003 of $4.2 million is based on quoted market prices and is included as a component of accumulated other comprehensive income to be reclassified to earnings and offset against the underlying transactions when the transactions occur.

The Company entered into an interest rate swap in 2003 for the notional amount of $100.0 million. No interest rate swaps were outstanding at year-end 2002. The interest rate swap helps the Company manage its exposure to interest rate risk and to lower its net borrowing costs by managing the mix of fixed and floating rate instruments. The interest rate swap matures in December 2005 and meets specific conditions of SFAS No. 133 to be considered a highly effective fair value hedge of a portion of the Company’s long-term debt. Accordingly, gains and losses arising from the swap are completely offset against gains or losses of the underlying debt obligation. Based on quoted market prices, the fair value loss on the interest rate swap was $0.5 million as of December 28, 2003 (see also Note 3 to the Consolidated Financial Statements).

Net income per share

Basic earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted computations are based on the treasury stock method and include assumed conversions of stock options, net of shares repurchased from proceeds, and the impact of company-obligated mandatorily redeemable preferred securities, when outstanding and dilutive.

The computation of diluted earnings per common share excludes employee and outside director stock options to purchase 4.3 million shares, 4.7 million shares and 1.8 million shares in 2003, 2002 and 2001, respectively. These options were not included in the computation of diluted earnings per common share because the exercise price of these options was greater than the average market price of the common shares in the respective periods and therefore, the effect would be antidilutive.

The computation of basic and diluted earnings per common share for each year is shown below:

(In millions except per share amounts)	2003	2002	2001

Income for computation of basic earnings per common share	$236.0	$218.8	$193.6
Interest savings, net of taxes, on assumed conversion of preferred securities	0	1.4	6.4

Income for computation of diluted earnings per common share	$236.0	$220.2	$200.0

Weighted average shares for computation of basic earnings per common share	113.9	111.9	112.3
Dilutive stock options	1.1	1.7	1.3
Assumed conversion of preferred securities	0	3.0	7.5

Weighted average shares for computation of diluted earnings per common share	115.0	116.6	121.1

Basic earnings per common share	$2.07	$1.96	$1.72

Diluted earnings per common share	$2.05	$1.89	$1.65

Stock options

The Company has various stock option plans which provide options for certain employees and outside directors to purchase common shares of the Company. Grants of options to employees and the periods during which such options can be exercised are at the discretion of the Compensation Committee of the Board of Directors. Grants of options to outside directors and the periods during which such options can be exercised are specified in the plan applicable to directors and do not involve discretionary authority of the Board. All options expire at the end of the exercise period. Options are granted with exercise prices equal to the fair market value of the Company’s common shares on the date of grant, and no amounts applicable at the date of grant are charged to net income. The Company recognizes options in the financial statements as expense when the original terms of certain options are modified requiring a new measurement date. Stock options are also reflected in the Company’s financial statements in the earnings per share computations, and when the options are exercised (see Note 7 to the Consolidated Financial Statements).

The pro forma disclosures below are provided as if the Company adopted the cost recognition requirements under SFAS No. 123 – “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. This model requires the use of subjective assumptions that can materially affect fair value estimates, and therefore, this model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

In calculating the fair value of options issued, the Company has determined that the underlying characteristics of the WeShare Plan and the 1990 Plan are unique enough to warrant using different assumptions for these calculations (see Note 7 to the Consolidated Financial Statements for a description of these items).

In calculating the fair value of options issued under the WeShare Plan, the Company has used the following assumptions for the years indicated:

Assumption	2003	2002	2001

Dividend yield	.8%	.8%	.9%

Expected volatility	30%	32%	34%

Risk-free interest rate	2.1%	3.8%	4.3%

Expected lives	2.7 years	2.7 years	2.7 years

Per share weighted average fair value of options granted	$5.10	$8.93	$6.66

In calculating the fair value of options issued under the 1990 Plan for key employees and outside directors, the Company has used the following assumptions for the years indicated:

Assumption	2003	2002	2001

Dividend yield	.8%	.8%	.9%

Expected volatility	34%	33%	34%

Weighted average risk-free interest rate	3.0%	4.7%	4.3%

Expected lives	4.9 years	4.9 years	4.9 years

Per share weighted average fair value of options granted	$8.88	$12.87	$9.02

Had compensation expense been recognized for stock-based compensation plans in accordance with provisions of SFAS No. 123, the Company would have recorded net income and earnings per share as follows:

(In millions except per share data)	2003	2002	2001

Net income, as reported	$236.0	$218.8	$193.6
Add: Stock compensation cost recorded under APB Opinion No. 25, net of tax	.4	0	0
Deduct: Stock compensation cost calculated under SFAS No. 123, net of tax	(14.8)	(12.0)	(9.3)

Pro forma net income	$221.6	$206.8	$184.3

Earnings per share:
Basic as reported	$2.07	$1.96	$1.72

Basic pro forma	$1.95	$1.85	$1.64

Diluted as reported	$2.05	$1.89	$1.65

Diluted pro forma	$1.95	$1.80	$1.59

The impact of applying SFAS No. 123 in this pro forma disclosure is not necessarily indicative of future results.

NOTE 2    GOODWILL AND OTHER INTANGIBLE ASSETS

The table below presents amortizable and unamortizable intangible assets as of December 28, 2003 and December 29, 2002:

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

2003
Amortizable intangible assets:
Patents and trademarks	$41,334	$(3,614)	$37,720
Purchase options	7,500	(4,644)	2,856
Other	5,563	(1,592)	3,971

			$44,547

Unamortizable intangible assets:
Goodwill			$320,959

2002
Amortizable intangible assets:
Patents and trademarks	$42,197	$(2,732)	$39,465
Purchase options	7,500	(3,966)	3,534
Other	5,190	(796)	4,394

			$47,393

Unamortizable intangible assets:
Goodwill			$272,325

Total intangibles amortization expense was $3.4 million for the year-ended December 28, 2003 and $2.7 million for the year-ended December 29, 2002. The estimated annual intangibles amortization expense for each year through 2006 is $3.4 million. For the years 2007 and 2008, the estimated annual intangibles amortization expense is $2.8 million and $2.5 million, respectively.

The changes in the carrying amount of goodwill for the year ended December 28, 2003, are as follows:

(In thousands)	Wendy’s U.S.	Wendy’s Canada	Hortons Canada	Baja Fresh	Total

Balance as of December 29, 2002	$42,247	$650	$538	$228,890	$272,325
Goodwill recorded in connection with acquisitions	42,080	951	0	5,904	48,935
Goodwill written off related to dispositions	0	0	(538)	0	(538)
Translation adjustments	0	237	0	0	237

Balance as of December 28, 2003	$84,327	$1,838	$0	$234,794	$320,959

The changes in the carrying amount of goodwill for the year ended December 29, 2002, are as follows:

(In thousands)	Wendy’s U.S.	Wendy’s Canada	Hortons Canada	Baja Fresh	Total

Balance as of December 30, 2001	$40,480	$734	$0	$0	$41,214
SFAS No. 142 reclassification	1,848	0	754	0	2,602
Baja Fresh acquisition				226,781	226,781
Goodwill recorded in connection with acquisitions	0	0	0	2,109	2,109
Goodwill written off related to dispositions	0	(88)	(216)	0	(304)
Translation adjustments and other	(81)	4	0	0	(77)

Balance as of December 29, 2002	$42,247	$650	$538	$228,890	$272,325

Under SFAS No. 142, goodwill and other indefinite-lived intangibles must be tested for impairment annually (or in interim periods if events indicate possible impairment). The Company tested goodwill for impairment as of year-end 2003 and 2002, and no impairment was indicated.

In accordance with SFAS No. 142, reported results for the year-ended December 30, 2001 have not been restated. The table below presents a reconciliation of net income, basic earnings per common share and diluted earnings per common share as if SFAS No. 142 had been adopted for the year-ended December 30, 2001:

(In thousands except per share amounts)	2001

Reported net income	$193,649
Goodwill amortization (net of tax)	2,402

Adjusted net income	$196,051

Reported basic earnings per common share	$1.72
Goodwill amortization (net of tax)	.03

Adjusted basic earnings per common share	$1.75

Reported diluted earnings per common share	$1.65
Goodwill amortization (net of tax)	.02

Adjusted diluted earnings per common share	$1.67

NOTE 3    TERM DEBT

Term debt at each year-end consisted of the following:

(In thousands)	2003	2002

Notes, unsecured, and mortgages payable with a weighted average interest rate of 7.3%, due in installments through 2010	$8,161	$9,072
6.35% Notes, due December 15, 2005	98,553	98,579
6.25% Senior Notes, due November 15, 2011	199,346	199,289
6.20% Senior Notes, due June 15, 2014	224,420	224,406
7% Debentures, due December 15, 2025	96,795	96,737
Commercial paper with a weighted average interest rate of 1.2%	39,985	0

	667,260	628,083
Current portion	(44,664)	(1,030)

	$622,596	$627,053

The 6.25% Senior Notes were issued in 2001 in connection with the Company’s share repurchases (see Note 7 to the Consolidated Financial Statements). The 6.20% Senior Notes were issued in 2002 in connection with the Company’s purchase of Baja Fresh (see Note 8 to the Consolidated Financial Statements). The 6.25% and 6.20% Senior Notes are redeemable prior to maturity at the option of the Company. The 6.35% Notes and 7% Debentures are not redeemable by the Company prior to maturity. All of the Company’s notes and debentures are unsecured.

The commercial paper was issued in connection with the Company’s acquisition of franchise-owned and operated Wendy’s restaurants in Florida in fourth quarter, 2003 (see Note 8 to the Consolidated Financial Statements).

In March 2003, the Company entered into an interest rate swap that meets the specific conditions of SFAS No. 133 to be considered a highly effective fair value hedge of the 6.35% Notes. By entering into the interest rate swap, the Company agreed to receive interest at a fixed rate and pay interest at a variable rate. As of December 28, 2003 the recorded value of the 6.35% Notes was reduced by $0.5 million reflecting a fair value gain which is offset by a fair value loss on the swap.

Based on future cash flows and current interest rates for all term debt, the fair value of the Company’s term debt was approximately $691 million at December 28, 2003 and $701 million at December 29, 2002.

Future maturities for all term debt are as follows:

(In thousands)

2004	$44,664
2005	99,775
2006	1,222
2007	962
2008	44
Later years	520,593

$667,260

The Company’s debt agreements contain covenants that specify limits on the amount of indebtedness secured by liens and the maximum aggregate value of restaurant property as to which the Company could enter into sale-leaseback transactions. The Company was in compliance with these covenants as of December 28, 2003 and will continue to monitor these on a regular basis.

In the first quarter of 2003, the Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission which increased its capacity to issue securities up to $500 million. As of December 28, 2003, no securities under this shelf registration statement had been issued.

Also in the first quarter of 2003, the Company entered into a new $200 million revolving credit facility that expires in March 2006. This new revolving credit facility replaced the six revolving credit facilities totaling $200 million that were previously in place. The new revolving credit facility contains various covenants which, among other things, require the maintenance of certain ratios, including indebtedness to total capitalization and a fixed charge coverage ratio, and limits on the amount of assets that can be sold and liens that can be placed on the Company’s assets. The Company is charged a fee for advances that varies based on the Company’s debt rating. The Company is also charged a commitment fee based on the unused portion of the credit facility. This fee varies based on the Company’s debt rating and was .125% at December 28, 2003. As of December 28, 2003, the Company was in compliance with its covenants under the revolving credit facility and no amounts under the facility were outstanding.

At December 28, 2003, the Company’s Canadian subsidiaries had revolving credit facilities totaling $24 million of which, $23 million was unused at December 28, 2003. These credit facilities have no financial covenants.

NOTE 4    COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

In the second quarter of 2002, the Company called for redemption of all of its outstanding $200 million trust preferred securities. As a result of the call, 99.9% of the trust preferred securities were converted and the remainder were redeemed by the Company. As a result of the conversion, the Company’s common shares outstanding increased by 7.6 million shares.

Interest expense included distributions on company-obligated mandatorily redeemable preferred securities in the amounts of $2.1 million and $10.0 million for the years 2002 and 2001, respectively.

NOTE 5    LEASES

The Company occupies land and buildings and uses equipment under terms of numerous lease agreements expiring on various dates through 2091. Terms of land only and land and building leases are generally for 20 to 25 years. Many of these leases provide for future rent escalations and renewal options. Certain leases require contingent rent, determined as a percentage of sales, when annual sales exceed specified levels. Most leases also obligate the Company to pay the cost of maintenance, insurance and property taxes.

At each year-end, assets leased under capital leases consisted of the following:

(In thousands)	2003	2002

Buildings	$88,542	$72,944
Other	6,653	1,721
Accumulated depreciation	(30,879)	(26,081)

	$64,316	$48,584

At December 28, 2003, future minimum lease payments for all leases, and the present value of the net minimum lease payments for capital leases, were as follows:

(In thousands)	Capital Leases	Operating Leases

2004	$12,467	$107,499
2005	11,303	100,833
2006	12,158	94,285
2007	8,691	86,577
2008	8,587	78,223
Later years	73,044	387,963

Total minimum lease payments	126,250	$855,380

Amount representing interest	(49,987)

Present value of net minimum lease payments	76,263
Current portion	(6,227)

	$70,036

Total minimum lease payments have not been reduced by minimum sublease rentals of $72.5 million under capital leases, and $326.6 million under operating leases due in the future under non-cancelable subleases.

Rent expense for each year is included in company restaurant operating costs, operating costs and general and administrative expenses and amounted to:

(In thousands)	2003	2002	2001

Minimum rents	$107,994	$81,477	$68,843
Contingent rents	26,317	23,087	20,659

	$134,311	$104,564	$89,502

In connection with the franchising of certain restaurants, the Company has leased or subleased land, buildings and equipment to the related franchise owners. Most leases provide for monthly rentals based on a percentage of sales, while others provide for fixed payments with contingent rent when sales exceed certain levels. Lease terms are approximately 10 to 20 years with one or more five-year renewal options. The franchise owners bear the cost of maintenance, insurance and property taxes.

The Company leases some building and equipment under fixed payment terms and accounts for these leases as direct financing leases. The land portion of leases and leases with rents based on a percentage of sales are accounted for as operating leases.

At each year-end, the net investment in direct financing leases, included in other assets, consisted of the following:

(In thousands)	2003	2002

Total minimum lease receipts	$6,826	$8,608
Estimated unguaranteed residual value	1,091	1,263
Amount representing unearned interest	(2,683)	(3,682)
Current portion, included in accounts receivable	(591)	(484)

	$4,643	$5,705

At each year-end, company assets leased under operating leases consisted of the following:

(In thousands)	2003	2002

Land	$195,507	$160,136
Buildings	722,269	541,083
Equipment	73,663	53,408

	991,439	754,627
Accumulated depreciation	(231,768)	(169,537)

	$759,671	$585,090

At December 28, 2003, future minimum lease receipts were as follows:

(In thousands)	Financing Leases	Operating Leases

2004	$1,064	$100,706
2005	906	92,101
2006	891	83,155
2007	631	73,307
2008	620	62,098
Later years	2,714	163,793

	$6,826	$575,160

Rental income for each year is included in franchise revenues and amounted to:

(In thousands)	2003	2002	2001

Minimum rents	$86,786	$67,755	$57,925
Contingent rents	148,062	124,734	106,323

	$234,848	$192,489	$164,248

NOTE 6    INCOME TAXES

The provision for income taxes each year consisted of the following:

(In thousands)	2003	2002	2001

Current
Federal	$49,900	$56,694	$63,868
State and local	5,080	2,831	3,952
Foreign	51,808	49,652	45,661

	106,788	109,177	113,481

Deferred
Federal	24,955	21,412	(4,874)
State and local	4,595	608	1,340
Foreign	5,261	(4,079)	3,784

	34,811	17,941	250

	$141,599	$127,118	$113,731

Income before income taxes for foreign operations was $166.8 million, $133.1 million and $126.6 million for 2003, 2002 and 2001, respectively.

The temporary differences which give rise to deferred tax assets and liabilities at each year-end consisted of the following:

(In thousands)	2003	2002

Deferred tax assets
Lease transactions	$5,413	$4,802
Benefit plans transactions	4,518	12,366
Reserves not currently deductible	22,628	11,238
Foreign operations	10,916	12,041
Foreign tax credit carryforwards	19,905	37,422
All other	8,445	5,819

	71,825	83,688
Valuation allowance	(19,905)	(20,861)

	$51,920	$62,827

Deferred tax liabilities
Lease transactions	$1,966	$2,330
Benefit plans transactions	12,807	7,741
Property and equipment basis differences	76,530	58,018
Intangible assets basis differences	15,861	15,937
Capitalized expenses deducted for tax	13,177	18,068
Foreign operations	8,146	4,993
All other	4,709	1,858

	$133,196	$108,945

A deferred tax asset has been established for certain foreign tax credit carryforwards expiring in 2006. A valuation allowance has been established as a result of management’s determination that it is more likely than not that these foreign tax credit carryforwards will not be realized.

A reconciliation of the statutory U.S. federal income tax rate of 35% to the Company’s effective tax rate for each year is shown below:

(In thousands)	2003	2002	2001

Income taxes at statutory rate	$132,159	$121,065	$107,583
Taxes on non-U.S. earnings, net of related tax credits	7,216	4,949	3,521
State and local taxes, net of federal benefit	6,288	2,235	3,440
Other	(4,064)	(1,131)	(813)

Income taxes at effective rate	$141,599	$127,118	$113,731

The determination of annual income tax expense takes into consideration amounts which may be needed to cover exposures for open tax years. The Internal Revenue Service (IRS) is currently conducting an examination of the Company’s U.S. federal income tax returns for the years 1999 through 2001. The Company does not expect any material impact on earnings to result from the resolution of matters related to open tax years; however, actual settlements may differ from amounts accrued. Amounts related to IRS examinations of federal income tax returns for 1998 and prior years have been settled and paid.

Cumulative undistributed earnings of foreign subsidiaries, for which no U.S. income or foreign withholding taxes have been recorded, approximated $144 million at December 28, 2003 and $86 million at December 29, 2002. The additional taxes payable on the earnings of foreign subsidiaries, if remitted, would be substantially offset by U.S. tax credits for foreign taxes already paid.

NOTE 7    CAPITAL STOCK

On December 29, 1995, the Company acquired all of the stock of 1052106 Ontario Limited, formerly 632687 Alberta Ltd., the parent company of the Tim Hortons restaurant chain, for 16.45 million shares of a Canadian subsidiary of the Company exchangeable for 16.45 million common shares of Wendy’s International, Inc. Mr. Ronald V. Joyce, a former director of the Company, held all of the exchangeable shares. The Company purchased 1.0 million exchangeable shares from Mr. Joyce for $21.21 per share in 1998 and 9.7 million exchangeable shares for $25.75 per share in the fourth quarter of 2001. The purchase price per share of $25.75 was a 3% discount to the closing price of the Company’s common shares on October 18, 2001, the date the purchase agreement was executed. As part of the 2001 transaction, Mr. Joyce retired from service as a director of the Company and as an officer and director of several subsidiaries of the Company (see Note 15 to the Consolidated Financial Statements). Also as part of the 2001 transaction, the date by which the 5.7 million remaining exchangeable shares were required to be exchanged into common shares of the Company under the existing agreements with the Company was changed from December 29, 2005 to January 2, 2003. On December 19, 2002, Mr. Joyce transferred, with the Company’s consent, all of the remaining 5.7 million exchangeable shares to an entity that is wholly-owned by him. On January 2, 2003, the 5.7 million exchangeable shares were exchanged into common shares of the Company.

In 2002, the Board of Directors approved an increase in the common stock repurchase program of up to an additional $200 million. At December 28, 2003, and December 29, 2002 $166 million and $223 million remained under the share repurchase authorizations, respectively. In early 2004, the Board of Directors approved another increase in the repurchase program of up to an additional $200 million, raising the total remaining authorization up to $366 million. During 2003, 2002 and 2001, total common shares repurchased pursuant to the plan were 2.1 million common shares, 1.6 million common shares and 1.6 million common shares for a total of approximately $57 million, $49 million and $37 million, respectively. In addition, under a separate authorization, 9.7 million exchangeable shares were repurchased from Mr. Joyce for $250 million in 2001 (as described in the preceding paragraph).

All of the Company’s treasury stock was retired in December 2002, which resulted in a decrease to “capital in excess of stated value” and “retained earnings”, but did not change the total shareholders’ equity balance.

On August 2, 1990, the Board of Directors adopted the WeShare Stock Option Plan (“WeShare Plan”), a non-qualified stock option plan that provided for grants of options equal to 10 percent of each eligible employee’s earnings, with a minimum of 20 options to be granted to each eligible employee annually. Beginning in 2002, options equal to 8 to 12 percent of each eligible employee’s earnings could be granted under the WeShare Plan. The percentage of each eligible employee’s earnings is determined by the Company’s annual performance as measured by earnings per share growth and the Company’s three-year average total shareholder return relative to the Standard & Poor’s 500 Index. An aggregate of 9.2 million common shares of the Company have been reserved pursuant to the WeShare Plan since the inception of the WeShare Plan.

On April 23, 2003, April 29, 2002 and August 1, 2001, approximately 1.2 million options, 0.7 million options and 0.8 million options were granted under the WeShare Plan to eligible employees at an exercise price of $27.99 per share, $37.87 per share and $26.74 per share, respectively.

In addition, the Board of Directors also adopted the 1990 Stock Option Plan (“1990 Plan”) on August 2, 1990. An aggregate of 24.3 million common shares of the Company have been reserved for issuance to key employees and outside directors under the 1990 Plan, as amended since its inception.

A total of 2.3 million, 2.8 million and 2.1 million options were granted under the 1990 Plan in 2003, 2002 and 2001, respectively. These options were primarily granted on April, 23, 2003, April 29, 2002 and August 1, 2001, at an exercise price of $27.99 per share, $37.87 per share and $26.74 per share, respectively.

Both the WeShare Plan and 1990 Plan options have a term of 10 years from the grant date and become exercisable in installments of 25 percent on each of the first four anniversaries of the grant date.

The following is a summary of stock option activity for the last three years:

(Shares in thousands)	Shares Under Option	Weighted Average Price Per Share

Balance at December 31, 2000	12,267	$21.71
Granted	2,909	26.71
Exercised	(2,264)	17.76
Canceled	(762)	24.24

Balance at December 30, 2001	12,150	23.49
Granted	3,469	37.72
Exercised	(3,553)	21.88
Canceled	(625)	25.67

Balance at December 29, 2002	11,441	28.18
Granted	3,470	28.00
Exercised	(2,069)	22.60
Canceled	(389)	29.75

Balance at December 28, 2003	12,453	$29.01

Options exercisable to purchase common shares totaled 5.2 million, 4.7 million and 5.9 million at December 28, 2003, December 29, 2002 and December 30, 2001, respectively. Shares reserved under the plans, net of exercises, were 13.2 million, 13.8 million and 16.8 million at December 28, 2003, December 29, 2002 and December 30, 2001.

The following tables summarize stock options outstanding and exercisable at December 28, 2003:

(Shares in thousands)	Options Outstanding

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$15.38 - $20.75	1,520	5.7	$17.80
20.76 - 26.79	2,774	7.0	25.75
26.80 - 31.65	4,922	8.0	28.52
31.66 - 37.87	3,237	8.3	37.81

$15.38 - $37.87	12,453	7.6	$29.01

(Shares in thousands)	Options Exercisable

Range of Exercise Prices	Options Exercisable	Weighted Average Exercise Price

$15.38 - $20.75	1,212	$17.78
20.76 - 26.79	1,666	25.19
26.80 - 31.65	1,484	29.65
31.66 - 37.87	809	37.81

$15.38 - $37.87	5,171	$26.71

The Company has a Shareholder Rights Plan (“Rights Plan”) under which one preferred stock purchase right (“Right”) was distributed as a dividend for each outstanding common share. Each Right entitles a shareholder to buy one ten-thousandth of a share of a new series of preferred stock for $100 upon the occurrence of certain events. Rights would be exercisable once a person or group acquires 15 percent or more of the Company’s common shares, or 10 days after a tender offer for 15 percent or more of the common shares is announced. No certificates will be issued unless the Rights Plan is activated.

Under certain circumstances, all Rights holders, except the person or company holding 15 percent or more of the Company’s common shares, will be entitled to purchase common shares at about half the price that such shares traded for prior to the announcement of the acquisition. Alternatively, if the Company is acquired after the Rights Plan is activated, the Rights will entitle the holder to buy the acquiring company’s shares at a similar discount. The Company can redeem the Rights for one cent per Right under certain circumstances. If not redeemed, the Rights will expire on August 10, 2008.

NOTE 8    ACQUISITIONS AND INVESTMENTS

In the fourth quarter of 2003, the Company acquired 68 Wendy’s restaurants in Orlando and Tampa, Florida for a total purchase price of $89.3 million, including cash paid and liabilities assumed. Also in 2003, the Company acquired 9 additional Wendy’s restaurants and 6 Baja Fresh restaurants in various markets for a total purchase price of $11.4 million. Goodwill acquired in connection with the Company’s acquisition of Wendy’s and Baja Fresh restaurants totaled $46.6 million for 2003. In 2002 and 2001, the Company acquired two Wendy’s restaurants and four Wendy’s restaurants, respectively. These acquisitions were made in various markets for a total purchase price of $2.3 million in both 2002 and 2001, respectively. Additionally, in 2001 the Company acquired seven former Rally’s restaurants in Michigan for $2.0 million. These sites were converted to five Wendy’s and two Hortons restaurants.

In 2001, the Company formed a joint venture between Hortons and IAWS Group/Cuisine de France to build a par-baked goods manufacturing facility in Canada. The joint venture is owned and jointly-controlled on a fifty-fifty basis by Hortons and IAWS Group/Cuisine de France. The Company has committed to invest approximately $60 million in this joint venture, of which $41.9 million was invested through December 28, 2003.

In 2002, the Company invested $9 million for a 45% minority interest in Cafe Express, a fast-casual restaurant. Cafe Express currently operates 18 restaurants in Houston and Dallas. The Company is a guarantor on a revolving credit facility for Cafe Express up to $9 million. The Company’s 2003 consolidated results accounted for the investment using the equity method (see also Note 16 to the Consolidated Financial Statements).

Also in 2002, the Company invested $12 million in Pasta Pomodoro for 38% of the outstanding common shares of that company. Assuming conversion of Pasta Pomodoro’s outstanding preferred shares and options, the Company’s minority interest would decrease to 25%. Pasta Pomodoro is a casual restaurant featuring freshly prepared Italian food and as of December 28, 2003, operated 35 restaurants. The Company is accounting for the Pasta Pomodoro investment using the equity method.

On June 19, 2002, the Company completed its acquisition of Fresh Enterprises, Inc. (“Baja Fresh”), the owner and operator of the Baja Fresh Mexican Grill restaurant chain, pursuant to a Merger Agreement dated May 30, 2002. The results of Baja Fresh’s operations have been included in the Company’s Consolidated Financial Statements since June 19, 2002. Baja Fresh owns, operates and franchises fast-casual restaurants in 25 states and the District of Columbia. As of December 28, 2003, Baja Fresh was comprised of 132 company restaurants and 151 franchise restaurants.

The Baja Fresh purchase price was $274 million in exchange for 100% of the stock of Baja Fresh. Total cash paid by the Company in connection with the transaction in 2002 was $287 million, and included $4.2 million in fees paid to third parties and $8.8 million to reimburse Baja Fresh for investment expenditures made in 2002 and other adjustments. The Company used the proceeds from the issuance of $225 million in 6.20% Senior Notes due 2014 and cash on hand to finance this transaction.

The Baja Fresh acquisition was accounted for pursuant to SFAS No. 141, “Business Combinations”. The Company utilized a third party valuation expert to assist in the valuation of the assets acquired. The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition and includes adjustments of estimates made in 2003:

Baja Fresh Acquisition (In thousands)	As of June 19, 2002 (unaudited)

Current assets	$5,111
Property and equipment, net	34,970
Goodwill	229,141
Intangible assets	34,000
Other assets	2,736

Total assets acquired	$305,958

Current liabilities	$4,160
Long-term debt	14,393

Total liabilities assumed	$18,553

Net assets acquired	$287,405

If the acquisition had been completed as of the beginning of each of the years indicated below, pro forma revenues, net income and basic and diluted earnings per common share would have been as follows:

(In thousands, except per share data)	Unaudited
	2002	2001

Total revenues	$2,780	$2,469
Net income	214	183
Net income per common share:
Basic	$1.91	$1.63
Diluted	$1.84	$1.57

The selected unaudited pro forma information for the years-ended December 29, 2002 and December 30, 2001 includes interest expense on the Company’s $225 million of 6.20% Senior Notes that were issued in conjunction with the acquisition of Baja Fresh. In addition, the year-ended December 29, 2002 excludes expenses incurred by Baja Fresh in conjunction with its previously planned public offering. The unaudited pro forma information for the year-ended December 30, 2001 has not been restated to reflect the amortization of the $226.8 million of goodwill related to the Company’s acquisition of Baja Fresh.

The unaudited pro forma information is not necessarily indicative of the results of operations had the acquisition actually occurred at the beginning of each of these periods, nor is it necessarily indicative of future results.

NOTE 9    DISPOSITIONS

The Company franchised 16, 3 and 19 existing Wendy’s restaurants during 2003, 2002 and 2001, respectively. These transactions resulted in pretax gains of $3.9 million, $0.7 million and $5.0 million in 2003, 2002 and 2001, respectively.

In 2002, Hortons sold its cup manufacturing business to Dopaco. The sale, which closed in July 2002, resulted from a strategic business review by Hortons’ management team. The sale generated approximately $20 million in cash and a one-time pretax gain of $3.2 million for the Company. Under a supply agreement with Dopaco, Hortons has agreed to purchase a minimum of 50% of its cup and lid supplies from Dopaco, at independently-derived competitive prices, over the period from July 15, 2002 through July 15, 2007.

NOTE 10    COMMITMENTS AND CONTINGENCIES

At December 28, 2003 and December 29, 2002, the Company’s reserves established for doubtful royalty receivables were $2.5 million and $1.4 million, respectively. Reserves related to possible losses on notes receivable, real estate, guarantees, claims and contingencies involving franchisees totaled $9.4 million at December 28, 2003 and $8.3 million at December 29, 2002. These reserves are included in accounts receivable, notes receivable and other accrued expenses.

The Company has guaranteed certain leases and debt payments, primarily related to franchisees, amounting to $139.5 million. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. The Company is contingently liable for certain leases amounting to an additional $23.3 million. These leases have been assigned to unrelated third parties, which have agreed to indemnify the Company against future liabilities arising under the leases. These leases expire on various dates through 2022. The Company is also the guarantor on $9.7 million in letters of credit with various parties, however, management does not expect any material loss to result from these instruments because it does not believe performance will be required.

The Company is self-insured for most domestic workers’ compensation, general liability and automotive liability losses subject to per occurrence and aggregate annual liability limitations. The Company is also self-insured for health care claims for eligible participating employees subject to certain deductibles and limitations. The Company determines its liability for claims incurred but not reported on an actuarial basis.

The Company has entered into long-term purchase agreements with some of its suppliers. The range of prices and volume of purchases under the agreements may vary according to the Company’s demand for the products and fluctuations in market rates. These agreements help the Company secure pricing and product availability. The Company does not believe these agreements expose the Company to significant risk.

In addition to the guarantees described above, the Company is party to many agreements executed in the ordinary course of business that provide for indemnification of third parties, under specified circumstances, such as lessors of real property leased by the Company, distributors, service providers for various types of services (including commercial banking, investment banking, tax, actuarial and other services), software licensors, marketing and advertising firms, securities underwriters and others. Generally, these agreements obligate the Company to indemnify the third parties only if certain events occur or claims are made, as these contingent events or claims are defined in each of these agreements. The Company believes that the resolution of any claims that might arise in the future, either individually or in the aggregate, would not materially affect the earnings or financial condition of the Company. Effective January 1, 2003, the Company adopted Financial Accounting Standards Board Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In accordance with FIN 45 and based on available information, the Company has accrued $0.8 million for guarantees and indemnities as of December 28, 2003.

The Company and its subsidiaries are parties to various legal actions and complaints arising in the ordinary course of business. Many of these are covered by the Company’s self-insurance or other insurance programs. Reserves related to the resolution of legal proceedings are included in “Accrued Other Liabilities.” It is the opinion of the Company that the ultimate resolution of such matters will not materially affect the Company’s financial condition or earnings.

NOTE 11    RETIREMENT PLANS

The Company has two domestic defined benefit plans (the “Plans”) covering all eligible employees of Wendy’s International, Inc. and certain subsidiaries that have adopted the Plans. One of the defined benefit plans provides a base benefit for all participants based on years of service. The rate of return on employee account balances is guaranteed by the Plans and adjusted annually. The second, and significantly smaller, defined benefit plan (“Crew Plan”) discontinued employee participation and accruing additional employee benefits in 2001. The Company makes contributions to the Plans in amounts sufficient, on an actuarial basis, to fund at a minimum, the Plans’ normal cost on a current basis, and to fund the actuarial liability for past service costs in accordance with Department of Treasury Regulations.

The change in projected benefit obligation for the Plans for 2003 and 2002 consisted of the following:

(In thousands)	2003	2002

Balance at beginning of year	$76,234	$66,949
Service cost	4,281	3,838
Interest cost	4,856	4,820
Plan amendments	0	238
Assumption change	5,322	3,146
Actuarial (gain) loss	(437)	3,580
Benefits and expenses paid	(4,204)	(6,337)

	$86,052	$76,234

The change in fair value of plan assets for each year consisted of the following:

(In thousands)	2003	2002

Balance at beginning of year	$65,435	$65,164
Actual return on plan assets	12,536	(4,659)
Company contributions	16,241	11,267
Benefits and expenses paid	(4,204)	(6,337)

	$90,008	$65,435

The reconciliation of the funded status to the net amount recognized in the Consolidated Balance Sheets at each year-end consisted of the following:

(In thousands)	2003	2002

Funded status	$3,956	$(10,799)
Unrecognized actuarial loss	32,069	34,780
Unrecognized prior service cost	(2,456)	(3,523)

	$33,569	$20,458

Amounts recognized in the Consolidated Balance Sheets consist of:

(In thousands)	2003	2002

Prepaid benefit cost	$32,793	$20,458
Minimum liability	(872)	(25,800)
Accumulated other comprehensive income, pretax	1,648	25,800

Net amount recognized	$33,569	$20,458

At December 28, 2003, the accumulated benefit obligation of the Crew Plan of $2.4 million exceeded the fair value of Crew Plan assets of $1.5 million.

A minimum pension liability adjustment is required when the accumulated benefit obligation exceeds the fair value of plan assets and accrued benefit liabilities at the measurement date. The unfavorable economic environment in 2002 caused a decline in the market value of the Company’s pension plan assets, while lower 2002 interest rates caused the accumulated benefit obligation to increase. As a result, the Company recorded a minimum pension liability of $25.8 million at December 29, 2002, and an aftertax charge of $16.2 million to other comprehensive income in 2002.

During 2003, the minimum pension liability was reduced to $0.9 million, with an aftertax benefit to comprehensive income of $1.0 million.

The accumulated benefit obligation was $79.2 million and $70.9 million at December 28, 2003, and December 29, 2002, respectively.

Net periodic pension cost (credit) for each of the last three years consisted of the following:

(In thousands)	2003	2002	2001

Service cost	$4,281	$3,838	$3,512
Interest cost	4,856	4,820	4,671
Expected return on plan assets	(6,347)	(6,156)	(5,496)
Net amortization	340	(364)	(726)

	$3,130	$2,138	$1,961

Assumptions

Weighted-average assumptions used to determine benefit obligations at each of the last three years:

	2003	2002	2001

Discount rate	6.00%	6.75%	7.25%
Rate of compensation increase	age-graded scale	age-graded scale	age-graded scale

Weighted-average assumptions used to determine net periodic benefit cost at each of the last three years:

	2003	2002	2001

Discount rate	6.75%	7.25%	7.50%
Expected long-term return on plan assets	7.75%	8.50%	8.50%
Rate of compensation increase	age-graded scale	age-graded scale	age-graded scale

The Plans’ measurement date was December 31, 2003. The discount rates used above are determined using various market indicators and reflect the available cost in the marketplace of settling all pension obligations through annuity purchases. The return on plan assets was determined using the Company’s investment mix between debt and equity securities and recognition of changes in anticipated capital market returns.

Plan Assets

The Company’s plan assets are comprised primarily of mutual funds. The Company’s pension plan weighted-average asset allocations at December 28, 2003 and December 29, 2002, by asset category are as follows:

Plan Assets	2003	2002

Equity securities	60%	52%
Debt securities	37%	39%
Cash and cash equivalents	3%	9%

	100%	100%

According to the Plans’ investment policy, the Plans may only invest in debt and equity securities and cash and cash equivalents.

The target allocation of plan assets are 55%, 40% and 5% for equity securities, debt securities, and cash and cash equivalents, respectively. The target allocation is based on a review of market risks and returns relative to the Plans’ liability. The actual allocation may be plus or minus 5% of the target allocation.

Other Retirement Plans

The Company has a domestic profit sharing and savings plan. This plan covers certain qualified employees as defined in the applicable plan document. Effective January 1, 2001, the profit sharing and savings plan includes employer participation in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan allows participants to make pretax contributions and the Company matches between 1% and 4% of employee contributions depending on the employee’s contribution percentage. The profit sharing portion of the plan is discretionary and non-contributory. All amounts contributed to the plan are deposited into a trust fund administered by an independent trustee. The Company’s matching 401(k) contributions totalled $8.3 million for 2003 and $7.6 million for 2002.

The Company also provided for other profit sharing and supplemental retirement benefits under other defined contribution plans in the amounts of approximately $6 million and $5 million for 2003 and 2002, respectively.

Cash Flows Contributions

The Company expects to contribute a maximum $3.8 million to its pension plans in 2004.

NOTE 12    ADVERTISING COSTS

The Company participates in various advertising funds established to collect and administer funds contributed for use in advertising and promotional programs designed to increase sales and enhance the reputation of the Company and its franchise owners. Separate advertising funds are administered for Wendy’s U.S., Wendy’s of Canada, Hortons Canada, Hortons U.S. and Baja Fresh. In accordance with SFAS No. 45, “Accounting for Franchisee Fee Revenue”, the revenue and expenses of the advertising funds are not included in the Company’s Consolidated Statements of Income because the contributions to these advertising funds are designated for specific purposes, and the Company acts as an, in substance, agent with regard to these contributions. The assets held by these advertising funds are considered restricted. These restricted assets and related restricted liabilities are identified on the Company’s balance sheets.

Contributions to the advertising funds are required to be made from both company operated and franchise restaurants and are based on a percent of restaurant retail sales. In addition to the contributions to the various advertising funds, Company and franchise restaurants make additional contributions for local and regional advertising programs.

The following table summarizes the contribution rates to the advertising funds for franchise and company operated units:

	Advertising Fund Contribution Rate as of Year-End

	2003	2002	2001

Wendy’s U.S.	3.00%	3.00%	2.50%
Wendy’s Canada(1)	2.75%	2.75%	2.75%
Hortons Canada	3.50%	3.50%	3.75%
Hortons U.S.	4.00%	4.00%	4.00%
Baja Fresh	1.00%	(2)	(2)

(1)	Excluding Quebec, where all advertising is done locally.
(2)	The Baja Fresh advertising fund was started in July, 2003. Information prior to that date is not included.

Company contributions to its various advertising funds totaled $60.4 million, $51.1 million and $39.3 million in 2003, 2002 and 2001, respectively. The total amount spent by the advertising funds in 2003, 2002 and 2001 amounted to $311.2 million, $283.7 million and $230.5 million, respectively.

Total advertising expense of the Company, net of reimbursements and including amounts contributed to all of the advertising funds, local advertising costs and other marketing and advertising expenses, amounted to $83.6 million, $72.2 million and $64.5 million in 2003, 2002 and 2001, respectively.

NOTE 13    SEGMENT REPORTING

The Company operates exclusively in the food-service industry and has determined that its reportable segments are those that are based on the Company’s methods of internal reporting and management structure. The Company’s reportable segments are Wendy’s, Hortons and Baja Fresh. There were no material amounts of revenues or transfers among reportable segments.

The table below presents information about reportable segments:

(In thousands)	Wendy’s	Hortons	Baja Fresh	Total

2003
Revenues	$2,190,809	$806,644	$151,459	$3,148,912
% of total	69.6%	25.6%	4.8%	100.0%

Operating income	264,050	204,431	(2,529)	465,952
% of total	56.6%	43.9%	(.5% )	100.0%
% of revenues	12.1%	25.3%	(1.7% )	14.8%

Capital expenditures	214,123	93,548	34,240	341,911
Total assets	1,880,782	883,466	348,648	3,112,896

2002
Revenues	$2,010,441	$651,059	$68,761 (1)	$2,730,261
% of total	73.6%	23.9%	2.5%	100.0%

Operating income	262,541	158,129	2,318 (1)	422,988
% of total	62.1%	37.4%	.5%	100.0%
% of revenues	13.1%	24.3%	3.4%	15.5%

Capital expenditures	240,029	76,461	14,321 (1)	330,811
Total assets	1,683,602	673,113	318,798	2,675,513

2001
Revenues	$1,818,746	$572,451	(1)	$2,391,197
% of total	76.1%	23.9%	(1)	100.0%

Operating income	233,760	131,623	(1)	365,383
% of total	64.0%	36.0%	(1)	100.0%
% of revenues	12.9%	23.0%	(1)	15.3%

Capital expenditures	217,309	83,745	(1)	301,054
Total assets	1,508,540	550,104	(1)	2,058,644

(1)	Baja Fresh was acquired on June 19, 2002. Information prior to that date is not included.

A reconciliation of reportable segment operating income to consolidated operating income follows:

(In thousands)	2003	2002	2001

Reportable segment operating income	$465,952	$422,988	$365,383
Corporate charges(1)	(47,510)	(41,620)	(37,475)

Consolidated operating income	$418,442	$381,368	$327,908

(1)	Corporate charges include certain overhead costs which are not allocated to individual segments.

A reconciliation of total reportable segment assets to consolidated total assets follows:

(In thousands)	2003	2002

Total assets	$3,112,896	$2,675,513
Corporate assets	51,117	47,914

Consolidated total assets	$3,164,013	$2,723,427

Significant non-cash items included in reportable segment operating income follows:

(In thousands)	Wendy’s	Hortons	Baja Fresh		Total

2003
Depreciation and amortization	$115,423	$41,503	$8,655		$165,581

2002
Depreciation and amortization	$106,616	$30,730	$3,608	(1)	$140,954

2001
Depreciation and amortization	$98,673	$24,219	(1)		$122,892

(1)	Baja Fresh was acquired on June 19, 2002. Information prior to that date is not included.

A reconciliation of total reportable segment depreciation and amortization expense to consolidated depreciation and amortization expense follows:

(In thousands)	2003	2002	2001

Depreciation and amortization	$165,581	$140,954	$122,892
Corporate charges	2,263	1,819	346

Consolidated depreciation and amortization expense	$167,844	$142,773	$123,238

Revenues and long-lived asset information, including property, plant and equipment and goodwill, by geographic area follows:

(In thousands)	U.S.	Canada	Other International	Total

2003
Revenues	$2,197,065	$934,888	$16,959	$3,148,912
Long-lived assets	1,886,249	585,216	3,801	2,475,266

2002
Revenues	$1,980,857	$733,799	$15,605	$2,730,261
Long-lived assets	1,674,462	439,702	3,551	2,117,715

2001
Revenues	$1,723,480	$649,932	$17,785	$2,391,197
Long-lived assets	1,266,938	418,554	3,707	1,689,199

NOTE 14    RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This Statement addresses accounting and reporting standards for legal obligations associated with the retirement of tangible long-lived assets. This Statement was adopted in the first quarter of 2003 and its provisions did not have a significant impact on the Company’s financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections”. This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. This Statement also rescinds SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers”. This Statement amends SFAS No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. The Company adopted these provisions in first quarter 2003. The remaining provisions of this Statement were adopted by the Company for transactions occurring after May 15, 2002 and have not resulted in a significant impact to the Company’s financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with the exit and disposal activities, including restructuring activities, that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (“EITF”) has set forth in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. This Statement also addresses accounting and reporting standards for costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement or an individual deferred-compensation contract. This Statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 in first quarter 2003. Such adoption did not result in a significant impact to the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS No. 123”. This Statement amends SFAS No. 123, “Accounting for

Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Under the provisions of SFAS No. 148, companies that choose to adopt the accounting provisions of SFAS No. 123 after December 15, 2003 will be permitted to select from either the modified prospective method or the retroactive restatement method. The transition and annual disclosure provisions of SFAS No. 148 are effective for the fiscal years ending after December 15, 2002. The Company will continue to follow the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies the accounting guidance on derivative instruments (including certain derivative instruments embedded in other contracts) and hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships initiated after June 30, 2003. The guidance outlined in this Statement is to be applied prospectively. The Company adopted this Statement in the third quarter of 2003. Such adoption did not result in an impact to the Company’s financial statements.

FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others – an interpretation of SFAS No’s. 5, 57, and 107 and rescission of FIN 34” was issued in November 2002. This Interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about obligations under guarantees. This Interpretation clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in the issuing of the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. This Interpretation also incorporates, without change, the guidance of FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others”, which is being superseded. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim and annual periods after December 15, 2002. The Company adopted the disclosure requirements of FIN 45 in the fourth quarter 2002 and the recognition provisions in first quarter 2003. Such adoption did not result in a significant impact to the Company’s financial statements.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities – an interpretation of “Accounting Research Bulletin (“ARB”) No. 51”. This Interpretation is intended to clarify the application of the majority voting interest requirement of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The controlling financial interest may be achieved through arrangements that do not involve voting interests. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46 is effective immediately to variable interests in a variable interest entity (“VIE”) created or obtained after January 31, 2003. As amended by FASB Staff Position (“FSP”) No. FIN 46-6, FIN 46 became effective for variable interests in a VIE created before February 1, 2003 at the end of the first interim or annual period ending after December 15, 2003.

Subsequent to issuing FIN 46 and FSP No. FIN 46-6, the FASB continued to propose modifications and issue FSPs that changed and clarified FIN 46. These modifications and FSPs were subsequently incorporated into FIN 46 (revised) (“FIN 46R”), which replaced FIN 46. Among other things, relative to FIN 46, FIN 46R a) essentially excludes operating business from its provisions subject to four conditions, b) stated the provisions of FIN 46R are not required to be applied if a company is unable, subject to making an exhaustive effort, to obtain the necessary information, c) included new definitions and examples of what variable interests are, d) clarified and changed the definition of a variable interest entity, and e) clarified and changed the definition and treatment of de facto agents. FIN 46R was issued December 23, 2003 and, for the Company, is effective no later than the end of the first quarter of 2004.

The Company is in the process of evaluating the new provisions of FIN 46R relative to its applicability to some franchisee arrangements and to the Hortons’ joint venture with IAWS Group/Cuisine de France. The Company has no equity ownership interests in its franchisees and has invested $41.9 million through December 28, 2003 for a 50% equity ownership in the Hortons’ joint venture. The Company’s franchise agreements currently do not require its franchisees to provide the timely financial information necessary to apply the provisions of FIN 46R to its franchisees. At this time the Company does not believe that the consolidation of franchisees or other entities, if required under FIN 46R, would materially impact its future operating results. Instead, consolidation of some, if any, of these arrangements is more likely to result in a “gross up” of amounts such as revenues and expenses with little or no change to the Company’s net income or cash flows. None of these entities have been consolidated in the Company’s financial statements.

In November 2002, the EITF released EITF, “Accounting by a Reseller for Cash Consideration Received from a Vendor”. EITF No. 02-16 provides guidance on the recognition of cash consideration received by a customer from a vendor. EITF No. 02-16 is effective for transactions entered into or modified after December 31, 2002. The Company adopted the provisions of EITF No. 02-16 in first quarter 2003. Such adoption did not result in a significant impact to the Company’s financial statements.

In July 2003, the EITF released EITF No. 03-03, “Applicability of Topic No. D-79 to Claims-Made Insurance Policies”. This EITF clarifies that a claims-made insurance policy that provides coverage for specific known claims prior to the policy period contains a retroactive provision that should be accounted for accordingly; either separately, if practicable, or, if not practicable, the claims-made insurance policy should be accounted for entirely as a retroactive contract. The Company adopted the provisions of EITF No. 03-03 in the third quarter of 2003. Such adoption did not result in an impact to the Company’s financial statements.

In November 2003, the EITF released EITF No. 03-08, “Accounting for Claims-Made Insurance and Retroactive Insurance Contracts by the Insured Entity.” This EITF codified the guidance of EITF Issue No. 86-12, “Accounting by Insureds for Claims-Made Insurance Policies,” EITF Issue No. 03-3, “Applicability of EITF Abstracts, Topic No. D-79, ‘Accounting for Retroactive Insurance Contracts Purchased by Entities Other Than Insurance Enterprises’ to Claims-Made Insurance Policies,” and Topic D-79. These issues address various aspects of the accounting for retroactive insurance contracts and claims-made insurance policies by an insured entity. The Company adopted the provisions of EITF No. 03-08 in the fourth quarter 2003. Such adoption did not result in a significant impact to the Company’s financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132” (“SFAS No. 132”). SFAS No. 132 revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statement No. 87, “Employers’ Accounting for Pensions,” No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” SFAS No. 132 requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The required information will be provided separately for pension plans and for other postretirement benefit plans. This includes expanded disclosure on an interim basis as well. The new disclosures are required for fiscal years ending after December 15, 2003. The Company adopted these provisions during the year-ended December 28, 2003. The interim period disclosures required by this statement are effective for the interim period beginning after December 15, 2003, and thus will be effective for the Company’s first quarter of fiscal year 2004.

NOTE 15    RELATED PARTY TRANSACTIONS

In 2001, the Company paid $5.7 million to Mr. Ronald V. Joyce, a former director of the Company (see Note 7 to the Consolidated Financial Statements), for the termination of an employment agreement with a subsidiary of the Company, for the continued use of Mr. Joyce’s name and likeness following his retirement from the Company in 2001, his availability as a consultant regarding employee and franchisee relationships and related operations, and appearances at meetings and special events.

The name and likeness portion of these assets is $4.0 million and is being amortized over a period of 12 years. The remaining $1.7 million relates to the consulting portion and is being amortized over a period of five years. These amounts are recorded on the Company’s Hortons entity and are translated into U.S. dollars. The total unamortized balance of these assets, including the translation impact of the stronger Canadian dollar, was $5.3 million at December 28, 2003 and $5.1 million at December 29, 2002.

In addition, the Company had various related party rent arrangements, for which $0.8 and $0.5 million in rent was paid in 2003 and 2002, respectively. These arrangements require rent to be paid based either on a minimum established amount, as a percent of restaurant sales at the location leased or based on usage. The remaining terms of these arrangements extend for up to 10 years.

NOTE 16    SUBSEQUENT EVENTS (UNAUDITED)

On February 2, 2004, the Company paid $5 million for an additional 25% interest in Cafe Express, a fast-casual restaurant chain that currently operates 18 restaurants in Houston and Dallas. The Company had previously invested $9 million for a 45% minority interest in first quarter 2002. Also in 2004, the Company paid off the Cafe Express revolving credit facility for which the Company was a guarantor. The Company’s 2003 consolidated results accounted for the investment using the equity method. The Company’s 2004 results will include the consolidated operations of Cafe Express commencing on the date of acquisition of February 2, 2004.

On February 2, 2004, the Company’s Board of Directors approved a dividend policy and a 100% increase in the annual dividend rate, from $0.24 per share to $0.48 per share.

NOTE 17    QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarter	First		Second		Third		Fourth
(In thousands, except per share data)	2003	2002	2003	2002	2003	2002	2003	2002

Revenues	$694,024	$612,396	$785,985	$684,047	$806,528	$722,133	$862,375	$711,685
Gross profit(1)	140,633	133,595	172,614	166,212	179,435	171,195	188,772	158,709
Net income	43,893	43,440	61,115	63,725	66,288	60,893	64,703	50,723
Basic earnings per common share	.38	.41	.54	.58	.58	.53	.57	.44
Diluted earnings per common share	.38	.39	.53	.54	.58	.52	.56	.44

(1)	Total revenues less cost of sales, company restaurant operating costs, operating costs and depreciation.

Wendy’s International, Inc. and Subsidiaries

Management’s Statement of Responsibility for

Financial Statements

To Our Shareholders

Management is responsible for the preparation of the consolidated financial statements and other related financial information included in the Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2004 Annual Meeting of Shareholders. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, incorporating management’s reasonable estimates and judgments, where applicable.

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded, that transactions are executed as authorized and that transactions are recorded and reported properly. The control system is supported by written policies and procedures, appropriate divisions of responsibility and authority and utilization of an internal audit function. Even effective internal controls, no matter how well designed, have inherent limitations, such as the possibility of human error or the overriding of controls. Further, changes in circumstances may have an impact on the effectiveness of controls over time.

Management reviews and, where appropriate, revises internal controls and procedures to reflect changing circumstances. Management also considers the recommendations of its internal auditors, Deloitte and Touche LLP, and its independent auditors, PricewaterhouseCoopers LLP, concerning the Company’s system of internal controls and takes actions it believes are cost-effective in the circumstances to respond appropriately to those recommendations. Management believes that, as of December 28, 2003, the Company’s system of internal control was adequate to accomplish the objectives discussed above.

The Company engages PricewaterhouseCoopers LLP as independent auditors to perform an independent audit of the financial statements. Their report appears herein.

The Board of Directors has an Audit Committee composed entirely of outside directors. The Audit Committee meets periodically with management and with representatives of Deloitte and Touche LLP and PricewaterhouseCoopers LLP, both of whom have unrestricted access to the Audit Committee.

/s/ Kerrii B. Anderson

Kerrii B. Anderson

Executive Vice President and Chief Financial Officer

Report of Independent Auditors

To The Board of Directors and Shareholders of

Wendy’s International, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows present fairly, in all material respects, the financial position of Wendy’s International, Inc. and its subsidiaries at December 28, 2003 and December 29, 2002, and the results of their operations and their cash flows for the fiscal years ended December 28, 2003, December 29, 2002 and December 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

January 30, 2004

Columbus, Ohio

Wendy’s International, Inc. and Subsidiaries

Officers and Directors

Executive Officers

John T. Schuessler

Chairman of the Board, Chief Executive Officer and President, Director

Kerrii B. Anderson

Executive Vice President and Chief Financial Officer, Director

Thomas J. Mueller

President and Chief Operating Officer, North America

Donald F. Calhoon

Executive Vice President

Jonathan F. Catherwood

Executive Vice President

Jeffrey M. Cava

Executive Vice President

Kathie T. Chesnut

Executive Vice President

George Condos

Executive Vice President

John M. Deane

Executive Vice President

Leon M. McCorkle, Jr.

Executive Vice President, General Counsel and Secretary

Ronald E. Musick

Executive Vice President

John F. Brownley

Senior Vice President and Treasurer

Brion G. Grube

Senior Vice President

Lawrence A. Laudick

Senior Vice President, General Controller and

Assistant Secretary

Director who is also an Officer of Tim Hortons

Paul D. House

President and Chief Operating Officer, Tim Hortons, Director

Outside Directors

Ann B. Crane

President and Chief Executive Officer, Crane Group

The Honorable Ernest S. Hayeck

National Judicial College Faculty, Retired Judge, Trial Court of Massachusetts

Janet Hill

Vice President, Alexander & Associates, Inc.

Thomas F. Keller

R.J. Reynolds Professor of Business Administration, Fuqua School of Business, Duke University Retired Dean, Fuqua School of Business Retired Dean, Fuqua School of Business Europe

William E. Kirwan

Chancellor, University System of Maryland

True H. Knowles

Retired President/Chief Operating Officer,

Dr Pepper Company, and Retired Executive Vice President, Dr Pepper/Seven-Up Companies, Inc.

David P. Lauer

Retired President and Chief Operating Officer, Bank One, Columbus, NA

James F. Millar

Executive Director – Strategic Initiatives Cardinal Health, Inc.

James V. Pickett

Chairman, The Pickett Realty Advisors Inc., Principal, Stonehenge Financial Holdings, Inc.

Wendy’s International, Inc. and Subsidiaries

Market for Common Stock and Related Stockholder Matters

Wendy’s International, Inc. shares are traded on the New York, Boston, Chicago, Pacific and Philadelphia Stock Exchanges (trading symbol: WEN). Options in Wendy’s shares are traded on the Pacific Stock Exchange.

Market Price of Common Stock

2003	High	Low	Close

First Quarter	$29.95	$23.97	$27.51
Second Quarter	31.50	26.72	28.97
Third Quarter	33.46	27.37	32.30
Fourth Quarter	41.55	32.20	39.24

2002	High	Low	Close

First Quarter	$35.50	$28.92	$34.98
Second Quarter	41.60	34.11	39.83
Third Quarter	40.80	30.01	33.11
Fourth Quarter	36.47	26.15	27.07

At February 12, 2004, the Company had approximately 74,400 shareholders of record.

Dividends Declared Per Share

Quarter	2003	2002

First	$.06	$.06
Second	.06	.06
Third	.06	.06
Fourth	.06	.06

Selected Financial Data

	2003	2002	2001	2000	1999

Operations (In millions)
Retail sales	$2,534	2,187	1,925	1,808	1,666
Revenues	$3,149	2,730	2,391	2,237	2,067
Income before income taxes	$378	346	307	271	269
Net income	$236	219	194	170	167

Financial Position (In millions)
Total assets	$3,164	2,723	2,084	1,958	1,884
Property and equipment, net	$2,154	1,845	1,648	1,497	1,389
Long-term obligations	$693	682	451	248	249
Company-obligated mandatorily redeemable preferred securities	$0	0	200	200	200
Shareholders’ equity	$1,759	1,449	1,030	1,126	1,065

Other Data (In millions)
Capital expenditures	$342	331	301	276	248

Per Share Data
Net income — basic	$2.07	1.96	1.72	1.48	1.37
Net income — diluted	$2.05	1.89	1.65	1.44	1.32
Dividends	$.24	.24	.24	.24	.24
Market price at year end	$39.24	27.07	29.17	26.25	20.81

WENDY’S INTERNATIONAL, INC.

Safe Harbor Under The Private Securities Litigation Reform Act Of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in the 2003 Summary Annual Report and this Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2004 Annual Meeting of Shareholders, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition.    The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions.    The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations.    The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation.    The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans.    The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations.    The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants.    The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment.    The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants.    The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions.    The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential strengths, weaknesses, contingent and other liabilities and potential profitability of acquisitions candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in the 2003 Summary Annual Report and this Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2004 Annual Meeting of Shareholders, or to update them to reflect events or circumstances occurring after the date these materials were first furnished to shareholders, or to reflect the occurrence of unanticipated events.

Map to Wendy’s International, Inc.

Annual Meeting of Shareholders

Columbus, Ohio

Thursday, April 22, 2004

Meeting begins at 10:00 a.m. • Doors open at 9:30 a.m.

Veterans Memorial • 300 West Broad St. • Columbus, OH 43215

(614) 221-4341

For those shareholders unable to attend, the meeting will be broadcast live over the internet beginning at 10:00 a.m. EDT at www.wendys-invest.com and will also be archived on the website for future access.

For further information, call Wendy’s Investor Relations at 1-800-443-7266, extension 3251.

Directions From I-71:

Heading South: Take I-71 south to the Broad St. exit and turn right (west). Continue approximately 1.4 miles and cross the Scioto River. Veterans Memorial will be on your right.

Heading North: Take I-71 north to I-70 west. Take the Broad St. exit and turn right (east). Continue approximately 2 miles and Veterans Memorial will be on your left.

Directions From I-70:

Heading West: Take I-70 west to I-71 north. Take the Broad St. exit and turn left (west). Continue approximately 1.4 miles and cross the Scioto River. Veterans Memorial will be on your right.

Heading East: Take I-70 east to the Broad St. exit and turn left (east). Continue approximately 2 miles and Veterans Memorial will be on your left.

Dear Wendy’s International, Inc. Shareholder:

You are invited to join our directors and management at the Annual Meeting of Shareholders of Wendy’s International, Inc. The meeting will be held at the Veterans Memorial, 300 West Broad Street, Columbus, Ohio 43215, on Thursday, April 22, 2004, beginning at 10 a.m., local time.

We will elect directors; ratify the selection of PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current year; approve the Company’s 2003 Stock Incentive Plan; and transact such other business as may properly come before the meeting. We will also give you an overview on our strategies with Wendy’s Old Fashioned Hamburgers, Tim Hortons and Baja Fresh Mexican Grill restaurants. We hope you will be able to join us.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form, and date, sign and return your proxy form in the enclosed envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of Wendy’s directors.

As an alternative, we are offering shareholders the opportunity to vote their shares electronically through the internet or by telephone. To vote by internet, log on to www.voteproxy.com and follow the on-screen instructions. To vote by telephone (touch-tone phone only), call 1-800-PROXIES and follow the recorded instructions. Please have the proxy card available when you vote by internet or telephone.

Sincerely,

Jack Schuessler

Chairman of the Board and

Chief Executive Officer

WENDY’S INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting

April 22, 2004

The undersigned hereby constitutes and appoints John T. Schuessler, Kerrii B. Anderson and Leon M. McCorkle, Jr., and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Wendy’s International, Inc. to be held at the Veterans Memorial, 300 West Broad Street, Columbus, Ohio 43215, on Thursday, April 22, 2004, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you either sign and return this card or vote electronically.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current year, and FOR the approval of the Company’s 2003 Stock Incentive Plan.

(If you have written in the space below, please mark the corresponding box on the reverse side of the card)

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF THE SHAREHOLDERS OF

WENDY’S INTERNATIONAL, INC.

Thursday, April 22, 2003

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER ACCOUNT NUMBER
– OR –
TELEPHONE – Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
– OR –
INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

¯  Please detach and mail in the envelope provided IF you are not voting via telephone or the internet.  ¯

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors					FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES	NOMINEES: O Janet Hill O Paul D. House O John R. Thompson O J. Randolph Lewis		2. Ratification of the seletion of PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current year.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. Approval of the Company’s 2003 Stock Incentive Plan.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)			4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here. ●

The Board of Directors recommends a vote FOR the nominees, FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the current year, and FOR the approval of the Company’s 2003 Stock Incentive Plan.

I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

				Please check here if you have written comments on the reverse side hereof.		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	Please check here if you wish to attend the meeting.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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